Filed pursuant to Rule 424(b)(5)
SEC File No. 333-228548

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	7,762,500(1)	$55.00	$426,937,500	$51,744.83(2)(3)

(1)	Includes 1,012,500 shares of common stock, par value $0.001 per share, issuable upon exercise of the underwriters’ option to purchase additional shares of common stock.
(2)	Calculated in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)

A registration fee in the amount of $100,035.01 was previously paid by SJW Group (the “Registrant”) in connection with the filing of a Registration Statement on Form S-4 (File No. 333-224440) (the “Form S-4”) with the Securities and Exchange Commission (the “SEC”) on April 25, 2018, as amended by Amendment No. 1 filed with the SEC on June 7, 2018 and as further amended by Amendment No. 2 filed with the SEC on June 25, 2018. The Registrant did not sell any securities pursuant to the Form S-4, and the Form S-4 was withdrawn by the Registrant on August 6, 2018. Pursuant to Rule 457(p) under the Securities Act, the filing fee of $100,035.01 that was previously paid by the Registrant in connection with the Form S-4 is being used to offset the filing fee of $51,744.83 that is required in connection with this offering of common stock.

Prospectus supplement

(To Prospectus dated November 26, 2018)

6,750,000 shares

Common stock

We are offering 6,750,000 shares of our common stock, par value $0.001 per share.

We intend to use the net proceeds from this offering, together with the Debt Financing (as defined herein), to finance our proposed acquisition of Connecticut Water Service, Inc., or the CTWS Acquisition, and to pay related fees and expenses. This offering is not conditioned on the consummation of the CTWS Acquisition. The CTWS Acquisition, if completed, will occur subsequent to the closing of this offering. If for any reason the CTWS Acquisition does not close, then we expect to use the net proceeds from this offering for general corporate purposes, which may include acquisitions, share repurchases or debt repayment, and we will not have any obligation to repurchase any or all of our shares of common stock sold in this offering. See “Summary—The CTWS Acquisition” and “Use of Proceeds.”

Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “SJW.” On November 28, 2018, the closing price for our common stock was $56.59 per share.

	Per share	Total
Public offering price	$55.00	$371,250,000
Underwriting discounts and commissions(1)	$1.925	$12,993,750
Proceeds, before expenses, to us	$53.075	$358,256,250

(1)	We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See “Underwriting.”

In addition, we have granted the underwriters an option to purchase an additional 1,012,500 shares of common stock from us. Any such additional shares will be purchased at the offering price less underwriting discounts and commissions within 30 days following the date of this prospectus.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-11 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of our common stock against payment on or about December 3, 2018.

Joint book-running managers

J.P. Morgan	Barclays
RBC Capital Markets	UBS Investment Bank

Co-managers

Janney Montgomery Scott	Macquarie Capital

Prospectus supplement dated November 28, 2018

Prospectus supplement

Prospectus

S-i

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any related free writing prospectus prepared by or on behalf of us. Neither we nor any of the underwriters has authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The information in this prospectus supplement, the accompanying prospectus or any free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the shares of common stock in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are each part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer,” as defined in Rule 405 of the Securities Act of 1933, as amended, or the Securities Act. Under the shelf registration process, we may from time to time offer and sell to the public any or all of the securities described in the registration statement in one or more offerings. This document is in two parts. The first part, which is this prospectus supplement, describes the specific terms of the securities that we are offering and other matters relating to us. The second part, which is the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to the securities offered by this prospectus supplement. Generally when we refer to the prospectus supplement, we are referring to both parts combined. This prospectus supplement may add to, update or change the information in the accompanying prospectus. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information contained in this prospectus supplement.

You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement and the accompanying prospectus are delivered or the shares offered hereby are sold on a later date. Information that we file with the SEC subsequent to the date on the cover of this prospectus supplement, and prior to the completion of this offering, will automatically update and supersede the information contained in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Unless the context otherwise requires (including on the cover page and in “Summary—The Offering”) or as otherwise stated in “Risk Factors,” the terms the “Company,” “we,” “us,” “our” or similar terms and “SJW” refer to SJW Group, together with its consolidated subsidiaries, without giving effect to the CTWS Acquisition, “CTWS” refers to Connecticut Water Service, Inc., together with its consolidated subsidiaries, without giving effect to the CTWS Acquisition, and “combined company” refers to us, after giving effect to the CTWS Acquisition.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and its rules and regulations. The Exchange Act requires us to file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. These materials may be obtained electronically by accessing the SEC’s website at http://www.sec.gov.

We make available, free of charge on our website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and amendments to these reports filed or furnished pursuant to Section 13(a), 14 or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file these documents with, or furnish them to, the SEC. These documents are posted on our website at www.sjwgroup.com. The information contained on, accessible from or hyperlinked to our website (other than the SEC filings expressly referred to below) is not incorporated by reference herein and does not form a part of this prospectus supplement or the accompanying prospectus.

Copies of any of the above-referenced documents will also be made available, free of charge, upon written request to: SJW Group, 110 West Taylor Street, San Jose, California 95110, Attention: General Counsel and Corporate Secretary.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate into this prospectus supplement information we file with the SEC in other documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information we later file with the SEC will, subject to the next sentence, automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act until all of the shares of common stock that are part of this offering have been sold or this offering has been terminated. The documents we have incorporated by reference are:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 27, 2018;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018, June 30, 2018 and September 30, 2018, filed with the SEC on May 8, 2018, July 27, 2018 and October 26, 2018;

•

Portions of the Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 6, 2018 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 27, 2018;

•

Current Reports on Form 8-K filed with the SEC on January 4, 2018, March 15, 2018 (Item 1.01 and Exhibits 10.1, 10.2 and 10.3 referenced in Item 9.01 therein only), March 22, 2018, April 26, 2018 (Item 5.07 only), May 31, 2018 (other than Item 7.01), August 6, 2018 (Item 1.01 and Exhibit 2.1 referenced in Item 9.01 therein only) and November 26, 2018; and

•

the description of our common stock contained in our Registration Statement on Form 8-A/A, filed with the SEC on November 15, 2016, and any amendment or report filed for the purpose of updating such description.

Notwithstanding the above, information that is “furnished” to the SEC (including information furnished under Item 2.02 or 7.01 of Form 8-K and corresponding information furnished under Item 9.01 or included as an exhibit) shall not be incorporated by reference or deemed to be incorporated by reference into this prospectus supplement or the related registration statement.

S-iii

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference into this prospectus supplement, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests may be made by sending a written request to SJW Group, 110 West Taylor Street, San Jose, California 95110, Attention: General Counsel and Corporate Secretary.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, any related free writing prospectus and the information included or incorporated by reference herein and therein, contain forward-looking statements within the meaning of the federal securities laws relating to future events and future results of SJW that are based on current expectations, estimates, forecasts and projections about SJW, CTWS, the CTWS Acquisition and the Debt Financing (including the expected benefits from the CTWS Acquisition and the cost and amount of, and our expectations with respect to, the Debt Financing), the industries in which we operate and the beliefs and assumptions of our management. Such forward-looking statements are identified by words including “expect,” “estimate,” “anticipate,” “intends,” “seeks,” “plans,” “projects,” “may,” “should,” “will” and variations of such words, and similar expressions. These forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Important factors that could cause or contribute to such differences include, but are not limited to:

•	the risk that the conditions to the closing of the CTWS Acquisition are not satisfied;

•	the risk that the regulatory approvals required for the CTWS Acquisition are not obtained at all, or if obtained, on the terms expected or on the anticipated schedule;

•

the risk that the CPUC’s (as defined herein) investigation may cause delays in or otherwise adversely affect the CTWS Acquisition and that we may be required to consummate the CTWS Acquisition prior to the CPUC’s issuance of an order with respect to its investigation;

•	the effect of water, utility, environmental and other governmental policies and regulations;

•	litigation relating to the CTWS Acquisition;

•

the ability of each party to meet expectations regarding timing, completion and accounting and tax treatments of the CTWS Acquisition and our ability to achieve the expected benefits from the CTWS Acquisition;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement (as defined herein);

•	changes in demand for water and other products and services;

•	unanticipated weather conditions;

•

catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, terrorist acts, physical attacks, cyber-attacks, or other similar occurrences that could adversely affect the facilities, operations, financial condition, results of operations and reputation of CTWS or SJW;

•	risks that the CTWS Acquisition disrupts the current plans and operations of CTWS or SJW;

•	potential difficulties by CTWS or SJW in employee retention as a result of the CTWS Acquisition;

•	unexpected costs, charges or expenses resulting from the CTWS Acquisition;

•

the effect of the announcement or pendency of the CTWS Acquisition on business relationships, operating results, and business generally, including, without limitation, competitive responses to the CTWS Acquisition;

S-iv

•	risks related to diverting management’s attention from ongoing business operations of CTWS or SJW;

•	the effect of the Debt Financing and the terms thereof, including on operations, financial condition, credit ratings, rating agency outlooks and expenses;

•	legislative and economic developments;

•	adjustment in accounting principles relating to regulated operations;

•	impact on water supply due to contamination or other decline in source water quality or access rights for water;

•	costs associated with implementing security procedures;

•	changes in the conditions of our water distribution network; and

•	ability to secure funding for operations.

Additional information concerning these and other risk factors is also contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018, June 30, 2018 and September 30, 2018, respectively, which are incorporated by reference herein, as updated by other reports and documents we file with the SEC. We do not undertake any obligation to update or revise the information contained in this prospectus supplement or the accompanying prospectus, any related free writing prospectus or the information included or incorporated by reference herein and therein, including the forward-looking statements, to reflect any event or circumstance that may arise after the date of this prospectus supplement.

S-v

SUMMARY

This summary highlights information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. Before making an investment decision, you should read this entire prospectus supplement and the accompanying prospectus and the information included or incorporated by reference, including the section entitled “Risk Factors” in this prospectus supplement and such risk factors as may be updated from time to time in our public filings.

SJW Group

SJW is a holding company that conducts its business in the United States through three wholly owned subsidiaries, namely, San Jose Water Company, SJWTX, Inc. (which does business as Canyon Lake Water Service Company, or CLWSC) and SJW Land Company. San Jose Water Company and CLWSC are public utilities regulated by the California Public Utilities Commission, or the CPUC, and Public Utilities Commission of Texas, respectively, and operate within a service area approved by the regulators.

The principal business of San Jose Water Company and CLWSC, or together referred to as Water Utility Services, consists of the production, purchase, storage, purification, distribution, wholesale and retail sale of water. San Jose Water Company is a public utility that provides water service to approximately 231,000 connections serving a population of approximately one million people in an area comprising approximately 138 square miles in the metropolitan San Jose, California area. SJWTX, Inc. is another public utility that provides water service to approximately 15,800 connections serving approximately 48,000 people in an area comprising more than 246 square miles in western Comal County and southern Blanco County in the growing region between San Antonio and Austin, Texas. In addition, SJWTX, Inc. has a 25% interest in Acequia Water Supply Corporation, which has been consolidated with SJWTX, Inc. in our consolidated financial statements. San Jose Water Company also provides non-tariffed services under agreements with municipalities and other utilities. These non-tariffed services include water system operations, maintenance agreements and antenna site leases.

SJW Land Company owns an undeveloped real estate property, commercial and warehouse properties in Tennessee. SJW Land Company also has a 70% limited partnership interest in 444 West Santa Clara Street, L.P., which sold all of its interests in the commercial building and land the partnership owned and operated on April 6, 2017. See “Business of SJW.”

The principal executive offices of SJW are located at 110 West Taylor Street, San Jose, California 95110. Its telephone number is (408) 279-7800, and its Internet address is www.sjwgroup.com. The information on, accessible from or hyperlinked to, our website (other than the SEC filings expressly incorporated herein under “Where You Can Find More Information”) is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

CTWS

CTWS was incorporated in 1974, and The Connecticut Water Company, or Connecticut Water, its largest subsidiary, was organized in 1956. CTWS is a non-operating holding company whose income is derived from the earnings of its six wholly-owned subsidiary companies. In 2017, approximately 95% of CTWS’s net income was attributable to water operations carried out within its four regulated water companies, Connecticut Water, The Heritage Village Water Company, or HVWC, The Avon Water Company, or Avon Water, and The Maine Water Company, or Maine Water, collectively referred to as the Regulated Companies. Connecticut Water, HVWC and Avon Water are regulated by the Connecticut Public Utilities Regulatory Authority, or PURA, and Maine Water

is regulated by the Maine Public Utilities Commission, or the MPUC. As of December 31, 2017, the Regulated Companies supplied water to 135,645 connections, representing a population of approximately 450,000, in 80 municipalities throughout Connecticut and Maine and more than 3,000 wastewater connections, representing a population of approximately 10,000, in Southbury, Connecticut. The Regulated Companies are subject to state regulation regarding financial issues, rates and operating issues, and are subject to regulation by various other state and federal regulatory agencies concerning water quality and environmental standards.

In addition to its regulated companies, CTWS owns two active unregulated companies, Chester Realty, Inc., a real estate company in Connecticut, and New England Water Utility Services, Inc., which provides contract water and sewer operations and other water related services. In 2017, these unregulated companies, together with real estate transactions within Connecticut Water, contributed approximately 5% of CTWS’s net income through real estate transactions as well as services and rentals. See “Business of CTWS.”

The principal executive offices of CTWS are located at 93 West Main Street, Clinton, Connecticut 06413. Its telephone number is (860) 669-8636, and its Internet address is www.ctwater.com. The information on, accessible from or hyperlinked to, CTWS’s website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

CTWS Acquisition

On August 5, 2018, we and CTWS, entered into a Second Amended and Restated Agreement and Plan of Merger, or the Merger Agreement, on the terms and subject to the conditions of which we have agreed to acquire CTWS. Under the terms of the Merger Agreement, each share of common stock of CTWS will be automatically converted into the right to receive an amount in cash equal to $70.00 per share.

Consummation of the CTWS Acquisition is subject to customary conditions, including receipt of certain governmental approvals, including the approval of the MPUC and PURA. The CPUC has instituted an investigation into whether the CTWS Acquisition is subject to its approval and anticipated impacts in California. Completion of the CPUC’s investigation is not a condition to the consummation of the CTWS Acquisition. We currently expect to receive approval of the MPUC in January 2019 and approval of PURA in December 2018, and we currently expect the CPUC to complete its inquiry in the first quarter of 2019. We may not receive the requisite approvals from the MPUC or PURA, or the CPUC may not complete its investigation, by the dates indicated or at all, or their determinations may be subject to terms and conditions which impose costs on us, which costs may be material and may negate some or all of the benefits that we expect as a result of the CTWS Acquisition.

The Merger Agreement contains certain termination rights for us and CTWS, including if the Merger is not consummated on or before May 5, 2019, subject to two automatic three-month extensions up to November 5, 2019 if needed to satisfy the governmental approvals condition. Upon termination of the Merger Agreement under specified circumstances, CTWS will be required to pay us a cash termination fee of $28.1 million or we will be required to pay CTWS a cash termination fee of $42.5 million. Upon termination of the Merger Agreement due to failure of certain closing conditions as a result of actions by the CPUC, we will be required to reimburse CTWS for all of its documented out-of-pocket fees and expenses incurred in connection with the Merger Agreement up to a maximum of $5.0 million, and, if, under certain circumstances, within 15 months of such termination we enter into a definitive contract to consummate an alternative proposal or an alternative proposal is consummated, we will pay CTWS the $42.5 million termination fee (against which the expense reimbursement amount actually paid by us to CTWS will be credited). We currently expect the CTWS Acquisition to close during the first quarter of 2019, assuming receipt of required governmental approvals.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 to our Current Report on Form 8-K filed August 6, 2018 and incorporated herein by reference. Certain financial information of CTWS has been filed as Exhibit 99.2 to our Current Report on Form 8-K filed November 26, 2018 and incorporated herein by reference.

We may be unable to consummate the CTWS Acquisition on a timely basis or at all. See “Risk Factors—Risks Related to the CTWS Acquisition.” This offering is not conditioned on the consummation of the CTWS Acquisition.

Anticipated Benefits of the CTWS Acquisition

We believe the CTWS Acquisition is a strategically compelling transaction that will bring together two high-quality regulated water utility companies in economically vibrant regions. The combined company is expected to be the second largest investor-owned pure play water and wastewater utility in the United States, based on both estimated enterprise values and estimated rate bases. Both the Company and CTWS have demonstrated shareholder returns with a history of sustainable growth in dividends and earnings. We believe the CTWS Acquisition will improve the Company’s cash flow stability and support the Company’s objective of maintaining its commitment to a strong investment grade credit rating. The CTWS Acquisition is expected to be accretive to earnings per share.

We expect the CTWS Acquisition to increase the scale, geographic diversity, rate base and financial foundation of the Company to create an enhanced platform for long-term growth. The combined company will be well-positioned for growth in the “infrastructure replacement era” with a footprint in four states that have constructive regulatory environments supporting infrastructure investments. We currently estimate that the combined company will have capital expenditures of approximately $200 million to $223 million over each of the next three years.

Although we expect that the CTWS Acquisition will result in benefits to the Company, we may be unable to consummate the CTWS Acquisition on a timely basis or at all, and if the CTWS Acquisition is consummated, we may not realize the anticipated benefits because of integration difficulties and other challenges. See “Risk Factors—Risks Related to the CTWS Acquisition,” “Risk Factors—Risks Relating to the Combined Company After Completion of the CTWS Acquisition” and “Cautionary Note Concerning Forward-Looking Statements.”

Financing of the CTWS Acquisition

In addition to this offering, we expect to finance the remaining portion of the purchase price of the CTWS Acquisition with net proceeds from up to $490.6 million of additional debt, which may include borrowings under a $975.0 million committed bridge facility, or the Bridge Facility, or other debt financing. We refer to any debt financing that we expect to incur to fund all or any portion of the CTWS Acquisition, and to pay related fees and expenses, as the Debt Financing. If and to the extent that this offering is not completed or is completed for less proceeds than anticipated, we would fund any shortfall with additional Debt Financing, which may include borrowings under the Bridge Facility.

This offering is not conditioned on the closing of any Debt Financing, and neither this offering nor any Debt Financing (other than the Bridge Facility) is conditioned on the consummation of the CTWS Acquisition. We may not complete the CTWS Acquisition or any Debt Financing on the terms contemplated by this prospectus supplement or at all. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities that may be offered in the Debt Financing.

THE OFFERING

The summary below contains basic information about this offering. It does not contain all of the information you should consider in making your investment decision. You should read this entire prospectus supplement and the accompanying prospectus and the information included or incorporated by reference herein and therein before making an investment decision. As used in this section, except where otherwise indicated, the terms “us,” “we” and “our” refer to SJW Group and not to any of its subsidiaries.

Issuer	SJW Group, a Delaware corporation.

Securities offered	6,750,000 shares.

Approximate number of shares to be outstanding after this offering	27,381,171 shares.

Underwriters’ option	We have granted the underwriters a 30-day option to purchase up to 1,012,500 additional shares of our common stock (representing 15% of the shares being offered) at the public offering price, less the underwriting discounts and commissions.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $356.7 million (or approximately $410.5 million if the underwriters exercise their option to purchase additional shares in full), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering, together with the net proceeds of the Debt Financing, to finance the CTWS Acquisition and to pay related fees and expenses. Pending such use, we may invest the net proceeds temporarily in investment-grade securities, money-market funds, bank deposit accounts or similar short-term investments. This offering is not conditioned on the consummation of the CTWS Acquisition, and the CTWS Acquisition may not be consummated on the terms described herein or at all. If for any reason the CTWS Acquisition does not close, then we expect to use the net proceeds from this offering for general corporate purposes, which may include acquisitions, share repurchases or debt repayment, and we will not have any obligation to repurchase any or all of our shares of common stock sold in this offering. See “Use of Proceeds.”

New York Stock Exchange symbol for our common stock	“SJW.”

Transfer agent and registrar for our common stock	American Stock Transfer & Trust Company.

The approximate number of shares of common stock to be outstanding immediately after this offering is based on (i) 20,631,171 shares of our common stock outstanding as of September 30, 2018, plus (ii) the 6,750,000 shares that we are offering pursuant to this prospectus supplement, but excluding:

•

1,012,500 shares of our common stock (representing 15% of the shares of common stock being offered) issuable on the exercise of the underwriters’ option to purchase additional shares of our common stock in this offering;

•	282,818 shares of our common stock reserved for issuance under our 2014 Employee Stock Purchase Plan as of September 30, 2018; and

•

881,914 shares of our common stock available under our Long-Term Incentive Plan and an additional 143,581 shares of our common stock issuable under outstanding restricted stock units and deferred restricted stock units as of September 30, 2018.

Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares of our common stock in this offering.

Risk factors

See “Risk Factors” beginning on page S-11 to read about factors you should consider before buying shares of our common stock.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF SJW

The following summary historical consolidated financial information for the years ended December 31, 2017, 2016 and 2015 and as of December 31, 2017 and 2016 has been derived from our audited consolidated financial statements for such years and as of such dates, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. The following summary historical consolidated financial information for the nine months ended September 30, 2018 and 2017 and as of September 30, 2018 has been derived from our unaudited condensed consolidated financial statements for such periods and as of such date, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. Our unaudited condensed consolidated financial statements were prepared on the same basis as our audited financial statements, and, in the opinion of our management, include all adjustments, consisting only of normal, recurring adjustments necessary for a fair presentation of the information set forth herein. Our operating results for the nine months ended September 30, 2018 are not necessarily indicative of the results to be expected for any full year period.

This information is only a summary and should be read in conjunction with the consolidated financial statements and the related notes, which appear in our Annual Report on Form 10-K for the year ended December 31, 2017 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, which have been incorporated herein by reference. See “Where You Can Find More Information” in this prospectus supplement.

	Year Ended December 31,			Nine Months Ended September 30,
(in thousands, except per share data)	2017	2016	2015	2018	2017
Consolidated Results of Operations:
Operating revenue	$389,225	$339,706	$305,082	$298,981	$295,696
Operating expense
Purchased water	86,456	72,971	61,089	72,673	66,938
Power	7,295	6,102	6,121	4,774	5,491
Groundwater extraction charges	47,817	32,088	31,240	34,341	34,098
Other production expenses	15,203	13,167	12,178	13,674	12,067
Administrative and general	55,011	48,038	47,131	36,278	34,909
Maintenance	17,430	17,476	14,956	14,036	12,991
Property taxes and other non-income taxes	13,642	12,123	11,667	11,332	10,260
Depreciation and amortization	48,292	44,625	40,740	40,921	36,217
Merger related expenses	—	—	—	14,994	—

Total operating expense	291,146	246,590	225,122	243,023	212,971

Operating income	98,079	93,116	79,960	55,958	82,725
Interest expense, other income and expense	(1,586)	(6,735)	(18,806)	(18,423)	(11,875)

Income before income taxes	96,493	86,381	61,154	37,535	70,850
Provision for income taxes	35,393	33,542	23,272	7,591	27,055

Net income before noncontrolling interest	61,100	52,839	37,882	29,944	43,795
Less net income attributable to the noncontrolling interest	1,896	—	—	—	1,896

Net income	$59,204	$52,839	$37,882	$29,944	$41,899

Consolidated per share data:
Earnings per share – basic	2.89	2.59	1.86	1.45	2.04
Earnings per share – diluted	2.86	2.57	1.85	1.45	2.03
Dividends paid	1.04	0.81	0.78	0.84	0.65

	As of December 31,		As of September 30,
(in thousands)	2017	2016	2018
Consolidated Balance Sheet:
Utility plant and intangible assets	$1,792,323	$1,666,381	$1,897,177
Less accumulated depreciation and amortization	553,059	520,018	593,916

Net utility plant	1,239,264	1,146,363	1,303,261

Net real estate investment	45,081	50,459	44,307
Total assets	1,458,001	1,443,376	1,536,868
Capitalization:
Stockholders’ equity	463,209	421,646	474,957
Long-term debt, less current portion	431,092	433,335	431,341

Total capitalization	$894,301	$854,981	$906,298

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF CTWS

The following summary historical consolidated financial information for the years ended December 31, 2017, 2016 and 2015 and as of December 31, 2017 and 2016 has been derived from CTWS’s audited consolidated financial statements for such years and as of such dates, which are included in a Current Report on Form 8-K of SJW that is incorporated by reference into this prospectus supplement and the accompanying prospectus. The following summary historical consolidated financial information for the nine months ended September 30, 2018 and 2017 and as of September 30, 2018 has been derived from CTWS’s unaudited condensed consolidated financial statements for such periods and as of such date, which are included in a Current Report on Form 8-K of SJW that is incorporated by reference into this prospectus supplement and the accompanying prospectus. CTWS’s unaudited condensed consolidated financial statements were prepared on the same basis as its audited financial statements, and, in the opinion of CTWS’s management, include all adjustments, consisting only of normal, recurring adjustments necessary for a fair presentation of the information set forth herein. CTWS’s operating results for the nine months ended September 30, 2018 are not necessarily indicative of the results to be expected for any full year period.

This information is only a summary and should be read in conjunction with CTWS’s historical consolidated financial statements and the notes thereto incorporated by reference into this prospectus supplement. See “Where You Can Find More Information” in this prospectus supplement.

	Year Ended December 31,			Nine Months Ended September 30,
(in thousands, except per share data)	2017	2016	2015	2018	2017
Consolidated Results of Operations:
Operating revenues	$107,054	$98,667	$96,041	$91,026	$82,162
Operating expenses	73,649	70,462	69,399	59,805	53,615
Other utility income, net of taxes	824	744	797	715	619
Total utility operating income	34,229	28,949	27,439	31,936	29,166
Interest and debt expense	8,841	6,916	6,737	8,111	6,277
Net income	25,054	23,387	22,761	17,165	23,202
Basic earnings per common share from continuing operations	2.17	2.12	2.07	1.44	2.03
Declared common dividends per share	1.175	1.115	1.05	0.9225	0.8775

	As of December 31,		As of September 30,
(in thousands)	2017	2016	2018
Consolidated Balance Sheet:
Common stockholders’ equity	$293,630	$236,028	$298,200
Long-term debt (consolidated, excluding current maturities)	253,367	197,047	250,877
Preferred stock	772	772	—

Total capitalization	547,769	433,847	549,077
Net utility plant	697,723	601,396	721,488
Total assets	898,783	784,502	944,041

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The Unaudited Pro Forma Condensed Combined Balance Sheet, or the Pro Forma Balance Sheet, as of September 30, 2018 gives effect to the CTWS Acquisition and related financing as if they had been completed on September 30, 2018. The Unaudited Pro Forma Condensed Combined Statements of Operations, or the Pro Forma Statements of Operations, for the nine months ended September 30, 2018 and the year ended December 31, 2017 give effect to the CTWS Acquisition and related financing as if they had been completed on January 1, 2017.

The Unaudited Pro Forma Condensed Combined Financial Statements, or the Pro Forma Financial Statements, have been derived primarily from the September 30, 2018 unaudited condensed consolidated financial statements of SJW included in SJW’s Quarterly Report on Form 10-Q for the fiscal quarter then ended, the unaudited condensed consolidated financial statements of CTWS as of September 30, 2018 and for the nine months then ended included in Exhibit 99.1 to the Current Report on Form 8-K of SJW filed on November 26, 2018, or the November 26 Form 8-K, the audited consolidated financial statements of SJW for the year ended December 31, 2017 included in SJW’s Annual Report on Form 10-K for the fiscal year then ended and the audited consolidated financial statements of CTWS for the year ended December 31, 2017 included in Exhibit 99.2 to the November 26 Form 8-K, each of which is incorporated herein by reference. Assumptions and estimates underlying the pro forma adjustments are described in the Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which should be read in conjunction with the Pro Forma Financial Statements. Since the Pro Forma Financial Statements have been prepared based upon preliminary estimates, the final amounts recorded at the date of the CTWS Acquisition may differ materially from the information presented herein. These preliminary estimates are subject to change pending further review of the assets acquired and the liabilities assumed.

The CTWS Acquisition is reflected in the Pro Forma Financial Statements as an acquisition of CTWS by SJW, based on the guidance provided by United States Generally Accepted Accounting Principles, or GAAP, for business combinations. In accordance with such accounting guidance, the total estimated purchase price is calculated as described in Note 3 to the Pro Forma Financial Statements, and the CTWS assets acquired and the liabilities assumed have been measured at estimated fair value. For purpose of measuring the estimated fair value of assets acquired and liabilities assumed, SJW has applied the accounting guidance for fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The fair value measurements utilize estimates based on key assumptions of the transaction, including historical and current market data. The pro forma adjustments included herein are preliminary and will be revised when SJW has completed detailed fair value valuations and additional analyses and the final purchase price allocation is determined. As such, the final purchase price allocation may differ materially from the preliminary purchase price allocation presented herein.

Transaction costs recorded by SJW and CTWS in each of the respective companies’ September 30, 2018 unaudited condensed consolidated financial statements have been excluded from the Pro Forma Statement of Operations for the nine months ended September 30, 2018 as they reflect non-recurring charges directly related to the transaction. In addition, transaction costs estimated by SJW and CTWS for the year ended December 31, 2017 have been excluded from the Pro Forma Statement of Operations for the year ended December 31, 2017 because they also reflect non-recurring charges directly related to the transaction. However, the transaction costs recorded in the SJW and CTWS unaudited condensed consolidated financial statements as of September 30, 2018 and the estimated remaining transaction costs are reflected in the Pro Forma Balance Sheet as an increase to liabilities and deferred tax assets and a decrease to retained earnings as of September 30, 2018.

The Pro Forma Financial Statements do not reflect any cost savings (or associated costs to achieve such savings) from operating efficiencies, synergies, or other restructuring costs or restructuring related cost savings that could result from the CTWS Acquisition. Further, the Pro Forma Financial Statements do not reflect the effect of any regulatory actions that may impact the Pro Forma Financial Statements once the CTWS Acquisition is completed.

The SJW historical consolidated 2017 financial statements include the sale of its Texas Water Alliance Limited, or TWA, subsidiary. SJW recognized a pre-tax gain on the sale of TWA of $12.5 million. The TWA sale was not considered to be an unusual event, as defined in Article 11-02(c)(4) of Regulation S-X, and as a result, no separate pro forma condensed statement of operations is presented for this transaction.

CTWS’s regulated operations are comprised of water and waste water service activities. The operations are subject to the rate-setting authority of PURA in Connecticut and the MPUC in Maine and are accounted for pursuant to GAAP, including the GAAP accounting guidance for regulated operations. The rate-setting and cost recovery provisions currently in place for CTWS’s regulated operations provide revenues derived from costs, including a return on investments of assets included in rate base. The fair values of CTWS’s tangible and intangible assets that are subject to these rate-setting provisions will be determined when detailed asset information can be obtained and a fair value analysis can be performed. The amounts presented in the Pro Forma Financial Statements for CTWS’s regulated utility plant tangible and intangible assets are presented at carrying value. Fair value amounts may differ materially from the carrying value of the CTWS assets presented herein once the fair value analysis is completed.

This information is only a summary and should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Information” in this prospectus supplement and the audited consolidated financial statements of SJW and CTWS for the year ended December 31, 2017 and the unaudited condensed consolidated financial statements of SJW and CTWS as of and for the nine months ended September 30, 2018 incorporated by reference into this prospectus supplement.

(in thousand, except per share data)	Year Ended December 31, 2017	Nine Months Ended September 30, 2018
Consolidated Results of Operations:
Operating revenues	$496,279	$390,007
Total operating expenses	$368,867	$289,939
Operating income	$127,412	$100,068
Interest expense, other income and expense	$28,974	$40,692
Net income	$70,525	$50,947

Consolidated Per Share Data:
Earnings per share-Basic	$2.59	$1.86
Earnings per share-diluted	$2.57	$1.85
Dividends paid (year-to date)	$1.04	$0.84

(in thousands)	As of September 30, 2018
Consolidated Balance Sheet:
Utility plant and intangible assets	$2,873,992
Less accumulated depreciation and amortization	$847,404
Net utility plant	$2,026,588
Net real estate investments	$44,890
Total assets	$3,040,021

Capitalization:
Total stockholder’s equity	$816,198
Long-term debt (consolidated, excluding current maturities)	$1,168,723
Total capitalization	$1,984,921

RISK FACTORS

An investment in our common stock involves a number of risks. You should read this entire prospectus supplement and the accompanying prospectus and the information included or incorporated by reference herein and therein before making an investment decision. In particular, we urge you to consider carefully the factors set forth below and such risk factors as may be updated from time to time in our public filings. Any of these risks could materially and adversely affect our business, financial condition, results of operations and prospects and the actual outcome of matters as to which forward-looking statements are made in this prospectus supplement and the accompanying prospectus. As a result, the trading price of our common stock could decline, and you could lose some or all of your investment. While we believe we have identified and discussed below, in the accompanying prospectus and in the documents incorporated by reference herein and therein the material risks affecting our business, there may be additional risks and uncertainties that we do not presently know or that we do not currently believe to be material that may adversely affect our business, financial condition, results of operations and prospects in the future.

As used in this “Risk Factors” section under “—Risks Related to Our Business”: (1) “we,” “us,” “our” or similar terms refer to SJW Group, together with its consolidated subsidiaries, including, if the CTWS Acquisition is consummated and following such consummation, Connecticut Water Service, Inc., together with its combined subsidiaries; and (ii) “Water Utility Services” refers to San Jose Water Company and CLWSC and, if the CTWS Acquisition is consummated and following such consummation, Connecticut Water, HVWC, Avon Water and Maine Water.

Risks Related to the CTWS Acquisition

This offering is not conditioned on the consummation of the CTWS Acquisition.

This offering is not conditioned on the consummation of the CTWS Acquisition. Accordingly, by purchasing our common stock, you are investing in SJW on a stand-alone basis, without the business of CTWS, in the event that we do not consummate the CTWS Acquisition. Although certain information included in this prospectus supplement generally assumes consummation of the CTWS Acquisition, the CTWS Acquisition may not be consummated on the terms described herein or at all. The consummation of the CTWS Acquisition is subject to conditions, which may or may not be satisfied. If for any reason the CTWS Acquisition does not close, then we expect to use the net proceeds from this offering for general corporate purposes, which may include acquisitions, share repurchases or debt repayment, and we will have no obligation to repurchase any of our shares of common stock sold in this offering. See “Use of Proceeds.”

The CTWS Acquisition is subject to the receipt of approvals from regulatory authorities that may impose conditions that could have an adverse effect on us or, if not obtained, could prevent completion of the CTWS Acquisition.

Completion of the CTWS Acquisition is contingent upon, among other things, the receipt of all required regulatory approvals, including the approvals of PURA and the MPUC.

The terms and conditions of such approvals may impose requirements, limitations or costs, or place restrictions on the conduct of the combined company’s business. The Merger Agreement may require us and/or CTWS to comply with conditions imposed by regulatory entities and, in certain circumstances, either company may refuse to close the CTWS Acquisition on the basis of regulatory conditions imposed. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions or that such conditions, terms, obligations or restrictions will not have the effect of delaying completion of the CTWS Acquisition or imposing additional material costs on or materially limiting the revenues of the combined company following the CTWS Acquisition. Additionally, neither we nor CTWS can provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the CTWS Acquisition, or the consummation of the CTWS Acquisition on terms different than those contemplated by the Merger Agreement.

The CPUC has initiated an investigation into the CTWS Acquisition, which may cause delays in or otherwise adversely affect the CTWS Acquisition, and we may be required to consummate the CTWS Acquisition prior to the CPUC’s issuance of an order with respect to its investigation.

The CPUC at its July 12, 2018 meeting approved an Order Instituting Investigation into the CTWS Acquisition. The order includes investigating the CPUC’s authority over the CTWS Acquisition, whether the CTWS Acquisition is in the public interest; whether the CTWS Acquisition would preserve the CPUC’s jurisdiction over San Jose Water Company and the CPUC’s capacity to effectively regulate utility operations in the State of California; the effect of the CTWS Acquisition on our and CTWS’s employees, shareholders, subscribers, communities in which they operate and the State of California; whether the benefits likely exceed any detrimental effects of the CTWS Acquisition; and whether the CPUC should consider conditions or mitigation measures to prevent any adverse consequences which may result from the CTWS Acquisition, and if so, what should be those conditions or measures. The order stated that the CPUC planned to substantially complete the inquiry in a manner sufficiently timely to allow the CTWS Acquisition to go forward by the end of 2018, if appropriate. However, as a result of unexpected delays in the CPUC’s scheduling of a planned public participation hearing, the CPUC is unlikely to complete its investigation prior to the first quarter of 2019.

We are unable to predict what action, if any, the CPUC will take with respect to the CTWS Acquisition upon the conclusion of the proceeding initiated by the Order Instituting Investigation and, therefore, no assurance can be given that such action will not delay or prevent completion of the CTWS Acquisition or impose costs on us, which costs may be material and may negate some or all of the benefits that we expect as a result of the CTWS Acquisition. If we or CTWS terminate the Merger Agreement on the grounds that a legal restraint prevents completion of the CTWS Acquisition, and such restraint arises from, is issued by or is in connection with the CPUC, or the CPUC has imposed terms or conditions in connection with the CTWS Acquisition that would reasonably be expected to have a material adverse effect on the combined company, then we will be required to reimburse CTWS’s expenses up to $5 million.

Completion of the CPUC’s investigation is not a condition to the consummation of the CTWS Acquisition. Accordingly, we may be required to consummate the CTWS Acquisition prior to the CPUC’s issuance of an order with respect to its investigation. In such a circumstance, we may nevertheless be subject to any terms and conditions imposed on us by such an order and to any additional costs associated therewith. Such costs may be material and may negate some or all of the benefits that we expect as a result of the CTWS Acquisition.

We have contractual obligations under the Merger Agreement even if we are unable to secure financing for the CTWS Acquisition.

We intend to finance the CTWS Acquisition with net proceeds from this offering and the Debt Financing, and there is no guarantee that we will be able to secure such financing to complete the CTWS Acquisition. In addition, we have received a financing commitment letter from lenders to fund the Bridge Facility in the event that we are unable to complete this offering or secure other Debt Financing for the CTWS Acquisition at or prior to the time the CTWS Acquisition is completed. Such commitment includes customary conditions to funding.

In the event that the Bridge Facility is not available, the Merger Agreement requires that we obtain substitute financing, which may not be available on acceptable terms, in a timely manner or at all. If we are not able to obtain substitute financing to consummate the CTWS Acquisition, we could be in breach of the Merger Agreement and may be required to pay significant damages to CTWS or be compelled to specifically perform our obligations to consummate the CTWS Acquisition, which would have an adverse effect on our business, financial condition, results of operations and prospects.

We will take on substantial additional indebtedness to finance the CTWS Acquisition, which will decrease our business flexibility and increase our borrowing costs.

In addition to this offering, we expect to finance the remaining portion of the purchase price of the CTWS Acquisition with net proceeds from up to $490.6 million of Debt Financing, which may include borrowings under a $975.0 million Bridge Facility. If and to the extent that this offering is not completed or is completed for less proceeds than anticipated, we would fund any shortfall with additional Debt Financing, which may include borrowings under the Bridge Facility. As a result of the Debt Financing, we will increase our indebtedness substantially as compared to our indebtedness prior to the CTWS Acquisition (up to the difference between $975.0 million and the net proceeds received in this offering), and will have indebtedness that will be substantially greater than our indebtedness prior to the CTWS Acquisition. Any financial covenants we agree to in connection with such indebtedness and our increased indebtedness and higher debt-to-equity ratio in comparison to that of our recent historical basis will have the effect, among other things, of reducing our flexibility to respond to changing business and economic conditions and increasing borrowing costs. In addition, the actual terms and conditions of such indebtedness may not be favorable to us, and as such, could further increase the cost of the CTWS Acquisition, as well as the overall burden of such indebtedness upon us and our business flexibility. Unfavorable terms in the Debt Financing may also adversely affect our business, financial condition, results of operations and prospects.

We anticipate that the CTWS Acquisition and the related Debt Financing may have an impact on our issuer and issue ratings, potentially in advance of consummation of the CTWS Acquisition. For example, it is possible that the issuer and issue ratings of certain of our subsidiaries, and certain of those entities to be acquired in the CTWS Acquisition, could be lowered. SJW has publicly announced an intention to achieve at least an A- issuer credit rating for the currently unrated SJW Group. We also anticipate that the Debt Financing may have an initial rating which may be equal to or lower than the potential new SJW Group issuer rating given the structural subordination of newly incurred unsecured debt in the Debt Financing. We cannot provide any assurances regarding potential rating agency actions, any changes in outlook from the rating agencies, the timing of any such actions or the level of any initial ratings or any downgrade.

Any delay in completing the CTWS Acquisition may reduce or eliminate the benefits to be achieved thereunder.

In addition to the required regulatory clearances, the CTWS Acquisition is subject to a number of other conditions beyond our control that may prevent, delay or otherwise materially adversely affect its completion. We cannot predict whether and when these other conditions will be satisfied. Furthermore, the requirements for obtaining the required clearances and approvals could delay the completion of the CTWS Acquisition for a significant period of time or prevent it from occurring. Any delay in completing the CTWS Acquisition could cause the combined company to not realize, or to be delayed in realizing, some or all of the benefits expected to result from elimination of duplicative public company and other related costs that we expect to achieve if the CTWS Acquisition is successfully completed within its expected time frame.

Failure to complete the CTWS Acquisition as currently contemplated or at all could negatively impact our stock price, business operations and financial results.

Completion of the CTWS Acquisition is not assured and is subject to risks, including the risks that approval by governmental entities will not be obtained or that certain other closing conditions will not be satisfied. If the CTWS Acquisition is not completed, or is completed on different terms than as contemplated by the Merger Agreement, our ongoing businesses and financial results may be adversely affected and we will be subject to several risks, including the following:

•

having to pay certain significant costs relating to the CTWS Acquisition without receiving the benefits of the CTWS Acquisition, including, in certain circumstances, payment of a termination fee and an expense reimbursement;

•	the potential loss of key personnel during the pendency of the CTWS Acquisition as employees may experience uncertainty about their future roles with the combined company;

•	reputational harm due to the adverse public perception of any failure to successfully complete the CTWS Acquisition;

•

having been subject to certain restrictions on the conduct of our businesses, in the case of SJW, which may have prevented us from soliciting or making certain dispositions while the CTWS Acquisition was pending; and

•	our management having focused on the CTWS Acquisition instead of on conducting its day-to-day business and operational matters and pursuing other opportunities that could have been beneficial to us.

Any delay in the completion of the CTWS Acquisition, any uncertainty about the completion of the CTWS Acquisition on terms other than those contemplated by the Merger Agreement and any failure to complete the CTWS Acquisition could adversely affect our business, financial results and stock price.

The Merger Agreement with CTWS may be terminated in certain circumstances, which would result in the benefits of the CTWS Acquisition not being realized.

Either we or CTWS may terminate the Merger Agreement under certain circumstances, including, if the CTWS Acquisition has not been consummated by May 5, 2019 (unless such date is extended automatically to August 5, 2019 pursuant to the terms of the Merger Agreement). However, this termination right will not be available to a party if such failure of the CTWS Acquisition to occur on or before such date is the result of a material breach of any representation, warranty, covenant or agreement of the Merger Agreement by such party. If we are not able to complete the CTWS Acquisition by the end date, even if we decide not to terminate the Merger Agreement, we may not be able to prevent CTWS from exercising its right to terminate the Merger Agreement.

In addition, if the Merger Agreement is terminated under certain circumstances, CTWS may be required to pay us a termination fee of $28.1 million. Similarly, if the Merger Agreement is terminated under certain circumstances, we may be required to pay CTWS a termination fee of $42.5 million or, under the circumstances described in “Summary—CTWS Acquisition,” to reimburse CTWS’s expenses up to $5 million. A termination of the Merger Agreement prior to consummation will adversely affect our business and stock price, and we will not be able to realize the benefits expected from the CTWS Acquisition.

An adverse judgment in any litigation challenging the CTWS Acquisition may prevent it from becoming effective or from becoming effective within the expected timeframe.

On June 14, 2018, a putative class-action complaint was filed against the members of the CTWS board of directors, SJW and Eric W. Thornburg on behalf of CTWS shareholders in the Connecticut Superior Court in the Judicial District of Middlesex under the caption Dunn v. Benoit, et al., Case No. MMX-CV18-6021536-S (Conn. Super. Ct.). The complaint, as amended on September 18, 2018, alleges that the members of the CTWS board of directors breached their fiduciary duties owed to CTWS shareholders in connection with negotiating the CTWS Acquisition and that CTWS’s preliminary proxy statement, filed with the SEC on August 20, 2018, omits certain material information. The complaint further alleges that SJW and Eric W. Thornburg aided and abetted the alleged breaches by the CTWS board of directors. Among other remedies, the action seeks to recover rescissory and other damages and attorneys’ fees and costs.

Also, on June 14, 2018, a near-identical putative class-action complaint was filed against the members of the CTWS board of directors, SJW and Eric W. Thornburg on behalf of CTWS shareholders in the Connecticut Superior Court in the Judicial District of Middlesex under the caption Tillotson v. Benoit, et al., Case No. MMX-CV18-6021537-S (Conn. Super. Ct.). The complaint, as amended on September 20, 2018, alleges that the members of the CTWS board of directors breached their fiduciary duties owed to CTWS shareholders in connection with negotiating the CTWS Acquisition and that CTWS’s preliminary proxy statement, filed with the SEC on August 20, 2018, omits certain material information. The complaint further alleges that SJW and Eric W. Thornburg aided and abetted the alleged breaches by the CTWS board of directors. Among other remedies, the action seeks to recover recissory and other damages and attorneys’ fees and costs.

Additional complaints have been filed in connection with the CTWS Acquisition but neither SJW nor any of its officers or directors are named as defendants therein. On October 5, 2018, a complaint was filed against

CTWS and the members of the CTWS board of directors on behalf of a putative CTWS stockholder in the United States District Court for the District of Connecticut under the caption Assad v. Connecticut Water Service, Inc., Case No. 3:18-cv-01664 (D. Conn.). The complaint alleges that the preliminary proxy statement issued in connection with the CTWS Acquisition omitted material information in violation of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934. Among other remedies, the action seeks an order (1) enjoining the defendants from consummating or closing on the CTWS Acquisition; (2) rescinding the CTWS Acquisition or awarding rescissory damages; (3) directing the defendants to disseminate a corrective proxy statement; (4) declaring that the defendants have violated Sections 14(a) and/or 20(a) of the 1934 Act, as well as Rule 14a-9 promulgated thereunder; and (5) awarding attorney’s fees and costs. Also, on October 5, 2018, a near-identical putative class-action complaint was filed against CTWS and the members of the CTWS board of directors on behalf of CTWS stockholders in the United States District Court for the District of Connecticut under the caption Paskowitz v. Connecticut Water Service, Inc., Case No. 3:18-cv-01663 (D. Conn.). The complaint alleges that the preliminary proxy statement issued in connection with the CTWS Acquisition omitted material information in violation of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934. Among other remedies, the action seeks an order (1) enjoining the defendants from consummating or closing on the CTWS Acquisition; (2) rescinding the CTWS Acquisition or awarding rescissory damages; (3) directing the defendants to disseminate a corrective proxy statement; (4) declaring that the defendants have violated Sections 14(a) and/or 20(a) of the 1934 Act, as well as Rule 14a-9 promulgated thereunder; and (5) awarding attorney’s fees and costs.

While we believe that the lawsuits are without merit and that the disclosures in the preliminary proxy statement comply fully with applicable law, in order to avoid the expense and distraction of litigation, the parties to each of the above-referenced actions entered into agreements in principle to settle and release all claims that were or could have been alleged by the plaintiffs in all of those actions. The settlements provide for the dismissal of the actions subject to, among other things, the supplementation of the preliminary proxy statement with certain supplemental disclosures.

On November 20, 2018, the plaintiffs filed a brief in support of an opening mootness fee demand of $1.5 million for alleged benefits the plaintiffs believe their lawsuit created for CTWS. CTWS intends to vigorously oppose this demand.

It is possible that SJW stockholders or CTWS shareholders may file additional lawsuits challenging the CTWS Acquisition or the other transactions contemplated by the Merger Agreement, which may name SJW, the SJW board of directors, CTWS and/or the CTWS board of directors as defendants. The outcome of such lawsuits cannot be assured, including the amount of costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation of these claims. Whether or not any plaintiff’s claim is successful, this type of litigation may result in significant costs and divert management’s attention and resources, which could adversely affect the operation of SJW’s and CTWS’s business.

One of the conditions to the closing of the CTWS Acquisition is the absence of any law or order, decree or judgment by a court, arbitrator or other governmental entity that prevents, makes illegal or prohibits the consummation of the CTWS Acquisition or the other transactions contemplated by the Merger Agreement. Consequently, if SJW stockholders or CTWS shareholders file additional lawsuits challenging the CTWS Acquisition or the other transactions contemplated by the Merger Agreement, and a settlement or other resolution is not reached in such lawsuits and the plaintiffs secure injunctive or other relief prohibiting, delaying or otherwise adversely affecting the parties’ ability to complete the CTWS Acquisition, then such injunctive or other relief may prevent the CTWS Acquisition from becoming effective within the expected time frame or at all.

Uncertainties associated with the CTWS Acquisition may cause a loss of management personnel and other key employees which could adversely affect the future business and operations of the combined company.

SJW and CTWS are dependent on the experience and industry knowledge of their respective officers and other key employees to execute their business plans. The combined company’s success after the CTWS

Acquisition will depend in part upon the ability of SJW and CTWS to retain key management personnel and other key employees. Current and prospective employees of SJW and CTWS may experience uncertainty about their roles within the combined company following the CTWS Acquisition, which may have an adverse effect on the ability of each of SJW and CTWS to attract or retain key management and other key personnel. Accordingly, no assurance can be given that the combined company will be able to attract or retain key management personnel and other key employees of SJW and CTWS to the same extent that SJW and CTWS have previously been able to attract or retain their own employees. A failure by SJW, CTWS or, following the completion of the CTWS Acquisition, the combined company to attract, retain and motivate executives and other key employees during the period prior to or after the completion of the CTWS Acquisition could have a negative impact on their respective businesses.

Completion of the CTWS Acquisition may trigger change in control or other provisions in certain agreements to which CTWS is a party, which may have an adverse impact on the combined company’s business and results of operations.

The completion of the CTWS Acquisition may trigger change in control and other provisions in certain agreements to which CTWS is a party. If we and CTWS are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if we and CTWS are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to CTWS or the combined company. Any of the foregoing or similar developments may have an adverse impact on the combined company’s business and results of operations.

We may not have discovered undisclosed liabilities of CTWS during our due diligence process.

In the course of the due diligence review of CTWS that we conducted prior to the execution of the Merger Agreement, we may not have discovered, or may have been unable to quantify, undisclosed liabilities of CTWS and its subsidiaries, and our stockholders may not be indemnified for any of these liabilities. Examples of such undisclosed liabilities may include, but are not limited to, pending or threatened litigation or regulatory matters. Any such undisclosed liabilities could have an adverse effect on our business, results of operations, financial condition and cash flows and on the value of our common stock following the completion of the CTWS Acquisition.

Risks Relating to the Combined Company After Completion of the CTWS Acquisition

The combined company may be unable to integrate successfully the businesses of SJW and CTWS and realize the anticipated benefits of the CTWS Acquisition on the anticipated timeframe or at all.

The CTWS Acquisition involves the combination of two companies that currently operate as independent public companies. The success of the CTWS Acquisition will depend, in large part, on the ability of the combined company to realize the anticipated benefits from combining the businesses of SJW and CTWS. To realize these anticipated benefits, the businesses of SJW and CTWS must be successfully integrated. This integration will be complex and time consuming. The failure to integrate successfully and to manage successfully the challenges presented by the integration process may result in the combined company not fully achieving the anticipated benefits of the CTWS Acquisition. Potential difficulties the combined company may encounter as part of the integration process include the following:

•

the inability to successfully combine the businesses of SJW and CTWS in a manner that permits the combined company to achieve the full benefits expected from the elimination of duplicative public company and other related costs as a result of the CTWS Acquisition;

•	coordinating geographically separated organizations, systems and facilities;

•	addressing possible differences in business backgrounds, corporate cultures and management philosophies;

•	maintaining employee morale and retaining key management and other employees;

•	integrating the workforces of the two companies while maintaining focus on providing consistent, high quality customer service;

•	potential unknown liabilities and unforeseen increased or new expenses, delays or regulatory conditions associated with the CTWS Acquisition;

•	diversion of the attention of each company’s management;

•	failure to perform by third-party service providers who provide key services for the combined company; and

•

the disruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in operations, services, standards, controls, procedures and policies, any of which could adversely affect each company’s ability to maintain relationships with customers, vendors, employees and other constituencies or SJW’s and CTWS’s ability to achieve the anticipated benefits of the CTWS Acquisition, or which could reduce each company’s earnings or otherwise adversely affect the business and financial results of the combined company.

The integration of CTWS with our business may also result in unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. These integration matters could have an adverse effect on each of SJW and CTWS during this transition period and on the combined company for an undetermined period after completion of the CTWS Acquisition. In addition, any actual cost savings of the CTWS Acquisition could be less than anticipated.

Many of the factors described above will be outside of the combined company’s control, and any one of them could result in delays, increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially affect the combined company’s business, financial condition, results of operations and prospects.

The future results of the combined company will suffer if the combined company does not effectively manage its expanded operations following the CTWS Acquisition.

Following the CTWS Acquisition, the size of the business of the combined company will increase significantly beyond the current size of either our or CTWS’s business. The combined company’s future success depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, revenue enhancements and other benefits currently anticipated from the CTWS Acquisition.

The combined company is expected to incur substantial expenses related to the CTWS Acquisition and the integration of SJW and CTWS.

The combined company is expected to incur substantial expenses in connection with the CTWS Acquisition and the integration of SJW and CTWS. There are a large number of processes, policies, procedures, operations, technologies and systems at each company that must be integrated, including accounting and finance, payroll, revenue management, commercial operations, risk management and employee benefits. While we and CTWS have assumed that a certain level of expenses would be incurred, there are many factors beyond our control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These expenses could, particularly in the near term, exceed the benefits that the combined company expects to achieve from the elimination of duplicative public company and other related costs expected from the transaction. These integration expenses likely will result in the combined company taking significant charges against earnings following the completion of the CTWS Acquisition, and the amount and timing of such charges are uncertain at present. Substantial expenses related to the transaction, including fees payable to the companies’ advisors, will also be borne by us and CTWS even if the CTWS Acquisition is not completed.

The unaudited pro forma condensed combined financial information included in and incorporated by reference into this prospectus supplement is not intended to be representative of the combined company’s results after the CTWS Acquisition.

The unaudited pro forma condensed combined financial information included in and incorporated by reference into this prospectus supplement is presented solely for informational purposes and is not intended to be indicative of the financial position or results of operations that actually would have occurred had the CTWS Acquisition been completed as of the dates indicated, nor is it indicative of the future operating results or financial position of the combined company following the CTWS Acquisition. This unaudited pro forma condensed combined financial information reflects adjustments that were developed using preliminary estimates based on available information and various assumptions and may be revised as additional information becomes available. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments included in and incorporated by reference into this prospectus supplement.

The CTWS Acquisition will result in changes to the board of directors that may affect the strategy and operations of the combined company.

In connection with the consummation of the CTWS Acquisition, the board of directors of the combined company will be expanded by two seats with the two new vacancies to be filled by two current CTWS directors to be selected by SJW. This new composition of the board of directors may affect the combined company’s business strategy and operating decisions following the completion of the CTWS Acquisition.

The CTWS Acquisition will combine two companies that are currently affected by developments in the water utility industry, including changes in regulation. A failure to adapt to the changing regulatory environment after the CTWS Acquisition could adversely affect the stability of the combined company’s earnings.

Because SJW, CTWS and their respective subsidiaries are regulated in the U.S. at the federal level and, in the case of SJW, in California and Texas, and, in the case of CTWS, Connecticut and Maine, the two companies have been and will continue to be affected by legislative and regulatory developments. After the CTWS Acquisition, the combined company and/or its subsidiaries will be subject in the U.S. to federal regulation as well as to extensive state regulation in the states in which the combined company will operate. The costs and burdens associated with complying with these regulatory jurisdictions may have an adverse effect on the combined company. Moreover, potential legislative changes, regulatory changes or otherwise may create greater risks to the stability of the combined company’s earnings generally.

The combined company’s dividend policy is subject to the discretion of its board of directors and may be limited by the combined company’s credit agreements and limitations under Delaware law.

Although it is currently anticipated that the combined company will pay a regular quarterly dividend following the completion of the CTWS Acquisition, any such determination to pay dividends will be at the discretion of the board of directors of the combined company and will be dependent on then-existing conditions, including the company’s financial condition, earnings, legal requirements, including limitations under Delaware law, restrictions in the combined company’s credit agreements that limit its ability to pay dividends to stockholders and other factors the board of directors of the combined company deems relevant. The board of directors of the combined company may, in its sole discretion, change the amount or frequency of dividends or discontinue the payment of dividends entirely. For these reasons, you will not be able to rely on dividends to receive a return on your investment. Accordingly, realization of a gain on your shares of the combined company common stock received in the CTWS Acquisition may depend on the appreciation of the price of the combined company common stock, which may never occur.

The financing arrangements that we will enter into in connection with the CTWS Acquisition may, under certain circumstances, contain restrictions and limitations that could significantly impact the combined company’s ability to operate its business.

We intend to incur additional indebtedness in connection with the CTWS Acquisition. We expect that the agreements governing the indebtedness incurred in connection with the CTWS Acquisition may contain covenants that could impose significant operating and financial limitations and restrictions on us, including restrictions on our ability to enter into particular transactions and to engage in other actions that we may believe are advisable or necessary for our business.

Various risks, uncertainties and events beyond the combined company’s control could affect its ability to comply with the covenants contained in its debt agreements. Failure to comply with any of the covenants in its existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit lenders to accelerate the maturity of indebtedness under these agreements and to foreclose upon any collateral securing such indebtedness. Under these circumstances, the combined company might not have sufficient funds or other resources to satisfy all of its obligations. In addition, the limitations imposed by financing agreements on the combined company’s ability to incur additional indebtedness and to take other actions might significantly impair its ability to obtain other financing.

Risks Related to Ownership of Our Common Stock

The CTWS Acquisition may not be accretive and may cause dilution to the combined company’s earnings per share, which may negatively affect the market price of the combined company’s common stock.

Even if the CTWS Acquisition is completed, there can be no assurance that it will result in accretion on an earnings per share basis to shareholders of the combined company. The combined company could also encounter additional transaction and integration-related costs or other factors, such as the failure to realize all of the benefits anticipated in the CTWS Acquisition. All of these factors could cause dilution to the combined company’s adjusted earnings per share or decrease or delay any expected accretive effect of the CTWS Acquisition and cause a decrease in the market value of the combined company’s common stock.

The market price of shares of our common stock may be affected by factors different from those that historically have affected our shares due to the CTWS Acquisition.

Our businesses differ from those of CTWS in certain respects, and, accordingly, the financial position, results of operations or cash flows of the combined company after the CTWS Acquisition, as well as the market price of shares of our common stock, may be affected by factors different from those currently affecting our financial position or results of operations and/or cash flows due to the CTWS Acquisition. Following the completion of the CTWS Acquisition, CTWS will be part of a larger company with other lines of business and a broader geographic footprint, so decisions affecting CTWS may be made in respect of the larger combined business as a whole rather than the CTWS businesses individually.

The market price of shares of our common stock may decline in the future as a result of the sale of shares of our common stock.

Our stockholders may seek to sell shares of our common stock held by them following, or in anticipation of, completion of the CTWS Acquisition. These sales (or the perception that these sales may occur), coupled with the increase in the outstanding number of shares of our common stock, may affect the market for, and the market price of, our common stock in an adverse manner. A decline in the market price of our common stock could impair our ability to raise additional capital through the sale of our equity securities.

In addition, in the future we may issue additional securities to raise capital or in connection with acquisitions. We may also acquire interests in other companies by using a combination of cash and our common stock or just our common stock. Further, shares of preferred stock may be issued from time to time in one or more series as our board of directors may from time to time determine each such series to be distinctively designated. The issuance of any such preferred stock could materially adversely affect the rights of holders of our common stock. Any of these events may dilute your ownership interest in our company and have an adverse impact on the price of our common stock.

Our stock price has fluctuated in the past and may fluctuate in the future.

The trading price of our common stock has fluctuated in the past. The trading price of our common stock could fluctuate significantly in the future and could be negatively affected in response to various factors, including:

•	market conditions in the broader stock market in general;

•	our ability to make investments with attractive risk-adjusted returns;

•	market perception of our current and projected financial condition, potential growth, future earnings and future cash dividends;

•	announcements we make regarding dividends;

•	actual or anticipated fluctuations in our quarterly financial and operating results;

•	additional offerings of our common stock or equity-linked securities;

•	actions by rating agencies;

•	short sales of our common stock;

•	any decision to pursue a distribution or disposition of a meaningful portion of our assets;

•	issuance of new or changed securities analysts’ reports or recommendations;

•	market perception or media coverage of us, other similar companies or the outlook of the markets and industries in which we compete;

•	major reductions in trading volumes on the exchanges on which we operate;

•	legislative or regulatory developments, including changes in the status of our regulatory approvals or licenses; and

•	litigation and governmental investigations.

These and other factors may cause the market price and demand for our common stock to fluctuate substantially, which may negatively affect the price or liquidity of our common stock.

In addition, the market price of our common stock may fluctuate significantly following consummation of the CTWS Acquisition if, among other things, the combined company is unable to achieve the expected benefits of the CTWS Acquisition, the transaction costs relating to the CTWS Acquisition are greater than expected or the Debt Financing is on unfavorable terms.

The market price also may decline if the combined company does not achieve the perceived benefits of the CTWS Acquisition as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the

CTWS Acquisition on the combined company’s financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts. In addition, our business differs from that of CTWS, and accordingly, the results of operations of the combined company and the market price of our common stock after the completion of the CTWS Acquisition may be affected by factors different from those currently affecting the independent results of operations of each of our and CTWS’s business.

When the market price of a stock has been volatile or has decreased significantly in the past, holders of that stock have, at times, instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending, settling or paying any resulting judgments related to the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business and hurt our share price.

Our shares of common stock will rank junior to all of our consolidated liabilities.

In the event of a bankruptcy, liquidation, dissolution or winding up, our assets will be available to pay obligations on the common stock only after all of our consolidated liabilities have been paid. In the event of a bankruptcy, liquidation, dissolution or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay any amounts with respect to the common stock then outstanding. We have a significant amount of debt, which amounted to $431.3 million as of September 30, 2018, with a $76.0 million line of credit. We expect to incur additional debt to fund the CTWS Acquisition. See “—Risks Related to the CTWS Acquisition—We will take on substantial additional indebtedness to finance the CTWS Acquisition, which will decrease our business flexibility and increase our borrowing costs.” We may also take on additional long-term debt and working capital fines of credit to meet future financing needs, subject to certain restrictions under the terms of our existing debt.

We have and the combined company will have a significant amount of goodwill and other intangible assets on our balance sheet. If our goodwill or other intangible assets become impaired, we may be required to record a non-cash charge to earnings and reduce our stockholders’ equity.

Under GAAP, goodwill and other intangible assets are reviewed for impairment on an annual basis or more frequently whenever events or circumstances indicate that their carrying value may not be recoverable. We monitor relevant circumstances, including expected synergies from combining operations of an acquiree and an acquirer as well as from intangible assets that do not qualify for separate recognition, our overall financial performance and the market prices for our common stock and the potential impact that changes in such circumstances might have on the valuation of our goodwill or other intangible assets. If our goodwill or other intangible assets are determined to be impaired in the future, we may be required to record a non-cash charge to earnings during the period in which the impairment is determined, which would reduce our retained earnings.

Our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also make it more difficult for stockholders to influence our policies or may reduce the rights of stockholders.

In November 2016, we changed our state of incorporation from California to Delaware. Our certificate of incorporation and bylaws contain provisions that could delay or prevent a change in control of SJW. These provisions could also make it more difficult for our stockholders to elect directors and take other corporate actions. These provisions include but are not limited to the following:

•	authorizing our board of directors to issue “blank check” preferred stock;

•	prohibiting cumulative voting in the election of directors;

•	limiting the ability of stockholders to call a special meeting of stockholders to only stockholders holding not less than 20% of outstanding voting power; and

•	requiring advance notification of stockholder nominations and proposals.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of management. In addition, the provisions of Section 203 of the Delaware General Corporate Law, or DGCL, govern SJW. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us for a certain period of time without the consent of our board of directors.

Furthermore, our certificate of incorporation provides that a state or federal court located within Delaware is the sole and exclusive forum (unless the company consents in writing to the selection of an alternate forum) for (i) any derivative action or proceeding brought on behalf of SJW, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of SJW to the company or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine. Such “exclusive forum” provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with SJW or its directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees.

Risks Related to Our Business

Our business is regulated and may be adversely affected by changes to the regulatory environment.

Our Water Utility Services are regulated public utilities. The operating revenue of San Jose Water Company and CLWSC is generated primarily from the sale of water at rates authorized by the CPUC and the Public Utilities Commission of Texas, or PUCT, respectively. The CPUC and PUCT set rates that are intended to provide revenues sufficient to recover normal operating expenses, provide funds for replacement of water infrastructure and produce a fair and reasonable return on stockholder common equity. Consequently, our revenue and operating results depend upon the rates which the CPUC and PUCT authorize.

In our applications for rate approvals, we rely upon estimates and forecasts to propose rates for approval by the CPUC or PUCT. No assurance can be given that our estimates and forecasts will be accurate or that the CPUC or PUCT will agree with our estimates and forecasts and approve our proposed rates. To the extent our authorized rates may be too low, revenues may be insufficient to cover Water Utility Services’ operating expenses, capital requirements and our historical dividend rate. In addition, delays in approving rate increases may negatively affect our operating results and our operating cash flows.

If the CTWS Acquisition is consummated, we will also be subject to rate approval by PURA in Connecticut and the MPUC in Maine. CTWS’s four regulated water companies, Connecticut Water, HVWC, Avon Water and Maine Water, are entitled to file rate increase requests, from time to time, to recover their investments in utility plant and expenses. Once a rate increase petition is filed with the respective agency, the ensuing administrative and hearing process may be lengthy and costly. There can be no assurance that any future rate increase requests will be approved by each agency; and, if approved, any such rate increase requests may not be granted in a timely or sufficient manner to cover the investments and expenses for which the applicable company initially sought the rate increase. Additionally, a regulatory agency may rule that a company must reduce its rates.

In addition, policies and regulations promulgated by the regulators govern the recovery of capital expenditures, the treatment of gains from the sale of real utility property, the offset of production and operating costs, the recovery of the cost of debt, the optimal equity structure, and the financial and operational flexibility to engage in non-tariffed operations. If the regulators implement policies and regulations that will not allow San Jose Water Company and CLWSC to accomplish some or all of the items listed above, Water Utility Services’ future operating results may be adversely affected. Further, from time to time, the commissioners at the CPUC and the PUCT may change. Such changes could lead to changes in policies and regulations and there can be no assurance that the resulting changes in policies and regulation, if any, will not adversely affect our operating results or financial condition.

On December 22, 2017, the Tax Cuts and Jobs Act (H.R. 1), or the Tax Act, was signed into law. The Tax Act includes significant reform of the current income tax code including lowering the corporate tax rate from 35% to 21%.

The SEC issued guidance in Staff Accounting Bulletin 118, or SAB 118, which provides for up to a one year period in which to complete the required analysis and income tax accounting for the Tax Act. SAB 118 describes three scenarios associated with a company’s status of accounting for income tax reform (1) a company is complete with its accounting for certain effects of tax reform, (2) a company is able to determine a reasonable estimate for certain effects of tax reform and records that estimate as a provisional amount, or (3) a company is not able to determine a reasonable estimate and therefore continues to apply the provisions of the tax laws that were in effect immediately prior to the Tax Act being effective.

In accordance with GAAP, we have recorded the revaluation of deferred taxes and related impacts using the new corporate tax rate in our December 31, 2017 consolidated financial statements. The amounts recorded are based on information known and reasonable estimates used as of December 31, 2017, but are subject to change based on a number of factors, including further actions of regulators, SJW filing its tax returns for the year ended December 31, 2017, and completion of our interim and annual consolidated financial statements for the year ending December 31, 2018.

Furthermore, the CPUC has directed us to establish a memorandum account to capture all the impacts of the Tax Act, including the benefit of the reduction in the federal statutory income tax rate on regulated revenue requirement. The CPUC has also indicated that the net benefit of Tax Act should be passed on to the ratepayers. San Jose Water Company has established a memorandum account to capture the tax benefit and expenses related to the Tax Act. The memorandum account is subject to review and approval by the CPUC. The PUCT has directed water utilities, including CLWSC, to report the difference between revenues collected under existing rates and revenues that would have been collected had existing rates been set using the new federal statutory income tax rate. The PUCT has indicated they may require regulated entities to file a new rate case if it is determined that they are earning more than their authorized revenue requirement.

If the CPUC disagrees with our calculation of the memorandum account or the CPUC or PUCT disagrees with our implementation of the rules and regulation under the Tax Act, we may be required to make adjustments that could adversely affect our results of operations.

With respect to CTWS, both PURA and the MPUC have opened formal proceedings related to the Tax Act in which Maine Water, Avon Water and HVWC are participating. At this time, we cannot predict the impacts of any related interpretations, if and when issued, on CTWS, or the regulatory treatment of the Tax Act in each of CTWS’s regulatory jurisdictions.

Recovery of regulatory assets is subject to adjustment by the regulatory agency and could impact the operating results of Water Utility Services.

GAAP for water utilities includes the recognition of regulatory assets and liabilities as permitted by FASB ASC Topic 980—“Regulated Operations.” In accordance with ASC Topic 980, Water Utility Services record deferred costs and credits on the balance sheet as regulatory assets and liabilities when it is probable that these costs and credits will be recovered in the ratemaking process in a period different from when the costs and credits were incurred. If the assessment of the probability of recovery in the ratemaking process is incorrect and the applicable ratemaking body determines that a deferred cost is not recoverable through future rate increases, the regulatory assets or liabilities would need to be adjusted, which could have an adverse effect on our results of operations and financial condition. In addition, as a result of the enactment of the Tax Act, Water Utility Services are required to re-evaluate and re-assess their deferred tax assets and liabilities in future periods. Such re-evaluation may reduce our ability to realize deferred tax balances, which may adversely affect our cash flow or increase our tax liabilities.

Changes in water supply, water supply access or costs or the mix of water supply could adversely affect the operating results and business of Water Utility Services.

San Jose Water Company’s supply of water primarily relies upon three main sources: water purchased from the Santa Clara Valley Water District, or SCVWD, surface water from its Santa Cruz Mountains watershed and pumped underground water. Changes and variations in quantities from each of these three sources affect the overall mix of the water supply, thereby affecting the cost of the water supply. Surface water is the least costly source of water. If there is an adverse change to the mix of water supply and San Jose Water Company is not allowed by the CPUC to recover the additional or increased water supply costs, its operating results may be adversely affected.

SCVWD receives an allotment of water from state and federal water projects. If San Jose Water Company has difficulties obtaining a high quality water supply from SCVWD due to availability, environmental, legal or other restrictions, it may not be able to fully satisfy customer demand in its service area and its operating results and business may be adversely affected. Additionally, the availability of water from San Jose Water Company’s Santa Cruz Mountains watershed depends on the weather and fluctuates with each season. In a normal year, surface water supply provides 6% to 8% of the total water supply of the system. In a season with little rainfall, such as the record drought conditions in 2015 and most of 2016, water supply from surface water sources may be low, thereby causing San Jose Water Company to increase the amount of water purchased from outside sources at a higher cost than surface water, thus increasing water production expenses. When drought conditions occur, we may be required to rely more heavily on purchased water than surface water, which would increase our costs and adversely affect our results of operations.

In addition, San Jose Water Company’s ability to use surface water is subject to regulations regarding water quality and volume limitations. If new regulations are imposed or existing regulations are changed or given new interpretations, the availability of surface water may be materially reduced. A reduction in surface water could result in the need to procure more costly water from other sources, thereby increasing overall water production expenses and adversely affecting our operating results.

Because the extraction of water from the groundwater basin and the operation of the water distribution system require a significant amount of energy, increases in energy prices could increase operating expenses of San Jose Water Company. The cost of energy is beyond our control and can change unpredictably and substantially based on load supply and demand. Therefore, San Jose Water Company cannot be certain that it will be able to contain energy costs into the future.

San Jose Water Company continues to utilize Pacific Gas & Electric’s time of use rate schedules to minimize its overall energy costs primarily for groundwater pumping. Optimization and energy management efficiency is achieved through the implementation of software applications that control pumps based on demand and cost of energy. An increase in demand or a reduction in the availability of surface water or import water could result in the need to pump more water during peak hours, which may adversely affect the operating results of San Jose Water Company.

San Jose Water Company has been granted permission by the CPUC to employ certain balancing accounts to track various water supply expenses and revenues. There is no assurance that the CPUC will allow recovery or refund of these balances when submitted by San Jose Water Company.

CLWSC’s primary water supply is 6,900 acre-feet of water which is pumped from Canyon Lake at three lake intakes or delivered as treated water from the Guadalupe-Blanco River Authority’s, or GBRA’s, Western Canyon Pipeline, in accordance with the terms of its contracts with the GBRA, which are long-term take-or-pay contracts. This supply is supplemented by groundwater pumped from wells. While the contract provides a committed long-term water supply for future demand, CLWSC customers currently do not use the volume of water allowed under the contracts which increases the cost of water for existing customers, and there is no assurance that future demands up to the committed supply volume will occur. However, Texas faces long-term water supply constraints similar to California as described above and, while current water supply exceeds demand, CLWSC may not be able to obtain adequate water supply to meet customer demand or may be required to procure more costly water from other sources.

Climate change may also impact water supply. For example, rising sea levels may impact the availability of groundwater available to San Jose Water Company. Increased frequency and severity of drought conditions may impact the availability of water to all Water Utility Services.

In addition, if the CTWS Acquisition is consummated, we will be subject to regulations concerning the flow of water in Connecticut’s rivers and streams, as well as the State of Maine’s regulations that govern the flow of water in rivers and streams and also govern lake levels on great ponds. See “—New or more stringent regulations could increase our operating costs and affect our business.”

Maine Water relies on legislatively granted water rights in order to serve customers. In some instances, these rights were granted to predecessor water companies specially chartered by the Maine Legislature many decades ago, with those entities later having been merged into Maine Water. The legislation incorporating these predecessor water companies did not address whether chartered rights may be transferred to another entity without special legislative action. The Maine Business Corporation Act generally provides that property and contract rights of a merged corporation are vested in the survivor corporation without reversion or impairment. In the MPUC proceedings that approved the mergers of these Maine Water predecessor companies, the survivorship of water rights was not contested, and Maine Water has not sought specific legislation to reaffirm the transfer of chartered rights granted to predecessor water companies.

Fluctuations in customer demand for water due to seasonality, restrictions of use, weather and lifestyle can adversely affect operating results.

Water Utility Services’ operations are seasonal, and quarterly fluctuation in results of operations may be significant. Rainfall and other weather conditions also affect the operations of Water Utility Services. Water consumption typically increases during the third quarter of each year when weather tends to be warm and dry. In periods of drought, if customers are encouraged or required to conserve water due to a shortage of water supply or restriction of use, revenue tends to be lower. Similarly, in unusually wet periods, water supply tends to be higher and customer demand tends to be lower, again resulting in lower revenues. Furthermore, certain lifestyle choices made by customers can affect demand for water. For example, a significant portion of residential water use is for outside irrigation of lawns and landscaping. If there is a decreased desire by customers to maintain landscaping for their homes or restrictions are placed on outside irrigation, residential water demand would decrease, which would result in lower revenues.

Conservation efforts and construction codes, which require the use of low-flow plumbing fixtures, could diminish water consumption and result in reduced revenue. In addition, in time of drought, water conservation may become a regulatory requirement that impacts the water usage of our customers. For example, in response to the severe drought in California in 2015 and 2016, the SCVWD extended their call for 30% conservation and restrictions on outdoor watering of ornamental landscapes two days a week through June 30, 2016. While the drought condition improved in late 2016 and 2017, the SCVWD reduced its conservation target from 30% to 20% and also increased the number of outdoor watering days from two to three effective July 1, 2016 through January 31, 2017. On January 24, 2017, the SCVWD maintained their call for 20% conservation and restrictions on outdoor watering for ornamental landscapes to no more than three days a week, effective February 1, 2017. On June 13, 2017, the SCVWD adopted Resolution 17-43 to encourage making water conservation a way of life in California through recommendations on watering schedules and a call for customers to achieve a 20% reduction in water use as compared to 2013.

The implementation of mandatory conservation measures has resulted and is expected to result in lower water usage by our customers which may adversely affect our results of operation. If the current conservation measures continue, or if new measures are imposed in response to drought conditions in the future, we may experience fluctuations in the timing of or a reduction in customer revenue. Furthermore, while the CPUC approved Water Conservation Memorandum Accounts, or WCMA, which would allow us to recover revenue reductions due to water conservation activities and certain conservation related costs, such memorandum accounts are subject to a review and approval process by the CPUC, which can be lengthy, and there is no assurance that we will be able to recover in a timely manner all or some of the revenue and costs recorded in the memorandum accounts. If drought conditions ease and the State Water Resources Control Board and the SCVWD no longer mandate water conservation, the Company may no longer be allowed to recover revenue lost due to continued conservation activities under the WCMA account and would therefore be exposed to differences between actual and authorized usage. This could result in lower revenues.

CTWS has also been impacted by increased water conservation, as well as the use of more efficient household fixtures and appliances among residential users. There has been a trend of declining per customer residential water usage in Connecticut and Maine over the last several years. CTWS’s regulated business in Maine and at Avon Water are heavily dependent on revenue generated from rates it charges to its residential customers for the volume of water they use.

The rate CTWS charges for its water is regulated by the MPUC in Maine and PURA in Connecticut, and CTWS may not unilaterally adjust its rates to reflect changes in demand. If the CTWS Acquisition is consummated, declining volume of residential water usage may have a negative impact on our operating revenues in the future if regulators do not reflect any usage declines in the rate setting design process. Although the legislatures in Maine and Connecticut have provided enabling legislation for water utilities to implement revenue adjustment mechanisms to allow for recovery of authorized rates where conservation has occurred and consumption has declined and such a mechanism has been approved by PURA for Connecticut Water and HVWC, this mechanism has yet to be implemented at Avon Water or Maine Water.

A contamination event or other decline in source water quality could affect the water supply of Water Utility Services and therefore adversely affect our business and operating results.

Water Utility Services are required under environmental regulations to comply with water quality requirements. Through water quality compliance programs, Water Utility Services continually monitor for contamination and pollution of its sources of water. In addition, a watershed management program provides a proactive approach to minimize potential contamination activities. There can be no assurance that Water Utility Services will continue to comply with all applicable water quality requirements. In the event a contamination is detected, Water Utility Services must either commence treatment to remove the contaminant or procure water from an alternative source. Either of these results may be costly, may increase future capital expenditures and there can be no assurance that the regulators would approve a rate increase to enable us to recover the costs arising from such remedies. In addition, we could be held liable for consequences arising from hazardous substances in our water supplies or other environmental damages. Our insurance policies may not cover or may not be sufficient to cover the costs of these claims.

If the CTWS Acquisition is consummated, CTWS’s wastewater operations, wastewater collection and treatment and septage pumping and sludge hauling also involve various unique risks that could impact our company. If collection or treatment systems operated by HVWC fail or do not operate properly, or if there is a spill, untreated or partially treated wastewater could discharge onto property or into nearby streams and rivers, causing various damages and injuries, including environmental damage. These risks are most acute during periods of substantial rainfall or flooding, which are the main causes of wastewater overflow and system failure. Liabilities resulting from such damages and injuries could harm our business, financial condition, and results of operations.

Water Utility Services are subject to litigation risks concerning water quality and contamination.

Although Water Utility Services have not been and are not parties to any environmental and product-related lawsuits, there is no guarantee that such lawsuits will not occur in the future. If Water Utility Services are subject to an environmental or product-related lawsuit, they might incur significant legal costs and it is uncertain whether they would be able to recover the legal costs from ratepayers or other third parties. Although Water Utility Services have liability insurance coverage for bodily injury and property damage, pollution liability is excluded from this coverage and our excess liability coverage. A pollution liability policy is in place, but is subject to exclusions and limitations. Costs for defense are included within the limit of insurance on the pollution liability policy. In addition, any complaints or lawsuits against us based on water quality and contamination may receive negative publicity that can damage our reputation and adversely affect our business and trading price of our common stock.

Water Utility Services are subject to possible litigation or regulatory enforcement action concerning water discharges to Waters of the United States.

Regulatory actions and fines related to discharges of water to Waters of the United States against other water utilities have increased in frequency in recent years. If Water Utility Services are subject to a litigation or regulatory enforcement action, it might incur significant costs in fines and restoration efforts, and it is uncertain whether Water Utility Services would be able to recover some or all of such costs from ratepayers or other third parties. In addition, any litigation or regulatory action against us regarding a water discharge and/or resulting environmental impact may receive negative publicity that can damage our reputation and adversely affect our business and the trading price of our common stock.

New or more stringent regulations could increase our operating costs and affect our business.

Water Utility Services’ operations are subject to water quality and pollution control regulations issued by the EPA and environmental laws and regulations administered by the respective states and local regulatory agencies.

New or more stringent environmental and water quality regulations, including relating to emerging contaminants, could increase Water Utility Services’ water quality compliance costs, hamper Water Utility Services’ available water supplies, and increase future capital expenditure.

Under the federal Safe Drinking Water Act, Water Utility Services are subject to regulation by the EPA relating to the quality of water they sell and treatment techniques they use to make the water potable. The EPA promulgates nationally applicable standards, including maximum contaminant levels for drinking water. Additional or more stringent requirements may be adopted by each state. There can be no assurance that Water Utility Services will be able to comply with all water quality requirements.

Water Utility Services have implemented monitoring activities and installed specific water treatment improvements in order to comply with existing maximum contaminant levels and plan for compliance with future drinking water regulations. However, the EPA and the respective state agencies have continuing authority to issue additional regulations under the Safe Drinking Water Act. New or more stringent environmental standards could be imposed that will raise Water Utility Services’ operating costs, including requirements for increased monitoring, additional treatment of underground water supplies, fluoridation of all supplies, more stringent performance standards for treatment plants and procedures to further reduce levels of disinfection by-products. There are currently limited regulatory mechanisms and procedures available to us for the recovery of such costs, and there can be no assurance that such costs will be fully recovered.

In addition, if the CTWS Acquisition is consummated, we will be subject to regulations concerning the flow of water in Connecticut’s rivers and streams, which could adversely affect our business. As promulgated, the regulations may require that certain downstream releases be made from seven of Connecticut Waters’ eighteen active reservoirs following the adoption of stream classifications by the Department of Energy and Environmental Protection, or DEEP. Currently, downstream releases are made at two locations. No groundwater supply wells are affected by the regulations.

DEEP has finalized stream classifications in two areas of the state where Connecticut Water maintains and operates sources of supply. Other areas of the state, including areas where Connecticut Water operates, remain to be classified. Although significantly and favorably modified from prior versions, the regulations still have the potential to lower safe yield, raise capital and operating expenses and adversely affect revenues and earnings. Because they affect only a subset of CTWS’s supplies and allow for releases to be scaled back in response to drought events, the overall impact is anticipated to be manageable. Although there can be no assurance PURA would approve rate increases to enable us to recover all such costs, legislation passed in 2013 allows for a surcharge to recover capital improvement costs necessary to achieve compliance with the regulations.

If the CTWS Acquisition is consummated, we will also be subject to the State of Maine’s regulations that govern the flow of water in rivers and streams and also govern lake levels on great ponds. Maine regulations govern any activity that alters the flow or level of classified state waters. Maine Water operates five water systems that use surface waters governed by these regulations. For public water systems, Maine regulations allow the Maine Department of Environmental Protection, or MDEP, to impose site specific conditions in locations where Maine’s water quality classifications are not being met. Any conditions proposed on a water withdrawal by a public water system must consider the provisions of any legislative charter, the watershed protection benefits provided by the utility and the financial viability of the utility. Further, any conditions imposed must be accommodated by the existing MPUC approved rate schedule for the utility and may not, in and of themselves, cause a utility to request a rate increase from their customers. To date, the MDEP has not imposed any withdrawal conditions on any public water system in Maine.

In particular, Maine Water relies on legislatively granted water rights in order to serve customers. In some instances, these rights were granted to predecessor water companies specially chartered by the Maine Legislature many decades ago, with those entities later having been merged into Maine Water. The legislation incorporating these predecessor water companies did not address whether chartered rights may be transferred to another entity without special legislative action. The Maine Business Corporation Act generally provides that property and contract rights of a merged corporation are vested in the survivor corporation without reversion or impairment. In the MPUC proceedings that approved the mergers of these Maine Water predecessor companies, the survivorship of water rights was not contested, and Maine Water has not sought specific legislation to reaffirm the transfer of chartered rights granted to predecessor water companies.

Water Utility Services rely on information technology and systems that are key to business operations. A system malfunction, security breach, cyber attacks or other disruptions could compromise our information and expose us to liability, which could adversely affect business operations.

Information technology is key to the operation of Water Utility Services, including but not limited to payroll, general ledger activities, outsourced bill preparation and remittance processing, providing customer service and the use of Supervisory Control and Data Acquisition systems to operate our distribution system. Among other things, system malfunctions, computer viruses and security breaches could prevent us from operating or monitoring our facilities, billing and collecting cash accurately and timely analysis of financial results. In addition, we collect, process, and store sensitive data from our customers and employees, including personally identifiable information, on our networks. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed without our authorization, publicly disclosed, lost or stolen which could result in legal claims or proceedings, violation of privacy laws or damage to our reputation and customer relationships. Our profitability and cash flow could be affected negatively in the event these systems do not operate effectively or are breached. In addition, we may not be able to develop or acquire information technology that is competitive and responsive to the needs of our business, and we may lack sufficient resources to make the necessary upgrades or replacements of our outdated existing technology to allow us to continue to operate at our current level of efficiency.

The water utility business requires significant capital expenditures that are dependent on our ability to secure appropriate funding. If we are unable to generate sufficient operating cash flows and obtain sufficient capital or if the rates at which we borrow increase, there would be a negative impact on our results of operations.

The water utility business is capital-intensive. Expenditure levels for renewal and modernization of the system will grow at an increasing rate as components reach the end of their useful lives. We fund capital expenditures through a variety of sources, including cash received from operations, funds received from developers as contributions or advances, borrowings through the lines of credit, and equity or debt financing. We cannot provide any assurance that the historical sources of funds for capital expenditures will continue to be adequate or that the cost of funds will remain at levels permitting us to earn a reasonable rate of return. A significant change in any of the funding sources could impair the ability of Water Utility Services to fund their capital expenditures, which could impact our ability to grow our utility asset base and earnings. Any increase in the cost of capital through higher interest rates or otherwise could adversely affect our results of operations.

Our ability to raise capital through equity or debt may be affected by the economy and condition of the debt and equity markets. Disruptions in the capital and credit markets or deteriorations in the strength of financial institutions could adversely affect our ability to draw on its line of credit, issue long-term debt or sell its equity. In addition, government policies, the state of the credit markets and other factors could result in increased interest rates, which would increase our cost of capital. Furthermore, equity financings, such as this offering, may result in dilution to our existing stockholders, and debt financings may contain covenants that restrict the actions of SJW and its subsidiaries. Our senior note borrowings include certain affirmative covenants regarding a maximum debt to equity ratio and an interest coverage requirement. In the event we exceed the maximum debt to equity ratio or interest coverage requirement, we may be restricted from issuing future debt. In addition, the pollution control revenue bonds issued on our behalf contain affirmative and negative covenants customary for a loan agreement relating to revenue bonds, including, among other things, certain disclosure obligations, the tax exempt status of the interest on the bonds and limitations and prohibitions on the transfer of projects funded by the loan proceeds and assignment of the loan agreement. In the event we violate any of these covenants, an event of default may occur and all amounts due under such bonds may be called by the trustee, which would have an adverse effect on our business operations and financial conditions.

We operate in areas subject to natural disasters or that may be the target of terrorist activities.

We operate in areas that are prone to earthquakes, fires and other natural disasters. A significant seismic event in northern California, where the majority of our operations are concentrated, or other natural disaster in northern California or Texas or, if the CTWS Acquisition is consummated, Connecticut or Maine, could adversely impact our ability to deliver water to our customers and our costs of operations. A major disaster could damage or destroy substantial capital assets. Our California and Texas based regulators have historically allowed utilities to establish catastrophic event memorandum accounts as a possible mechanism to recover costs. However, we can give no assurance that our regulators, or any other commission would allow any such cost recovery mechanism in the future.

In light of the potential threats to the nation’s health and security due to terrorist attacks, we have taken steps to increase security measures at our facilities and heighten employee awareness of threats to our water supply. We have also tightened our security measures regarding the delivery and handling of certain chemicals used in our business. We have and will continue to bear increased costs for security precautions to protect our facilities, operations and supplies. These costs may be significant.

While some of these costs are likely to be recovered in the form of higher rates, there can be no assurance that our regulators will approve rate increases to recover all or part of such costs and, as a result, the Company’s operating results and business may be adversely affected. Further, despite these tightened security measures, we may not be in a position to control the outcome of terrorist events should they occur.

A failure of our reservoirs, storage tanks, mains or distribution networks could result in losses and damages that may adversely affect our financial condition and reputation.

We distribute water through an extensive network of mains and store water in reservoirs and storage tanks located across our service areas. A substantial portion of Water Utility Services’ distribution system was constructed during the period from 1945 to 1980. A failure of major mains, reservoirs, or tanks could result in injuries and damage to residential and/or commercial property for which we may be responsible, in whole or in part. The failure of major mains, reservoirs or tanks may also result in the need to shut down some facilities or parts of our water distribution network in order to conduct repairs. Such failures and shutdowns may limit our ability to supply water in sufficient quantities to our customers and to meet the water delivery requirements prescribed by governmental regulators, which could adversely affect our financial condition, results of operations, cash flow, liquidity and reputation. Any business interruption or other losses might not be covered by insurance policies or be recoverable in rates, and such losses may make it difficult for us to secure insurance in the future at acceptable rates. If the CTWS Acquisition is consummated, we will also own and operate numerous dams throughout Connecticut and Maine, and such dams would be subject to similar risks.

In addition, CTWS operates a number of water and wastewater systems under Operation and Maintenance contracts that we may assume if the CTWS Acquisition is consummated. Pursuant to these contracts, such systems are operated according to the standards set forth in the applicable contract, and it is generally the responsibility of the owner of the system to undertake capital improvements. If the CTWS Acquisition is consummated and we assume the Operation and Maintenance contracts, in some cases, we may not be able to convince the owner to make needed improvements in order to maintain compliance with applicable regulations. Although violations and fines incurred by water and wastewater systems may be the responsibility of the owner of the system under these contracts, those non-compliance events may reflect poorly on us as the operator of the system and damage our reputation, and in some cases, may result in liability to the same extent as if we were the owner.

SJW Land Company has real estate holdings that are subject to various business and investment risks.

SJW Land Company owns real estate in two states. The risks in investing directly in real estate vary depending on the investment strategy and investment objective and include the following:

•	Liquidity risk—real estate investments are illiquid. The lag time to build or reduce the real estate portfolio is long.

•

Obsolescence risk—real estate property is location specific. Location obsolescence can occur due to a decline of a particular sub-market or neighborhood. Functional obsolescence can also occur from physical depreciation, wear and tear, and other architectural and physical features which could be curable or incurable.

•

Market and general economic risks—real estate investment is tied to overall domestic economic growth and, therefore, carries market risk which cannot be eliminated by diversification. Generally, all property types benefit from national economic growth, though the benefits range according to local factors, such as local supply and demand and job creation. Because real estate leases are typically staggered and last for multiple years, there is generally a delayed effect in the performance of real estate in relation to the overall economy. This delayed effect can insulate or deteriorate the financial impact to SJW Land Company in a downturn or an improved economic environment.

•

Concentration/credit risk—the risk of a tenant declaring bankruptcy and seeking relief from its contractual rental obligation could affect the income and the financial results of SJW Land Company. This risk is most prevalent in a recessionary environment.

Vacancy rates can climb and market rents can be impacted and weakened by general economic forces, therefore affecting income to SJW Land Company.

The value of real estate can drop materially due to a deflationary market, decline in rental income, market cycle of supply and demand, long lag time in real estate development, legislative and governmental actions, environmental concerns, increases in rates of returns demanded by investors, and fluctuation of interest rates, eroding any unrealized capital appreciation and, potentially, invested capital.

A drop in the value of a real estate property or increase in vacancy could result in reduced future cash flows to amounts below the property’s current carrying value and could result in an impairment charge.

The success of SJW Land Company’s real estate investment strategy depends largely on ongoing local, state and federal land use development activities and regulations, future economic conditions, the development and fluctuations in the sale of the undeveloped properties, the ability to identify the developer/potential buyer of the available-for-sale real estate, the timing of the transaction, favorable tax law, and the ability to maintain and manage portfolio properties. There is no guarantee that we will be able to execute the strategy successfully, and failure to do so may adversely affect our operating results and financial condition.

Our business strategy, which includes acquiring water systems and expanding non-tariffed services, will expose us to new risks which could have a material adverse effect on our business.

Our business strategy focuses on the following:

•	regional regulated water utility operations;

•	regional non-tariffed water utility related services provided in accordance with the guidelines established by the CPUC in California and the PUCT in Texas; and

•	out-of-region water and utility related services.

As part of our pursuit of the above three strategic areas, we have considered from time to time opportunities to acquire businesses and assets, including the CTWS Acquisition. However, we cannot be certain we will be successful in identifying and consummating any strategic business combination or acquisitions relating to such opportunities. In addition, the execution of our business strategy will expose us to different risks than those associated with the current utility operations. We expect to incur costs in connection with the execution of this strategy and any integration of an acquired business could involve significant costs, the assumption of certain known and unknown liabilities related to the acquired assets, the diversion of management’s time and resources, the potential for a negative impact on our financial position and operating results, entering markets in which we have no or limited direct prior experience and the potential loss of key employees of any acquired company. The CTWS Acquisition, and any future strategic combination or acquisition we decide to undertake, may also impact our ability to finance our business, affect our compliance with regulatory requirements, and impose additional burdens on our operations. Any businesses we acquire may not achieve sales, customer growth and projected profitability that would justify the investment. Any difficulties we encounter in the integration process, including the integration of controls necessary for internal control and financial reporting, could interfere with our operations, reduce our operating margins and adversely affect our internal controls. We cannot be certain that any transaction will be successful or that it will not materially harm operating results or our financial condition.

We must continue to attract and retain qualified technical and managerial personnel in order to succeed.

Our future success depends largely upon our ability to attract and retain highly skilled technical, operational and financial managers. There is a significant competition for such personnel in our industry. The loss of the services of any member of our management team or the inability to hire and retain experienced management personnel could have an adverse effect on our business, as our management team has knowledge of our industry and customers and would be difficult to replace. We try to ensure that we offer competitive compensation and benefits as well as opportunities for continued development, and we continually strive to recruit and train qualified personnel and retain key employees. There can be no assurance, however, that we will continue to be successful in attracting and retaining the personnel we require to grow and operate profitably.

Adverse investment returns and other factors may increase our pension costs and pension plan funding requirements.

A substantial number of our employees are covered by a defined benefit pension plan. Our pension costs and the funded status of the plan are affected by a number of factors including the discount rate, applicable mortality tables, mortality rates of plan participants, investment returns on plan assets, and pension reform legislation. Any change in such factors could result in an increase in future pension costs and an increase in our pension liability, requiring an increase in plan contributions which may adversely affect our financial conditions and results of operations.

Work stoppages and other labor relations matters could adversely affect our business and operating results.

As of December 31, 2017, 234 of our 411 total employees were union employees. Most of our unionized employees are represented by the Utility Workers of America, except certain employees in the engineering department who are represented by the International Union of Operating Engineers.

We may experience difficulties and delays in the collective bargaining process to reach suitable agreements with union employees, particularly in light of increasing healthcare and pension costs. In addition, changes in applicable law and regulations could have an adverse effect on management’s negotiating position with the unions. Labor actions, work stoppages or the threat of work stoppages, and our failure to obtain favorable labor contract terms during future negotiations may adversely affect our business, financial condition, results of operations, cash flows and liquidity.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $356.7 million from the sale of our common stock in this offering (or approximately $410.5 million if the underwriters exercise their option to purchase additional shares of our common stock in full), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering, together with the net proceeds from the Debt Financing, to finance the CTWS Acquisition and to pay related fees and expenses. Pending such use, we may invest the net proceeds temporarily in investment-grade securities, money-market funds, bank deposit accounts or similar short-term investments.

This offering is not conditioned on the consummation of the CTWS Acquisition. If for any reason the CTWS Acquisition does not close, then we expect to use the net proceeds from this offering for general corporate purposes, which may include acquisitions, share repurchases or debt repayment, and we will not have any obligation to repurchase any or all of our shares of common stock sold in this offering. In the event the CTWS Acquisition is not consummated, we do not expect any of the Debt Financing amounts to be outstanding. See “Summary—Financing of the CTWS Acquisition” and “Risk Factors—Risks Relating to the CTWS Acquisition.”

The following table outlines the expected sources and uses of funds for the CTWS Acquisition. The table assumes that the CTWS Acquisition and the financing transactions are completed simultaneously, although some or all of the financing transactions are expected to occur before completion of the CTWS Acquisition.

All of the amounts in the following table are estimated. The actual amount of net proceeds from this offering will likely be different from the amount reflected in the following table, and other actual amounts may vary from the estimated amounts set forth in the following table.

Sources of funds		Uses of funds
	(in millions)		(in millions)
Common stock offered hereby(1)	$371.3	CTWS Acquisition consideration	$843.5
Debt Financing(1)	490.6	Transaction fees and expenses	18.4

Total sources of funds	$861.9	Total uses of funds	$861.9

(1)	Before underwriting discounts and commissions and expenses.

To the extent that the aggregate net proceeds from this offering are less than the aggregate amount set forth in the foregoing table, we intend to increase the amount of debt issued or borrowed in the Debt Financing (which may include borrowings under the Bridge Facility) in order to effect the CTWS Acquisition. See “Summary—Financing of the CTWS Acquisition.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2018 on:

•	an actual basis;

•

an as adjusted basis giving effect to this offering and estimated expenses, but without giving effect to the application of the net proceeds thereof or the CTWS Acquisition and any related Debt Financing; and

•	a pro forma basis giving effect to this offering, the expected Debt Financing and the CTWS Acquisition.

You should read this table in conjunction with “Use of Proceeds” appearing elsewhere in this prospectus supplement and our audited and unaudited financial statements and the accompanying notes, which are incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the year ended December 31, 2017 and Quarterly Report on Form 10-Q for the nine months ended September 30, 2018, and the consolidated financial statements and accompanying notes of CTWS, included in our Current Report on Form 8-K filed on November 26, 2018 and incorporated by reference into this prospectus supplement. You should also read this table in conjunction with the unaudited pro forma condensed combined financial information included in this prospectus supplement. You should not place undue reliance on the as adjusted or pro forma information included in this prospectus supplement. This offering is not contingent upon either the CTWS Acquisition or the Debt Financing reflected in the pro forma adjustments included in the following information.

	As of September 30, 2018
	Actual	As Adjusted	Pro Forma
(in thousands, except share data)
Cash and cash equivalents	$13,327	$370,043	$17,930

Long-term indebtedness(1):
Existing debt securities	$431,341	$431,341	$682,218
Debt Financing(2)	—	—	486,505

Total long-term debt (excluding current portion)	$431,341	$431,341	$1,168,723
Stockholders’ equity:
Common stock, $0.001 par value; authorized 36,000,000 shares; 20,631,171 issued and outstanding shares, actual; and 27,381,171 issued and outstanding shares, as adjusted and pro forma	21	28	28
Additional paid-in capital	84,045	440,755	440,755
Retained earnings	390,891	375,416	375,416
Accumulated other comprehensive income	—	—	—

Total stockholders’ equity	474,957	816,198	816,198

Total capitalization	$906,298	$1,247,538	$1,984,921

(1)

In addition to our long-term indebtedness, as of September 30, 2018, we had short-term indebtedness under lines of credit of $76.0 million. As of September 30, 2018, we and our subsidiaries had unsecured bank lines of credit allowing for aggregate short-term borrowings of up to $145.0 million, of which $15.0 million was available to SJW and SJW Land Company under a single line of credit, $5.0 million was available to SJWTX, Inc. under a second line of credit and $125.0 million was available to San Jose Water Company under a third line of credit. As of September 30, 2018, SJW and its subsidiaries had available unused short-term bank lines of credit totaling $69.0 million. As of September 30, 2018, CTWS and its subsidiaries had short-term indebtedness of $58.5 million under bank lines of credit and $1.5 million of available unused lines of credit. In addition, as of September 30, 2018, the current portion of long-term debt of CTWS and its subsidiaries was $4.3 million.

(2)	We expect to incur Debt Financing to fund a portion of the CTWS Acquisition. See “Summary—Financing of the CTWS Acquisition.” The amount is shown net of estimated debt issuance costs of $3.9 million.

DIVIDEND POLICY

We have paid regular quarterly cash dividends on shares of our common stock for many years. We currently expect to maintain at least our current dividend per share rates following the CTWS Acquisition.

However, any future determination regarding dividend or distribution payments will be at the discretion of the combined company’s board of directors and subject to applicable limitations under Delaware law, market conditions and other factors. See “Risk Factors—Risks Related to Our Common Stock.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The Pro Forma Financial Statements have been derived from the unaudited condensed consolidated financial statements of SJW as of September 30, 2018 and for the nine months then ended included in SJW’s Quarterly Report on Form 10-Q for the fiscal quarter then ended, the unaudited condensed consolidated financial statements of CTWS as of September 30, 2018 and for the nine months then ended included in Exhibit 99.1 to the November 26 Form 8-K, the audited consolidated financial statements of SJW for the year ended December 31, 2017 included in SJW’s Annual Report on Form 10-K for the fiscal year then ended and the audited consolidated financial statements of CTWS for the year ended December 31, 2017 included in Exhibit 99.2 to the November 26 Form 8-K, each of which is incorporated herein by reference.

The Pro Forma Balance Sheet as of September 30, 2018 gives effect to the CTWS Acquisition and related financing as if they had been completed on September 30, 2018. The Pro Forma Statements of Operations for the nine months ended September 30, 2018 and the year ended December 31, 2017 give effect to the CTWS Acquisition and related financing as if they had been completed on January 1, 2017.

The Merger Agreement provides that SJW will acquire CTWS for total cash consideration of $70.00 for each CTWS common share outstanding. The total equity purchase price is approximately $843.5 million. The Pro Forma Financial Statements assume that SJW will finance the acquisition by issuing new common equity shares in this offering for gross proceeds of approximately $371.3 million, including $14.5 million for estimated offering costs, and $490.6 million in Debt Financing, including $3.9 million for estimated debt issuance costs. If and to the extent that this offering is not completed or is completed for less proceeds than anticipated, SJW would fund any shortfall with additional Debt Financing.

The historical consolidated financial information has been adjusted in the Pro Forma Financial Statements to give effect to pro forma events that are: (1) directly attributable to the transaction, (2) factually supportable and (3) with respect to the Pro Forma Statements of Operations, expected to have continuing impact on the combined results of SJW and CTWS. As such, the impact of non-recurring transaction-related expenses is not included in the Pro Forma Statements of Operations. However, the impact of such expenses is reflected in the Pro Forma Balance Sheet as an increase to liabilities and deferred tax assets and a decrease to retained earnings.

The Pro Forma Financial Statements do not reflect any cost savings (or associated costs to achieve such savings) from operating efficiencies or synergies that could result from the transaction. Further, the Pro Forma Financial Statements do not reflect the effect of any regulatory actions that may impact the Pro Forma Financial Statements when the transaction is completed. In addition, the Pro Forma Financial Statements do not purport to project the future financial position or operating results of the combined company.

GAAP requires that one party to the transaction be identified as the acquirer. In accordance with such principles, the merger of SJW and CTWS will be accounted for as an acquisition of CTWS common stock by SJW, which we refer to as the CTWS Acquisition, and will follow the acquisition method of accounting for business combinations. As described above, SJW expects to finance the CTWS Acquisition with a combination of debt and equity. The number of new common equity shares assumed to be issued in the Pro Forma Financial Statements is based on the offering price of $55.00 per share (See Note 3 to the Pro Forma Financial Statements for additional information related to the preliminary purchase price).

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

At September 30, 2018

(In thousands)

	Historical Results (as reported)		Reclassification Adjustments (Note 2)	Pro Forma Adjustments (Note 5)		Pro Forma Combined
	SJW Group	Connecticut Water
ASSETS
Utility plant:
Land	$18,300	$—	$15,022	$—		$33,322
Depreciable plant and equipment	1,783,654	—	837,255	—		2,620,909
Nondepreciable plant	—	—	102,850	—		102,850
Construction in progress	79,475	19,849	1,839	—		101,163
Utility plant	—	955,127	(955,127)	—		—
Intangible assets	15,748	—	—	—		15,748

Total utility plant	1,897,177	974,976	1,839	—		2,873,992
Less accumulated depreciation and amortization	(593,916)	(253,488)	—	—		(847,404)

Net utility plant	1,303,261	721,488	1,839	—		2,026,588
Nonutility plant	56,336	12,111	(11,528)	—		56,919
Less accumulated depreciation	(12,029)	—	—	—		(12,029)

Net nonutility property	44,307	12,111	(11,528)	—		44,890
CURRENT ASSETS:
Cash and equivalents	13,327	4,603	—	—		17,930
Accounts receivable:
Customers, net of allowance	22,595	16,443	(1,101)	—		37,937
Other	826	—	1,351	—		2,177
Unbilled utility revenue	38,097	11,742	—	—		49,839
Current regulatory assets	—	—	7,471	395	b	7,866
Other current assets	5,522	14,178	(4,798)	—		14,902

Total current assets	80,367	46,966	2,923	395		130,651
OTHER ASSETS:
Investments	—	—	11,528	—		11,528
Regulatory assets and deferred charges, less current portion	104,670	97,073	(5,322)	1,616	b	198,037
Other intangible assets	—	—	—	15,000	a	15,000
Goodwill	—	66,403	—	542,661	c	609,064
Other	4,263	—	—	—		4,263

Total other assets	108,933	163,476	6,206	559,277		837,892

	$1,536,868	$944,041	$(560)	$559,672		$3,040,021

CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common stock	$21	$189,927	—	$(189,920)	h	28
Additional paid-in capital	84,045	—	—	356,710	h	440,755
Retained earnings	390,891	108,422	—	(123,897)	e,h	375,416
Accumulated other comprehensive income	—	(149)	—	149	h	—

Total stockholders’ equity	474,957	298,200	—	43,041		816,198
Long-term debt, less current portion	431,341	250,877	—	486,505	d,e	1,168,723

Total capitalization	906,298	549,077	—	529,546		1,984,921
CURRENT LIABILITIES:
Line of credit	76,000	58,541	—	—		134,541
Current portion of long-term debt	—	4,321	—	(282)	d	4,039
Accrued ground water extraction charge, purchased water and power	22,856	—	—	—		22,856
Accounts payable	26,956	8,529	(2,506)	21,493	e,h	54,472
Accrued interest	7,402	1,637	—	—		9,039
Accrued taxes	4,056	—	—	—		4,056
Accrued payroll	4,568	—	2,506	—		7,074
Other current liabilities	9,842	3,617	(560)	14,933	f	27,832

Total current liabilities	151,680	76,645	(560)	36,144		263,909

DEFERRED INCOME TAXES	80,901	34,168	66,849	(6,018)	e,g,h	175,900
ADVANCES FOR CONSTRUCTION	80,124	19,324	—	—		99,448
CONTRIBUTION IN AID OF CONSTRUCTION	167,769	133,959	—	—		301,728
POSTRETIREMENT BENEFIT PLANS	75,877	30,666	—	—		106,543
REGULATORY LIABILITY	60,650	30,970	—	—		91,620
UNFUNDED FUTURE INCOME TAXES	—	66,849	(66,849)	—		—
OTHER NONCURRENT LIABILITIES	13,569	2,383	—	—		15,952

	$1,536,868	$944,041	$(560)	$559,672		$3,040,021

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2018

(In Thousands)

	Historical Results (as reported)		Reclassification Adjustments (Note 2)	Pro Forma Adjustments (Note 5)		Pro Forma Combined
	SJW Group	Connecticut Water
OPERATING REVENUE	$298,981	$91,026	—	—		$390,007

OPERATING EXPENSE:
Production expenses:
Purchased water	72,673	—	1,484	—		74,157
Ground water extraction charges	34,341	—	—	—		34,341
Other production expenses	18,448	—	9,600	—		28,048
Operations and maintenance	—	38,156	(38,156)	—		—

Total production expenses	125,462	38,156	(27,072)	—		136,546
Administrative and general	36,278	—	20,022	—		56,300
Maintenance	14,036	—	7,699	—		21,735
Taxes, other than income	11,332	8,685	—	—		20,017
Depreciation and amortization	40,921	13,670	—	750	a, j	55,341
Acquisition transaction expenses	14,994	7,766	135	(22,895)	i, h	—

Total operating expense	243,023	68,277	784	(22,145)		289,939

OPERATING INCOME	55,958	22,749	(784)	22,145		100,068
Interest on long-term debt	(18,213)	(8,111)	(495)	(16,815)	d, k	(43,634)
Pension non-service cost	(1,767)	—	(1,015)	—		(2,782)
Unrealized loss on investments	(527)	—	—	—		(527)
Other, net	2,084	1,821	2,346	—		6,251

Income before income taxes	37,535	16,459	52	5,330		59,376
Provision for income taxes	7,591	(706)	52	1,492	l	8,429

NET INCOME	$29,944	$17,165	—	$3,838		$50,947

Earnings Per Share and Common Shares Outstanding, Assuming an Exchange Ratio of 1.1375
-Basic	$1.45	$1.44				$1.86
-Diluted	$1.45	$1.42				$1.85
Weighted Average Common Shares Outstanding
-Basic	20,593,570	11,899,000		(5,149,289)	m	27,343,281
-Diluted	20,721,970	12,069,000		(5,319,289)	m	27,471,681

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2017

(In Thousands)

	Historical Results (as reported)		Reclassification Adjustments (Note 2)	Pro Forma Adjustments (Note 5)		Pro Forma Combined
	SJW Group	Connecticut Water
OPERATING REVENUE	$389,225	$107,054	—	—		496,279

OPERATING EXPENSE:
Production expenses:
Purchased water	86,456	—	1,559	—		88,015
Ground water extraction charges	47,817	—	—	—		47,817
Other production expenses	22,498	—	11,401	—		33,899
Operations and maintenance	—	48,017	(48,017)	—		—

Total production expenses	156,771	48,017	(35,057)	—		169,731
Administrative and general	55,011	—	26,674	—		81,685
Maintenance	17,430	—	9,462	—		26,892
Taxes, other than income	13,642	10,941	—	—		24,583
Depreciation and amortization	48,292	16,684	—	1,000	a,j	64,976

Total operating expense	291,146	75,642	1,079	1,000		368,867

OPERATING INCOME	98,079	31,412	(1,079)	(1,000)		127,412
Interest on long-term debt	(22,610)	(9,054)	199	(19,909)	d,k	(53,742)
Interest on mortgages and other	(319)	—	—	—		(319)
Gain on sale of real estate investments	6,903	33	22	—		6,958
Gain on sale of TWA	12,499	—	—	—		12,499
Other utility income, net of taxes	—	824	(824)	—		—
Dividend income	75	—	—	—		75
Non-water sales earnings	—	1,167	(1,167)	—		—
Allowance for funds used during construction	—	774	(774)	—		—
Other interest and investment income	—	359	837	—		1,196
Other, net	1,866	(2,454)	4,947	—		4,359

Income before income taxes	$96,493	$23,061	$2,161	($20,909)		$98,438

Provision for income taxes	$35,393	($1,993)	$2,161	($8,573)	l	$26,018

Net income before noncontrolling interest	$61,100	$25,054	—	($12,336)		$72,421
Less net income attributable to noncontrolling interest	$1,896	—	—	—		$1,896

NET INCOME	$59,204	$25,054	—	($12,336)		$70,525

Earnings Per Share and Common Shares Outstanding, Assuming an Exchange Ratio of 1.1375
-Basic	$2.89	$2.17				$2.59
-Diluted	$2.86	$2.13				$2.57
Weighted Average Common Shares Outstanding
-Basic	20,506,960	11,540,000		(4,790,289)	m	27,256,671
-Diluted	20,685,118	11,762,000		(5,012,289)	m	27,434,829

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

Note 1. Basis of Pro Forma Presentation

The Pro Forma Balance Sheet as of September 30, 2018 gives effect to the CTWS Acquisition and related financing as if they had been completed on September 30, 2018. The Pro Forma Statements of Operations for the nine months ended September 30, 2018 and the year ended December 31, 2017 give effect to the CTWS Acquisition and related financing as if they had been completed on January 1, 2017.

The Pro Forma Financial Statements have been derived primarily from the September 30, 2018 unaudited condensed consolidated financial statements of SJW included in SJW’s Quarterly Report on Form 10-Q for the fiscal quarter then ended, the unaudited condensed consolidated financial statements of CTWS as of September 30, 2018 and for the nine months then ended included in Exhibit 99.1 to the November 26 Form 8-K, the audited consolidated financial statements of SJW for the year ended December 31, 2017 included in SJW’s Annual Report on Form 10-K for the fiscal year then ended and the audited consolidated financial statements of CTWS for the year ended December 31, 2017 included in Exhibit 99.2 to the November 26 Form 8-K, each of which is incorporated herein by reference. Assumptions and estimates underlying the pro forma adjustments are described in the Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which should be read in conjunction with the Pro Forma Financial Statements. Since the Pro Forma Financial Statements have been prepared based upon preliminary estimates, the final amounts recorded at the date of the CTWS Acquisition may differ materially from the information presented herein. These preliminary estimates are subject to change pending further review of the assets acquired and the liabilities assumed.

The CTWS Acquisition is reflected in the Pro Forma Financial Statements as an acquisition of CTWS by SJW, based on the guidance provided by GAAP for business combinations. In accordance with such accounting guidance, the total estimated purchase price is calculated as described in Note 3 to the Pro Forma Financial Statements, and the CTWS assets acquired and the liabilities assumed have been measured at estimated fair value. For purpose of measuring the estimated fair value of assets acquired and liabilities assumed, SJW has applied the accounting guidance for fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The fair value measurements utilize estimates based on key assumptions of the transaction, including historical and current market data. The pro forma adjustments included herein are preliminary and will be revised when SJW has completed detailed fair value valuations and additional analyses and the final purchase price allocation is determined. As such, the final purchase price allocation may differ materially from the preliminary purchase price allocation presented herein.

Transaction costs recorded by SJW and CTWS in each of the respective companies’ September 30, 2018 unaudited condensed consolidated financial statements have been excluded from the Pro Forma Statement of Operations for the nine months ended September 30, 2018 as they reflect non-recurring charges directly related to the transaction. In addition, transaction costs estimated by SJW and CTWS for the year ended December 31, 2017 have been excluded from the Pro Forma Statement of Operations for the year ended December 31, 2017 because they also reflect non-recurring charges directly related to the transaction. However, the transaction costs recorded in the SJW and CTWS unaudited condensed consolidated financial statements as of September 30, 2018 and the estimated remaining transaction costs are reflected in the Pro Forma Balance Sheet as an increase to liabilities and deferred tax assets and a decrease to retained earnings as of September 30, 2018.

The Pro Forma Financial Statements do not reflect any cost savings (or associated costs to achieve such savings) from operating efficiencies, synergies, or other restructuring costs or restructuring related cost savings that could result from the CTWS Acquisition. Further, the Pro Forma Financial Statements do not reflect the effect of any regulatory actions that may impact the Pro Forma Financial Statements once the CTWS Acquisition is completed.

The SJW historical consolidated 2017 financial statements include the sale of its Texas Water Alliance Limited (“TWA”) subsidiary. SJW recognized a pre-tax gain on the sale of TWA of $12.5 million. The TWA sale was not considered to be an unusual event, as defined in Article 11-02(c)(4) of Regulation S-X, and as a result, no separate pro forma condensed statement of operations is presented for this transaction.

CTWS’s regulated operations are comprised of water and waste water service activities. The operations are subject to the rate-setting authority of PURA in Connecticut and the MPUC in Maine and are accounted for pursuant to GAAP, including the GAAP accounting guidance for regulated operations. The rate-setting and cost recovery provisions currently in place for CTWS’s regulated operations provide revenues derived from costs, including a return on investments of assets included in rate base. The fair values of CTWS’s tangible and intangible assets that are subject to these rate-setting provisions will be determined when detailed asset information can be obtained and a fair value analysis can be performed. The amounts presented in the Pro Forma Financial Statements for CTWS’s regulated utility plant tangible and intangible assets are presented at carrying value. Fair value amounts may differ materially from the carrying value of the CTWS assets presented herein once the fair value analysis is completed.

Note 2. Reclassification Adjustments

Certain CTWS historical consolidated financial statement information has been reclassified in the Pro Forma Financial Statements to conform to the historical consolidated financial statement presentation of SJW. Additionally, based on SJW’s review of CTWS’s summary of significant accounting policies disclosed in CTWS’s unaudited condensed consolidated financial statements as of September 30, 2018 and for the nine months then ended and CTWS’s audited consolidated financial statements for the year ended December 31, 2017 and based on preliminary discussions with CTWS’s management, certain historical consolidated financial information has been reclassified in the Pro Forma Financial Statements to conform the CTWS accounting policies and presentation to those of SJW.

The following reclassification adjustments have been made to the CTWS historical financial information in the Pro Forma Balance Sheet as of September 30, 2018 (in thousands):

	Pro Forma Balance Sheet
	Reclassification Adjustments (Increase/(Decrease))
	As of September 30, 2018
			Reclass		Reclass		Reclass
			Customer	Reclass	Current		Unfunded
	Reclass	Reclass	Accounts	Prepaid	Regulatory	Reclass	Future
Account Description	Utility Plant	Investments	Receivable	Income Taxes	Assets	Payroll	Income Taxes
Land	$15,022	—	—	—	—	—	—
Depreciable plant and equipment	$837,255	—	—	—	—	—	—
Non depreciable plant and equipment	$102,850	—	—	—	—	—	—
Utility plant	$(955,127)	—	—	—	—	—	—
Construction in progress	$1,839	—	—	—	—	—	—
Nonutility plant	—	$(11,528)	—	—	—	—	—
Investments	—	$11,528	—	—	—	—	—
Accounts receivable-Customers, net	—	—	$(1,101)	—	—	—	—
Accounts Receivable-Other	—	—	$1,101	$250	—	—	—
Current regulatory asset	—	—	—	—	$7,471	—	—
Other current assets	—	—	—	$(250)	$(4,548)	—	—
Accounts payable	—	—	—	—	—	$(2,506)	—
Accrued payroll	—	—	—	—	—	$2,506	—
Regulatory assets and deferred charges, less current portion	$(1,839)	—	—	—	$(3,483)	—	—
Other current liabilities	—	—	—	—	$560	—	—
Deferred income taxes	—	—	—	—	—	—	$66,849
Unfunded future income taxes	—	—	—	—	—	—	$(66,849)

The following reclassification adjustments have been made to the CTWS historical financial information in the Pro Forma Statement of Operations for the nine months ended September 30, 2018 (in thousands):

	Pro Forma Statement of Operations
	Reclassification Adjustments (Increase/(Decrease))
	Nine-Months Ended September 30, 2018
Account Description	Reclass Other Income	Reclass Operations and Maintenance	Reclass Non-Service Pension Cost	Reclass AFUDC Interest	Reclass SERP Expense	Reclass Income Taxes	Reclass Total
Purchase water	—	$1,484	—	—	—	—	$1,484
Other production expenses	—	$9,600	—	—	—	—	$9,600
Operations and maintenance	—	$(38,156)	—	—	—	—	$(38,156)
Administrative and general	—	$19,373	—	—	$649	—	$20,022
Maintenance	—	$7,699	—	—	—	—	$7,699
Merger related expenses	—	—	—	—	—	$135	$135
Interest on long-term debt	—	—	—	$(495)	—	—	$(495)
Pension non-service cost	—	—	$(1,015)	—	—	—	$(1,015)
Other utility income, net of income taxes	—	—	—	—	—	—	—
Other, net	$264	—	$1,015	$495	$649	$(77)	$2,346
Provision for income taxes	$264	—	—	—	—	$(212)	$52

The following reclassification adjustments have been made to the CTWS historical financial information in the Pro Forma Statement of Operations for the year ended December 31, 2017 (in thousands):

	Pro Forma Statement of Operations
	Reclassification Adjustments (Increase/(Decrease))
	Year Ended December 31, 2017
Account Description	Reclass Other Income	Reclass Operations and Maintenance	Reclass AFUDC Interest	Reclass Other Interest and Investment Income	Reclass SERP Expense	Reclass Non Water Sales Earnings	Reclass Income Taxes	Reclass Total
Purchase water	—	$1,559	—	—	—	—	—	$1,559
Other production expenses	—	$11,401	—	—	—	—	—	$11,401
Operations and maintenance	—	$(48,017)	—	—	—	—	—	$(48,017)
Administrative and general	—	$25,704	—	—	$970	—	—	$26,674
Maintenance	$109	$9,353	—	—	—	—	—	$9,462
Interest on long-term debt	$36	—	$163	—	—	—	—	$199
Allowance for funds used during construction	—	—	$(774)	—	—	—	—	$(774)
Gain on sale of real estate	—	—	—	—	—	—	$22	$22
Non-water sales earnings	—	—	—	—	—	$(1,167)	—	$(1,167)
Other utility income, net of income taxes	$(824)	—	—	—	—	—	—	$(824)
Other interest and investment income	$(360)	—	$611	$586	—	—	—	$837
Other, net	$1,795	—	—	$(586)	$970	$2,143	$625	$4,947
Provision for income taxes	$(538)	—	—	—	—	$(976)	$(647)	$(2,161)

Upon completion of the CTWS Acquisition, further review of CTWS’s historical consolidated financial statements and accounting policies may result in additional reclassifications to CTWS’s historical financial information to conform to the accounting policies and presentation of SJW.

Note 3. Preliminary Purchase Price

On the terms and subject to the conditions contained in the Merger Agreement and upon completion of the transaction contemplated by the Merger Agreement, SJW will acquire all of the outstanding shares of CTWS stock for total cash consideration of approximately $843.5 million dollars or $70.00 per CTWS common outstanding share. The Pro Forma Financial Statements assume that SJW will finance the acquisition by issuing new common equity shares in this offering for gross proceeds of approximately $371.3 million, including $14.5 million for estimated offering costs, and $490.6 million in Debt Financing, including $3.9 million for estimated debt issuance costs. Each CTWS restricted share unit, CTWS deferred share unit, CTWS performance share unit and CTWS performance cash unit will be treated in a manner specific to such awards as described in the Merger Agreement. For further information regarding the consideration to be paid in settlement of equity-based awards, see Section 6.05 (Awards under CTWS Stock Plan) of the Merger Agreement.

The preliminary purchase price for the merger is estimated as follows:

CTWS common shares outstanding as of September 30, 2018 (in thousands):	12,050
Purchase price per share	$70.00

Total purchase price for common stock (in thousands)	$843,500

The preliminary purchase price was computed using CTWS’s outstanding shares as of September 30, 2018, including outstanding stock equivalents and restricted stock shares. The preliminary purchase price also assumes the 6.75 million new SJW shares to be issued in this offering at the offering price of $55.00 per share.

The outstanding number of shares of CTWS common stock used in the preliminary purchase price calculation will change prior to the closing of the transaction due to share activity in the ordinary course of business, including the vesting of outstanding CTWS equity awards. These changes are not expected to have a material impact on the Pro Forma Financial Statements.

The interest rate on SJW’s debt raised to finance the transaction may vary until reflected on an actual basis when the CTWS Acquisition and the Debt Financing are completed. An increase or decrease by 10% in the interest rate on the Debt Financing would result in an increase/decrease in annual interest expense of approximately $2.2 million.

Note 4. Preliminary Purchase Price Allocation

The allocation of the preliminary purchase price to the fair values of assets acquired and liabilities assumed includes certain pro forma adjustments to the fair values of CTWS’s assets and liabilities. The allocation of the preliminary purchase price is as follows (in thousands):

	September 30, 2018 CTWS Historical Information	Fair Value Adjustments	Purchase Price Allocation
Utility plant, net	$723,327	—	$723,327
Nonutility plant, net	$583	—	$583
Current assets	$49,889	$395	$50,284
Investments	$11,528	—	$11,528
Regulatory assets and deferred charges, less current portion	$91,751	$1,616	$93,367
Other intangible assets	$—	$15,000	$15,000
Goodwill	$66,403	$542,661	$609,064

Total assets acquired	$943,481	$559,672	$1,503,153

Long-term debt	$250,877	$(279)	$250,598
Current liabilities, including maturities of long-term debt	$76,085	$(282)	$75,803
Deferred income taxes	$101,017	—	$101,017
Regulatory liabilities	$30,970	—	$30,970
Post retirement benefit plans	$30,666	$14,933	$45,599
Contributions in aid of construction and construction advances	$153,283	—	$153,283
Other long-term liabilities and preferred stock	$2,383	—	$2,383

Total liabilities assumed	$645,281	$14,372	$659,653

Note 5. Adjustments to the Pro Forma Financial Statements

Adjustments to the Pro Forma Balance Sheet

(a) Intangible Assets. The pro forma adjustment reflects the fair value of an identified acquired intangible asset for non-regulated operations that consists of customer relationships ($15,000). The asset was valued using the Excess Earnings Method. The fair value estimate is preliminary and determined based on assumptions that a market participant would use in pricing an asset using the most advantageous market (i.e., the highest and best use). The final fair value determination of the customer relationships intangible asset may differ materially from this preliminary estimate.

(b) Regulatory Assets and Deferred Charges. The pro forma adjustment reflects a net increase to regulatory assets ($395 thousand in current regulatory assets and $1.6 million in regulatory assets and deferred charges) to reflect the write-up to fair value of the long-term debt of CTWS’s regulated subsidiaries (an increase to current portion of long-term debt and a decrease to long-term debt of $395 thousand and $3.0 million, respectively) and the elimination of $4.6 million in unamortized debt issuance costs and acquisition fair value adjustments related to prior acquisitions. See also Note 5(d).

(c) Acquisition Goodwill. The pro forma adjustment reflects a preliminary estimate of the purchase price paid over the fair value of CTWS’s identifiable assets acquired and liabilities assumed (the “Acquisition Goodwill”). The Acquisition Goodwill was calculated as follows (in thousands):

Preliminary purchase price	$843,500
Less: Fair value of net assets acquired (*)	$(234,436)

Pro forma goodwill	$609,064

(*)	After elimination of CTWS goodwill

(d) Long-Term Debt. The pro forma adjustment reflects an estimated net increase in Debt Financing of $490.6 million incurred to partially finance the transaction, offset by $3.9 million of estimated new deferred debt issuance costs. The final type and amount of long-term debt incurred and the related terms will not be finalized until a later date and may differ in material respects from the estimates provided herein. See also Note 5(k).

The pro forma adjustment also presents fair value adjustments to decrease CTWS’s parent company long-term debt (current portion of long-term debt and long-term debt of $113 thousand and $1.4 million, respectively) and decrease CTWS’s regulated companies’ long-term debt (current portion of long-term debt increase and long-term debt decrease of $395 thousand and $3.0 million, respectively) based on prevailing market prices for the individual debt securities as of September 30, 2018. In addition, unamortized debt issuance costs and acquisition fair value adjustments related to prior acquisitions of $67 thousand for the parent company and $4.5 million for the regulated operating companies were eliminated upon the fair value re-measurement.

The final fair value determination of assumed long-term debt will be based on prevailing market prices upon completion of the CTWS Acquisition. The resulting adjustment to parent company debt will be amortized as an adjustment to interest expense over the remaining life of the debt, as described in Note 5(k). The portion of the adjustment related to regulated company debt will be offset by a decrease to regulatory assets such that amortization of the two adjustments will be offsetting with no effect on earnings. The preliminary estimated annual fair value debt premium amortization adjustment for the parent company is $100 thousand for the year ended December 31, 2017 and $75 thousand for the nine months ended September 30, 2018. This preliminary estimate is based on the preliminary fair value re-measurement of parent company long-term debt and may differ materially when the final long-term debt fair value adjustment is completed.

(e) Accounts Payable. The pro forma adjustment represents an accrual for estimated non-recurring transaction costs of $39.9 million for the combined companies to be incurred subsequent to September 30, 2018, including $14.5 million recorded in additional paid-in capital related to estimated stock issuance costs, an estimated $3.9 million recorded as deferred debt issuance costs and $15.5 million, net of $6.0 million of deferred taxes, recorded as an adjustment to retained earnings. See also Note 5(h).

(f) Other Current Liabilities. In connection with the CTWS Acquisition, certain CTWS officers are eligible to receive severance and other separation benefits related to preexisting employment agreements with double-trigger provisions. These double-trigger agreements result in cash payments to eligible officers following the occurrence of two events: a change of control (as defined) and, where applicable, the named officer experiences a qualifying termination of employment other than for cause, death, or attainment of age 65, by the company or by the participant for good reason (as defined) as determined with respect to such eligible officer at the closing of a merger or as of a specified date following such closing. The fair value of such liabilities as of September 30, 2018 is estimated to be $14.9 million. The amount has been calculated assuming the CTWS Acquisition was completed on September 24, 2018 and, where applicable, each participating officer experienced a qualifying termination of employment on such date using a price per share of CTWS stock of $70.00 (the acquisition consideration). The estimate is based on multiple assumptions that may or may not occur and as a result, the actual amount may differ in material respects from the estimate.

(g) Deferred Income Taxes. The pro forma adjustment for deferred income taxes represents the net deferred tax asset, based on the estimated post-transaction composite statutory tax rate of 28% multiplied by certain purchase accounting adjustments recorded to acquire assets and assumed liabilities, excluding goodwill. The estimated rate is different than SJW’s effective tax rate for the nine months ended September 30, 2018, which includes, among other items, excess tax benefits related to share-based payment awards recognized during the period and the revaluation of deferred tax assets and liabilities in accordance with the 2017 Tax Cuts and Jobs Act. In addition, the composite statutory rate does not take into account any historical or future tax events that may impact the combined company. See also Note 5(l).

(h) Shareholders’ Equity. The pro forma balance sheet reflects the elimination of CTWS’s historical equity balances as of September 30, 2018 and the recognition of 6.75 million new SJW common shares ($0.001 par value common stock of 7 thousand and $371.3 million in additional paid-in capital) assumed to be issued to partially finance the CTWS Acquisition. Additional paid-in-capital has also been adjusted to reflect the estimated cost of issuing the new SJW shares ($14.5 million).

Pro forma retained earnings were reduced by $15.5 million (net of tax, with the tax benefit of $6.0 million reflected as an increase in deferred tax assets and the pre-tax amount of $21.5 million reflected as an increase in accounts payable) for the remaining estimated transaction costs of the combined companies directly related to the CTWS Acquisition that would be expensed. Incurred and remaining estimated transaction costs have been excluded from the Pro Forma Statements of Operations for the nine months ended September 30, 2018 and the year ended December 31, 2017 as they reflect non-recurring charges directly related to the CTWS Acquisition. See also Note 5(e).

Adjustments to the Pro Forma Statement of Operations

(i) Transaction Costs. The pro forma adjustment reflects the elimination of historical acquisition-related transaction costs of $22.8 million incurred by SJW and CTWS during the nine months ended September 30, 2018. The transaction costs consist principally of legal and advisory fees and have been eliminated as they are directly related to the CTWS Acquisition and are non-recurring in nature. See also Note 5(h).

(j) Amortization of intangible assets. The pro forma adjustment represents the amortization of the fair value adjustment related to a finite-lived, identified intangible asset. The asset, customer relationships, is being amortized on a straight-line basis over a 15-year estimated useful life. The preliminary estimated annual fair value intangible asset adjustment is $750 thousand for the nine months ended September 30, 2018 and

$1.0 million for the year ended December 31, 2017. See also Note 5(a). The final amortization amount will be determined once a final fair value determination of the customer relationship intangible asset is completed.

(k) Interest expense. The pro forma adjustment reflects a net increase in interest expense related to the estimated $490.6 million in Debt Financing to be incurred in connection with the CTWS Acquisition and the amortization of the related $3.9 million of estimated new deferred debt issuance costs. Interest expense includes $16.6 million and $22.2 million for the nine months period ended September 30, 2018 and the year ended December 31, 2017, respectively, related to the new Debt Financing. The pro forma adjustments assume a blended interest rate of 4.48% per annum on the Debt Financing. An increase or decrease by 10% in the interest rate on the Debt Financing would result in an increase/decrease in annual interest expense of approximately $2.2 million. Estimated new debt issuance costs are being amortized over a period of 20 years in the Pro Forma Statement of Operations. Annual amortization is $195 thousand. The final amortization amount will be determined once the new debt and related issuance costs have been incurred.

The pro forma adjustment also reflects a net increase in interest expense for the nine months ended September 30, 2018 of $75 thousand and an increase in interest expense of $100 thousand for the year ended December 31, 2017 as a result of amortization of the pro forma fair value adjustment to CTWS’s parent company long-term debt, partially offset by the elimination of deferred costs related to such debt. The effect of the fair value adjustment is being amortized over the remaining life of the individual debt issuances, with the average amortization period being approximately 15 years. The final fair value determination will be based on prevailing market interest rates at the completion of the CTWS Acquisition, and the necessary fair value adjustment will be amortized as an adjustment to interest expense over the remaining life of the individual debt issuances. See also Note 5(d).

(l) Income Tax Expense. The pro forma adjustments include the income tax effects of the pro forma adjustments for the nine months ended September 30, 2018, calculated using an estimated statutory composite income tax rate of 28%, and for the year ended December 31, 2017, calculated using an estimated statutory composite income tax rate of 41%. See also Note 5(g).

(m) Shares Outstanding. The pro forma shares outstanding reflect the elimination of CTWS’s common stock, including outstanding CTWS common stock equivalents and restricted shares reported as outstanding at September 30, 2018, and the assumed issuance of 6.75 million common shares of SJW to be used as part of the CTWS Acquisition consideration. The share issuance does not consider payment for fractional shares, if any, which may exist at the time the CTWS Acquisition closes.

The pro forma weighted average number of basic shares outstanding for the nine months ended September 30, 2018 and the year ended December 31, 2017 are calculated by adding SJW’s weighted average number of basic shares outstanding during each period to the number of SJW shares assumed to be issued to partially finance the CTWS Acquisition. The pro forma weighted average number of diluted shares outstanding is calculated by adding SJW’s weighted average number of diluted shares outstanding for the nine months ended September 30, 2018 and the year ended December 31, 2017 to the number of SJW shares assumed to be issued to partially finance the CTWS Acquisition.

The pro forma weighted average number of basic and diluted shares is calculated as follows (in thousands):

	September 30, 2018	December 31, 2017
Pro Forma Basic Earnings Per Share (in thousands):
SJW weighted average shares outstanding	20,593	20,507
Issuance of new shares (transaction financing)	6,750	6,750

Pro forma basic weighted average shares outstanding	27,343	27,257

Pro Forma Diluted Earnings Per Share (in thousands):
SJW weighted average shares outstanding	20,722	20,685
Equivalent CTWS common shares after exchange	6,750	6,750

Diluted weighted average shares outstanding	27,472	27,435

BUSINESS OF SJW

Overview

SJW is a holding company that conducts its business in the United States through three wholly owned subsidiaries, namely, San Jose Water Company, SJWTX, Inc. (which does business as CLWSC) and SJW Land Company. The principal business of San Jose Water Company and CLWSC, together referred to as Water Utility Services, consists of the production, purchase, storage, purification, distribution, wholesale and retail sale of water. San Jose Water Company provides water services to approximately 231,000 connections that serve approximately one million people residing in portions of the cities of San Jose and Cupertino and in the cities of Campbell, Monte Sereno, Saratoga and the Town of Los Gatos, and adjacent unincorporated territories, all in the County of Santa Clara in the State of California. San Jose Water Company distributes water to customers in accordance with accepted water utility methods, which include pumping from storage and gravity feeds form high elevation reservoirs. San Jose Water Company also provides non-tariffed services under agreements with municipalities and other utilities. These non-tariffed services include water system operations, maintenance agreements and antenna site leases.

San Jose Water Company has utility property, including land held in fee, impounding reservoirs, diversion facilities, wells, distribution storage and water facilities, equipment, office buildings and other property necessary to supply its customers. Under Section 851 of the CPUC, properties currently used and useful in providing utilities services cannot be disposed of unless CPUC approval is obtained.

San Jose Water Company also has approximately 411 acres of nonutility property that has been identified as no longer used and useful in providing utility services. The majority of the properties are located in the hillside areas adjacent to San Jose Water Company’s various watershed properties.

SJTWX, Inc., doing business as CLWSC, provides water service to approximately 15,800 connections that serve approximately 48,000 people in a service area comprising more than 246 square miles in western Comal County and southern Blanco County in the growing region between San Antonio and Austin, Texas.

TWA was previously a wholly owned subsidiary of SJW undertaking activities necessary to develop a water supply project in Texas. TWA had water lease arrangements with certain landowners in Gonzales County, Texas. TWA’s groundwater production and transportation permits were approved by the groundwater district in Gonzales County in January of 2013. On February 22, 2016, SJW entered into an agreement with GBRA, pursuant to which SJW agreed to sell all of its equity interests in TWA to GBRA. On November 16, 2017, the transaction closed and TWA is no longer part of Water Utility Services following the closing.

SJW Land Company owns an undeveloped real estate property, commercial and warehouse properties in Tennessee and holds a 70% limited partnership interest in 444 West Santa Clara Street, L.P. In April 2017, the partnership sold all of its interests in the commercial building and land the partnership owned and operated. In addition, in April 2017, SJW Land Company sold an undeveloped land parcel located in San Jose, California.

In October 1997, San Jose Water Company commenced operation of the City of Cupertino municipal water system under the terms of a 25-year lease. The system is adjacent to the San Jose Water Company service area and has approximately 4,600 service connections. Under the terms of the lease, San Jose Water Company paid an upfront $6.8 million concession fee to the City of Cupertino that is being amortized over the contract term. San Jose Water Company assumed responsibility for all maintenance and operating costs of the system, while receiving all payments for water service.

Among other things, operating results from the water business fluctuate according to the demand for water, which is often influenced by seasonal conditions, such as impact of drought, summer temperatures or the amount and timing of precipitation in Water Utility Services’ service areas. Revenue, production expenses and income are affected by changes in water sales and the availability of surface water supply. Overhead costs, such as payroll and benefits, depreciation, interest on long-term debt and property taxes, remain fairly constant despite variations in the amount of water sold. As a result, earnings are highest in the higher demand, warm summer months and lowest in the lower demand, cool winter months.

Water Supply

San Jose Water Company’s water supply consists of groundwater from wells, surface water from watershed run-off and diversion, reclaimed water and imported water purchased from the SCVWD under the terms of a master contract with SCVWD expiring in 2051. Purchased water provides approximately 40% to 50% of San Jose Water Company’s annual production. San Jose Water Company pumps approximately 40% to 50% of its water supply from the underground basin and pays a groundwater extraction charge to SCVWD. Surface supply, which during a normal rainfall year satisfies about 6% to 8% of San Jose Water Company’s annual water supply needs, provides approximately 1% of its water supply in a dry year and approximately 14% in a wet year. In dry years, the decrease in water from surface run-off and diversion and the corresponding increase in purchased and pumped water increases production expenses substantially.

The pumps and motors at San Jose Water Company’s groundwater production facilities are propelled by electric power. San Jose Water Company has installed standby power generators at 33 of its strategic water production sites and manages a fleet of 21 portable generators deployed throughout the distribution system for power outages at remaining pumping facilities. In addition, the commercial office and operations control centers are outfitted with standby power equipment that allow critical distribution and customer service operations to continue during a power outage. SCVWD has informed San Jose Water Company that its filter plants, which deliver purchased water to San Jose Water Company, are also equipped with standby generators. In the event of a power outage, San Jose Water Company believes it will be able to prevent an interruption of service to customers for a limited period by pumping water using generator power and by using purchased water from SCVWD.

On October 1, 2018, SCVWD’s 10 reservoirs were approximately 33% of total capacity with 55,399 acre-feet of water in storage, which is 68% of the twenty-year average for this date. As reported by the SCVWD, there was no measurable rainfall in San Jose during the current annual rainfall season that commenced on July 1, 2018. Rainfall at San Jose Water Company’s Lake Elsman measured at zero inches during the current rainfall season. Under normal hydrologic conditions, state and federal water allocations represent approximately 40% of the SCVWD’s total annual water supply. As of October 1, 2018, the SCVWD reported that allocations from the state and federal water project were approximately 35% and 75%, respectively, of amounts requested in 2018. SCVWD also reported that the managed groundwater recharge from January to September in the Santa Clara Plain was 157% of the five-year average. The groundwater level in the Santa Clara Plain was approximately 2 feet lower than a year ago in September and 22 feet higher than the five-year average. According to SCVWD, the projected total groundwater storage at the end of 2018 was expected to fall within the normal stage of the SCVWD’s Water Shortage Contingency Plan.

On October 1, 2018, San Jose Water Company’s Lake Elsman contained 3,149 acre-feet of water, of which approximately 2,689 acre-feet could be utilized for treatment. Local surface water is a less costly source of water than groundwater or purchased water and its availability significantly impacts San Jose Water Company’s results of operations. San Jose Water Company could utilize surface water and additional water from its portfolio of groundwater supplies to supplement imported water from the SCVWD. Production from the Montevina Surface Water Treatment Plant in the third quarter was impacted by the Ostwald Intake pipeline replacement project. The temporary bypass pipeline limited the intake to 3 million gallons per day for the 10 week duration of the project. San Jose Water Company’s smaller Saratoga Water Treatment Plant was taken out of service at the end of the second quarter due to lack of run-off from Saratoga Creek and remains offline. San Jose Water Company believes that its various water supply sources will be sufficient to meet customer demand through the remainder of 2018.

From 2014 to 2016, California was in a severe drought. In response to the drought, the State Water Resources Control Board, or the State Water Board, imposed mandatory water use restrictions and conservation targets. The SCVWD also mandated water use restrictions along with conservation targets at levels higher than the State Water Board. While the Governor of California declared the drought over on April 7, 2017, the State Water Board made certain water use restrictions permanent while SCVWD maintained a conservation target at 20%.

On May 31, 2018, Governor Edmund G. Brown signed into law Assembly Bill 1668 and Senate Bill 606. Both bills set an initial limit for indoor water use of 55 gallons per person per day by 2022 and reduced the limit further to 50 gallons per person per day by 2030. Implementation details remain to be developed as to how local water providers will meet this mandate as well as to how the CPUC will direct its regulated utilities to comply. To encourage conservation, San Jose Water Company received approval from the CPUC to implement a Mandatory Conservation Revenue Adjustment Memorandum Account in 2014. This account was subsequently replaced with a WCMA. The WCMA allows San Jose Water Company to track lost revenue, net of related water costs, associated with reduced sales due to water conservation and associated calls for water use reductions. San Jose Water Company records the lost revenue captured in the WCMA regulatory accounts once the revenue recognition requirements of FASB ASC Topic 980 – “Regulated Operations,” subtopic 605-25 are met.

In 2015, San Jose Water Company was authorized by the CPUC to activate Stage 3 of Tariff Rule 14.1 which is a water shortage contingency plan with mandatory water usage reductions and drought surcharges resulting from usage above customer allocations. Tariff Rule 14.1 focuses primarily on restrictions of outdoor watering which accounts for 50% of a typical customer’s water usage. Effective July 1, 2016, San Jose Water Company implemented its CPUC approved water shortage contingency plan with mandatory water usage reductions and drought surcharges to reflect the SCVWD’s call for 20% conservation. The drought surcharges were not recorded as revenue. Rather, they were recorded in a regulatory liability account authorized by the CPUC to track lost revenues resulting from conservation. The amount recorded in the surcharge account was being used to offset future rate increases that would otherwise be necessary to recover lost revenue due to drought conservation efforts. San Jose Water Company suspended its allocation and drought surcharge program provided for in Schedule 14.1, Water Shortage Contingency Plan with Staged Mandatory Reductions and Drought Surcharges on February 1, 2017. On June 13, 2017, the SCVWD adopted Resolution 17-43 to encourage making water conservation a way of life in California through recommendations on watering schedules and a call for customers to achieve a 20% reduction in water use as compared to 2013. In addition to the SCVWD’s resolution, the mandatory water use restrictions set forth by the State Water Resources Control Board’s Emergency Regulations remain in effect. San Jose Water Company is continually working to maintain compliance with the various drought rules and regulations and is also working with local governments as well as the SCVWD to communicate consistent messages to the public about use restrictions and related matters associated with the recent drought.

California also faces long-term water supply challenges. San Jose Water Company actively works with SCVWD to meet the challenges by continuing to educate customers on responsible water use practices and conducting long-range water supply planning.

SJW and San Jose Water Company provide additional information on their websites relating to customer water usage. SJW intends to update the websites as appropriate during the period in which the water shortage contingency plan of SCVWD remains in effect. The information on our websites is not incorporated by reference to or part of this report.

CLWSC’s water supply consists of groundwater from wells and purchased treated and raw water from the GBRA. CLWSC has long-term agreements with the GBRA, which expire in 2037, 2040, 2044 and 2050. The agreements, which are take-or-pay contracts, provide CLWSC with an aggregate of 6,900 acre-feet of water per year from Canyon Lake at prices that may be adjusted periodically by GBRA.

Franchises

Franchises granted by local jurisdictions permit Water Utility Services to construct, maintain and operate water distribution systems within the streets and other public properties of a given jurisdiction. San Jose Water Company holds the necessary franchises to provide water in portions of the cities of San Jose and Cupertino and in the cities of Campbell, Monte Sereno and Saratoga, the Town of Los Gatos and the unincorporated areas of Santa Clara County. None of the franchises have a termination date, other than the franchise for the unincorporated areas of Santa Clara County, which terminates in 2020.

CLWSC holds the franchises for water and wastewater services to the City of Bulverde and the City of Spring Branch, which terminate in 2029 and 2036, respectively. The unincorporated areas that CLWSC serves in Comal and Blanco Counties do not require water service providers to obtain franchises.

Seasonal Factors

Water sales are seasonal in nature and influenced by weather conditions. The timing of precipitation and climatic conditions can cause seasonal water consumption by customers to vary significantly. Demand for water is generally lower during the cooler and rainy winter months. Demand increases in the spring when the temperature rises and rain diminishes.

Competition

San Jose Water Company and CLWSC are public utilities regulated by the CPUC and PUCT, respectively, and operate within a service area approved by the regulators. The statutory laws provide that no other investor-owned public utility may operate in the public utilities’ service areas without first obtaining from the regulator a certificate of public convenience and necessity. Past experience shows such a certificate will be issued only after demonstrating that service in such area is inadequate.

California law also provides that whenever a public agency constructs facilities to extend utility service to the service area of a privately-owned public utility, like San Jose Water Company, such an act constitutes the taking of property and is conditioned upon payment of just compensation to the private utility.

Under the California law, municipalities, water districts and other public agencies have been authorized to engage in the ownership and operation of water systems. Such agencies are empowered to condemn properties operated by privately-owned public utilities upon payment of just compensation and are further authorized to issue bonds (including revenue bonds) for the purpose of acquiring or constructing water systems. To the Company’s knowledge, no municipality, water district or other public agency has pending any proceeding to condemn any part of its water systems.

Environmental Matters

Public utilities are subject to environmental regulation by various federal, state and local governmental authorities.

Water Utility Services believes they are currently in compliance with all of the United States Environmental Protection Agency’s surface water treatment performance standards, drinking water standards for disinfection by-products and primary maximum contaminant levels. These standards have been adopted and are enforced by the California State Water Board, Division of Drinking Water and the Texas Commission on Environmental Quality for San Jose Water Company and CLWSC, respectively.

Other state and local environmental regulations apply to Water Utility Services’ operations and facilities. These regulations relate primarily to the handling, storage and disposal of hazardous materials and discharges to the environment. In 2008, as part of routine replacement of infrastructure, San Jose Water Company identified legacy equipment containing elemental mercury which was released into the surrounding soil. San Jose Water Company has determined the release posed no risk of contamination to the water supply, notified the appropriate authorities and remediated the affected area. San Jose Water Company also identified 10 other potentially affected sites. Eight of these sites have been remediated and San Jose Water Company is continuing its assessment of the remaining sites in conjunction with its infrastructure replacement program. SJW believes there will be no material financial impact related to this matter. In 2016, San Jose Water Company began performing hazardous materials site assessments and remediation prior to the construction phase of capital projects. The site assessments are performed to remove any legacy materials and to obtain site closures from the Santa Clara County Department of Environmental Health under its Voluntary Cleanup Program.

San Jose Water Company is a permittee under the National Pollutant Discharge Elimination System Permit, or NPDES, for drinking water system discharges to Waters of the United States. An unplanned non-compliant discharge under the NPDES permit took place on September 10, 2017 when a six-inch main began leaking in San Jose. Crews responded promptly and implemented all best management practices, including dechlorination measures, before repairs were made. The event was reported to the San Francisco Bay Regional Water Control Board, and San Jose Water Company was notified that enforcement action would be pursued by the agency. SJW negotiated a settlement agreement with prosecution team of the Regional Water Quality Control Board, or RWQCB, consisting of an Administrative Civil Liability settlement of $75,000 with half of the settlement to be met with a Supplemental Environmental Project, or SEP. In September 2018, the RWQCB formally adopted the settlement agreement as an Order by Settlement Agreement. To meet the SEP requirement, San Jose Water Company is now working through a newly formed California-Nevada Section of the American Water Works Association, Environmental, Health & Safety Committee, with staff from community water systems throughout California and Nevada, to lead an effort to update the Best Management Practices, or BMPs, Manual for Drinking Water System Releases as outlined in the terms of the SEP. The update will reflect the many BMPs developed and implemented by San Jose Water Company over the last several years.

San Jose Water Company believes it is currently in compliance with all state and local regulations governing hazardous materials, point and non-point source discharges and the warning provisions of the California Safe Drinking Water and Toxic Enforcement Act of 1986.

Employees

As of December 31, 2017, SJW had 411 full-time employees, of whom 368 were San Jose Water Company employees and 43 were CLWSC employees. At San Jose Water Company, 134 were executive, administrative or supervisory personnel, and 234 were members of unions. On December 1, 2016 and November 8, 2016, San Jose Water Company reached three-year collective bargaining agreements with the Utility Workers of America, representing the majority of all employees, and the International Union of Operating Engineers, representing certain employees in the engineering department, respectively, covering the period from January 1, 2017 through December 31, 2019. The agreements include a 3.5% wage increase in 2017, 3% in 2018 and 4% in 2019 for union workers. As of December 31, 2017, CLWSC had 43 employees, of whom 9 were exempt and 34 were non-exempt employees. Non-exempt employees are subject to overtime but are not represented by a union.

Regulation and Rates

California Regulatory Affairs

San Jose Water Company’s rates, service and other matters affecting its business are subject to regulation by the CPUC.

Generally, there are three types of rate adjustments that affect San Jose Water Company’s revenue collection: general rate adjustments, cost of capital adjustments and offset rate adjustments. General rate adjustments are authorized in general rate case decisions, which usually authorize an initial rate adjustment followed by two annual escalation adjustments. General rate applications are normally filed and processed during the last year covered by the most recent general rate case as required by the CPUC in order to avoid any gaps in regulatory decisions on general rate adjustments.

Cost of capital adjustments are rate adjustments resulting from the CPUC’s usual tri-annual establishment of a reasonable rate of return for San Jose Water Company’s capital investments.

The purpose of an offset rate adjustment is to compensate utilities for changes in specific pre-authorized offsettable capital investments or particular expenses, primarily for purchased water, groundwater extraction fees, purchased power and pensions. Pursuant to Section 792.5 of the California Public Utilities Code, a balancing account must be maintained for each expense item for which such revenue offsets have been authorized. Memorandum accounts track revenue impacts due to catastrophic events, certain unforeseen water quality expenses related to new federal and state water quality standards, energy efficiency, water conservation and other approved activities or as directed by the CPUC such as the memorandum account for the Tax Act. The purpose of balancing and memorandum accounts is to track the under-collection or over-collection associated with such expense changes and to allow rate adjustments to reflect such incurred expenses.

As required by the CPUC, on April 3, 2017 San Jose Water Company filed an application requesting authority to increase its authorized cost of capital for the period from January 1, 2018 through December 31, 2020. The cost of capital determination is a triannual regulatory process in which the CPUC determines a regulated water utility’s cost of long-term debt and common stock and the components of its authorized capital structure. On March 22, 2018, the CPUC approved a new cost of capital for San Jose Water Company in Decision 18-03-035 that lowers the rate of return from 8.09% to 7.64%, thereby reducing the 2018 revenue requirement by $5,843 or 1.57%. On March 22, 2018, San Jose Water Company filed Advice Letter No. 518 with the CPUC requesting authorization to adjust water rates to reflect the decision effective March 22, 2018.

On September 29, 2017, San Jose Water Company filed Advice Letter No. 512 with the CPUC requesting authorization to re-implement a surcharge to recover the under-collected balance of $11.5 million remaining from the 2012 General Rate Case true-up due to the delayed 2012 General Rate Case Application decision. Actual sales were substantially lower than the CPUC authorized sales estimate used to calculate the surcharge amount over the three-year recovery period. San Jose Water Company is seeking to recover the remaining under-collected balance. This request was withdrawn on January 5, 2018, and the recovery of the remaining under-collected balance was requested as part of our 2018 General Rate Case Application.

On November 15, 2017, San Jose Water Company filed Advice Letter No. 513/513A with the CPUC requesting a revenue increase of $15.7 million or 4.22%, for the 2018 escalation year included in the 2015 General Rate Case. This request was approved and the new rates became effective on January 1, 2018.

San Jose Water Company filed Advice Letter No. 515 on December 28, 2017 with the CPUC requesting authorization to establish the 2018 Tax Accounting Memorandum Account. This memorandum account will capture any changes to revenue requirement resulting from the impact of the Tax Act bill signed into law December 22, 2017. This request became effective on January 1, 2018.

On January 4, 2018, San Jose Water Company filed General Rate Case Application No. 18-01-004 , or GRC, with the CPUC requesting authority for an increase of revenue of $34.3 million, or 9.76%, in 2019, $14.2 million, or 3.70%, in 2020 and $20.6 million, or 5.17%, in 2021. Among other things, the application also included requests to recover $20.7 million from balancing and memorandum accounts, the establishment of a Water Revenue Adjustment Mechanism and Sales Reconciliation Mechanism, or WRAM/SRM, and a shift to greater revenue collection in the service charge. On June 28, 2018, the CPUC issued an order in the case identifying the issues to be considered, including whether the proposed merger between SJW and CTWS will have any ratemaking impact on the customers of San Jose Water Company. This consideration was subsequently removed from the GRC to be considered in an Order Instituting Investigation, or OII, on the proposed merger issued on July 20, 2018 (see below for further discussion). On August 10, 2018, San Jose Water Company and the Office of Ratepayer Advocates filed a joint motion for partial settlement of the GRC with the CPUC, resolving all issues in the GRC with the exception of authorization of a WRAM/SRM and the recovery of the balance in the Hydro Generation Research, Development and Demonstration Memorandum Account, such issues being subsequently contested in legal briefs. On October 16, 2018 the CPUC issued a Proposed Decision that would adopt the settlement in part, without any impact on the proposed revenue requirement outlined in the settlement, and delaying ruling on the contested issues in order to allow the settlement rates to become effective January 1, 2019.

On May 4, 2018, SJW and CTWS filed with PURA and the MPUC applications for the approval of the CTWS Acquisition. These applications are still pending before PURA and the MPUC, and a decision is expected by PURA in December 2018 while a decision by the MPUC is expected in January 2019.

The CPUC directed its Class A water utilities, including San Jose Water Company, to reflect the changes to the Internal Revenue Code resulting from the passage of the Tax Act in customer rates. On May 8, 2018, the CPUC directed San Jose Water Company to file an advice letter to implement a change in water rates to reflect the lower income tax rate provided by the Tax Act, effective July 1, 2018. On May 23, 2018, San Jose Water Company filed Advice Letter No. 522 in compliance with the CPUC’s directive. On June 7, 2018, San Jose Water Company filed Advice Letter No. 522A amending the rate change to reflect a reduction in revenue requirement for 2018 of $14.8 million or 3.89%, with no impact on after tax income. This request became effective July 1, 2018.

On June 13, 2018, San Jose Water Company filed Advice Letter No. 523 with the CPUC requesting authorization to implement surcharges to offset the increases to purchased potable water charges, the ground water extraction fee, and purchased recycled water charges implemented by SCVWD and South Bay Water Recycling effective July 1, 2018. The increases amount to a revenue increase of $13.7 million or 3.75%. This request became effective July 1, 2018.

San Jose Water Company filed Advice Letter No. 524 with the CPUC on July 26, 2018, requesting authorization to recover the 2017 capital additions related to the Montevina Water Treatment Plant Upgrade Project. The filing requested a revenue increase of $3.2 million or 0.83% and became effective August 25, 2018.

On July 20, 2018, the CPUC issued an Order Instituting Investigation, OII No. 18-07-007, concerning SJW’s merger with CTWS. In the Order Instituting Investigation, the CPUC stated that it planned to complete its investigation in a time frame to allow the proposed merger to move forward by the end of 2018, if appropriate. At a required pre-hearing conference on August 22, 2018, the CPUC confirmed its planned schedule, and a Scoping Memorandum was subsequently issued on September 7, 2018, which again confirmed the planned schedule and identified issues to be considered on whether the proposed merger is subject to CPUC approval and its likely impacts within California. On September 14, 2018, SJW and San Jose Water Company submitted joint comments in response to the issues identified above in accordance with the Scoping Memorandum’s adopted schedule, and reply comments were submitted on October 19, 2018. However, as a result of unexpected delays in the CPUC’s scheduling of a planned public participation hearing, the CPUC is unlikely to complete its investigation prior to the first quarter of 2019. Completion of the CPUC’s investigation is not a condition to the consummation of the CTWS Acquisition.

In January 2017, a San Jose Water Company customer inquired about its billing practice as it related to the proration of service charges in billing cycles where a rate change occurred. After reviewing its existing practice as well as those of other Class A water utilities, San Jose Water Company determined that it was appropriate to modify its existing practice to prorate service charges similar to the manner in which it prorates quantity charges – that is by applying both the old and new rates to the portions of the billing cycle for which the respective rates were in effect. This change was implemented on January 30, 2017, and retroactively applied to January 1, 2017.

Subsequently, on May 8, 2017, the CPUC’s Water Division notified San Jose Water Company that its previous failure to apply such proration had violated Public Utilities Code 532 and other CPUC Orders and recommended that San Jose Water Company file an advice letter providing refunds for the period of January 1, 2014, through December 31, 2016. As recommended, San Jose Water Company filed Advice Letter 510 on June 6, 2017, to propose customer refunds in the amount of $1.8 million for the same period. On June 22, 2017, San Jose Water Company was served with Complaint 17-06-009 regarding its billing practice for service charge rate changes. On August 11, 2017, the Water Division rejected Advice Letter 510 in light of the CPUC’s investigation into San Jose Water Company’s past and present billing practice. The billing issue was made a part of San Jose Water Company’s current GRC proceeding. Testimony was provided by the Office of Ratepayer Advocates (now the Public Advocates Office or Cal PA) on May 23, 2018. On June 8, 2018, San Jose Water Company provided its rebuttal testimony. On August 10, 2018, San Jose Water Company and Cal PA submitted a partial settlement agreement on issues presented in the GRC. Both San Jose Water Company and Cal PA settled on the billing issue establishing the duration for which to calculate customer refunds from June 1, 2011 through December 31, 2016. Accordingly, San Jose Water Company has provided an additional reserve to cover the remaining period covered by the settlement.

On September 14, 2018, the CPUC issued OII No. 18-09-003 to which San Jose Water Company was named as Respondent. The OII will determine whether San Jose Water Company unlawfully overcharged customers over as much as a 30-year period by failing to prorate service charges when increases occurred during a billing period, and whether San Jose Water Company double-billed service charges during one billing period when allegedly switching from billing such charges in advance to billing in arrears. The OII resulted from a report by the CPUC’s Consumer Protection and Enforcement Division, or CPED, dated August 16, 2018, recommending an investigation into San Jose Water Company’s billing practice. CPED calculated a refund obligation of approximately $2.1 million for the years 2014 to 2016 that had been the subject of San Jose Water Company’s Advice Letter 510. CPED calculated a further refund obligation of approximately $2.0 million for the years 1987 to 2013. CPED also asserted that San Jose Water Company double-billed its customers during a billing period when it allegedly converted from billing in advance to billing in arrears, assumed that such double-billing occurred in January 2011, and calculated a refund obligation of approximately $4.9 million. The OII notes these estimates and identifies the proper refund amount as an issue in the proceeding. The OII also identifies the CPUC’s authority to consider imposing penalties on San Jose Water Company in amounts ranging from five hundred dollars to fifty thousand dollars per offense, per day. San Jose Water Company continues to cooperate with the CPUC to resolve these issues. On October 15, 2018, San Jose Water Company filed a response to the OII with the CPUC, in which it stated that it believes it would not be appropriate for the Commission to require refunds extending prior to June 2011, that no double billing has occurred and that no penalties should be imposed on it. As a result, San Jose Water Company believes it is only probable that refunds agreed to in the partial settlement with Cal PA will be refunded to customers and has provided for this amount in the accompanying unaudited condensed consolidated financial statements. However, we cannot guarantee that the CPUC will not impose higher refunds and penalties, including the higher amounts recommended by the CPED.

Texas Regulatory Affairs

As required, CLWSC submitted on July 31, 2018 its Water Pass-Through Charge, or WPC, true-up report to PUCT reflecting a change from $1.15 to $1.13 per thousand gallons. The WPC is the annual filing to change that component of CLWSC’s water rates for the changes in purchased water costs since the last annual true-up report. This change for 2018 became effective on water bills being prepared as of February 1, 2018.

PUCT directed CLWSC (as well as other Class A water utilities in Texas) to quantify all of the impacts of the passage of the Tax Act and make rate adjustments reflecting such impacts on a prospective basis. PUCT Order 47945-36, as amended by 47945-41, orders the water utilities to record a regulatory liability that reflects (1) the difference between the revenues collected under existing rates and the revenues that would have been collected had the existing rates been set using the recently approved federal income tax rates; and (2) the balance of excess accumulated deferred federal income taxes that now exists because of the decrease in the federal income tax rate from 35% to 21%. This filing will return to the ratepayers the difference between the revenues collected under the existing rates and what water rates would have been using the 21% federal income tax rate now effective under the Tax Act. The accrued amounts for the period January 25, 2018 through April 30, 2018 were refunded along with the regular monthly Federal Tax Cut Credit, or FTCC, on bills prepared during the month of June. The FTCC customer credit will continue to be reflected on customer bills every month until the implementation of new rates resulting from the next rate case. It is projected this credit will reduce water revenue by $1.0 million in 2018 with no impact on after tax income.

CLWSC’s Sale Transfer and Merger application, or STM, to acquire the Deer Creek Ranch Water Co., LLC’s assets was approved by PUCT Order No. 4 filed in 47888-12, which allowed the transaction to proceed to closing. The acquisition subsequently closed on July 2, 2018. The required completed transaction report was filed with the PUCT on July 5, 2018, and the Joint Proposed Notice of Approval was filed with the PUCT on September 17, 2018. The final order transferring the Certificate of Convenience and Necessity, or the exclusive right to provide water utility service, from Deer Creek Ranch Water Co., LLC to CLWSC became effective November 7, 2018.

Financial Information about Industry Segments

See Note 12 of our audited financial statements for the year ended December 31, 2017 incorporated by reference into this prospectus supplement for information regarding SJW’s business segments.

BUSINESS OF CTWS

The Company

CTWS was incorporated in 1974, and Connecticut Water, its largest subsidiary, was organized in 1956. CTWS is a non-operating holding company whose income is derived from the earnings of its six wholly-owned subsidiary companies. In 2017, approximately 95% of CTWS’s net income was attributable to water operations carried out within its four regulated water companies, Connecticut Water, HVWC, Avon Water and Maine Water, collectively referred to as the Regulated Companies. As of December 31, 2017, the Regulated Companies supplied water to 135,645 connections, representing a population of approximately 450,000, in 80 municipalities throughout Connecticut and Maine and more than 3,000 wastewater connections, representing a population of approximately 10,000, in Southbury, Connecticut. The Regulated Companies are subject to state regulation regarding financial issues, rates and operating issues, and to regulation by various other state and federal regulatory agencies concerning water quality and environmental standards.

In addition to its regulated companies, CTWS owns two active unregulated companies, Chester Realty, Inc., a real estate company in Connecticut, and New England Water Utility Services, Inc., which provides contract water and sewer operations and other water related services. In 2017, these unregulated companies, together with real estate transactions within Connecticut Water, contributed approximately 5% of CTWS’s net income through real estate transactions as well as services and rentals.

CTWS’s mission centers on delivering life sustaining, high quality water service to families and communities while providing a fair return to its shareholders.

CTWS’s Regulated Companies

CTWS’s Regulated Companies are subject to seasonal fluctuations and weather variations. The demand for water is generally greater during the warmer months than the cooler months due to customers’ incremental water consumption related to cooling systems and various outdoor uses such as private and public swimming pools and lawn sprinklers. Demand will vary with rainfall and temperature levels from year to year and season to season, particularly during the warmer months. The financial risk associated with changes in demand was mitigated in the State of Connecticut due to the adoption of the Water Revenue Adjustment, or the WRA, by Connecticut Water in 2013 and by HVWC in 2017. Currently, Avon Water has not utilized the WRA.

In general, the profitability of the water utility industry is largely dependent on the timeliness and adequacy of rates allowed by utility regulatory commissions. In addition, profitability is affected by numerous factors over which CTWS has little or no control, such as costs to comply with security, environmental and water quality regulations. Inflation and other factors also impact costs for construction, materials and personnel related expenses.

CTWS believes that it is presently in material compliance with current environmental and water quality regulations, but the regulations are subject to change at any time. The costs to comply with future changes in state or federal regulations, which could require CTWS to modify existing filtration facilities and/or construct new ones, or to replace any reduction of the safe yield from any of its current sources of supply, could be substantial.

Acquisitions and Dispositions

The Heritage Village Water Company Acquisition

On May 10, 2016, CTWS announced that it had reached an agreement to acquire HVWC, pending a vote of HVWC shareholders, approval by PURA and the MPUC and the satisfaction of other various closing conditions, pursuant to the terms of Agreement and Plan of Merger, dated May 10, 2016, between and among HVWC,

CTWS and HAC, Inc., CTWS’s wholly-owned Connecticut subsidiary, or the HVWC Merger Agreement. HVWC serves approximately 4,700 water connections in the Towns of Southbury, Middlebury and Oxford, Connecticut and approximately 3,000 wastewater connections in the Town of Southbury, Connecticut.

The acquisition was executed through a stock-for-stock merger transaction valued at approximately $16.9 million. Holders of HVWC common stock received shares of CTWS’s common stock in a tax-free exchange. In addition, the transaction reflected a total enterprise value of HVWC of approximately $21.5 million, with the $16.9 million paid to shareholders in a stock exchange and the assumption by CTWS of approximately $4.6 million of debt held by HVWC at the time of the acquisition.

CTWS received regulatory approval from the MPUC on September 28, 2016 and from PURA on December 5, 2016, to proceed with the transaction. The shareholders of HVWC voted to approve the acquisition at a special meeting of HVWC’s shareholders held on February 27, 2017.

On February 27, 2017, CTWS completed the acquisition of HVWC by completing the merger of CTWS’s wholly-owned subsidiary HAC, Inc. with and into HVWC, with HVWC as the surviving corporation, pursuant to the terms of the HVWC Merger Agreement and Connecticut corporate law. Upon the effective time of the merger, the holders of HVWC’s 1,620 issued and outstanding shares of common stock became entitled to receive an aggregate of 300,445 shares of CTWS’s common stock in a tax-free exchange, which exchange was commenced promptly by the issuance of a letter of transmittal and related materials by Connecticut Water’s exchange agent.

The Avon Water Company Acquisition

On October 12, 2016, CTWS announced that it had reached an agreement to acquire Avon Water, pending a vote of Avon Water shareholders, approval by PURA and the MPUC and the satisfaction of other various closing conditions, pursuant to the terms of that certain Agreement and Plan of Merger, dated October 11, 2016, as amended on March 29, 2017, between and among Avon Water, CTWS, and WC-A I, Inc., CTWS’s wholly-owned Connecticut subsidiary, or the Avon Water Merger Agreement. Avon Water serves approximately 4,800 connections in the Farmington Valley communities of Avon, Farmington and Simsbury, Connecticut.

On February 10, 2017, Connecticut Water received regulatory approval from the MPUC, and on April 12, 2017, Connecticut Water received regulatory approval from PURA to proceed with the transaction. The shareholders of Avon Water voted to approve the acquisition at a special meeting of Avon Water’s shareholders held on June 16, 2017.

Effective July 1, 2017, CTWS completed the acquisition of Avon Water by completing the merger of Connecticut Water’s wholly-owned subsidiary WC-A I, Inc. with and into Avon Water, with Avon Water as the surviving corporation, pursuant to the terms of the Avon Water Merger Agreement and Connecticut corporate law. Upon the effective time of the merger, the holders of Avon Water’s 122,289 issued and outstanding shares of common stock became entitled to receive the following merger consideration for each share of Avon Water common stock held: (i) a cash payment of $50.11; and (ii) a stock consideration component, consisting of 3.97 shares of CTWS’s common stock.

The transaction was completed through a stock-for-stock exchange where Avon Water shareholders received CTWS’s common stock valued at approximately $26.9 million, in a tax-free exchange, and a cash payment of $6.1 million for a total payment to shareholders of $33.0 million. The transaction reflects a total enterprise value of approximately $39.1 million, with the $33.0 million paid to shareholders and the assumption by CTWS of approximately $6.1 million of debt held by Avon Water at the time of acquisition.

Maine Water Land Sale

On March 11, 2016, Maine Water entered into a purchase and sale agreement with the Coastal Mountains Land Trust, a Maine nonprofit corporation, or the Land Trust, pursuant to which Maine Water agreed to sell two conservation easements to the Land Trust on approximately 1,300 acres of land located in the towns of Rockport, Camden and Hope, in Knox County, Maine valued in the aggregate at $3.1 million. The land had a book value of approximately $600,000 at September 30, 2018 and December 31, 2017 and is included in “Utility Plant” on CTWS’s consolidated balance sheets. The easements and purchase prices are as follows:

1.	Ragged Mountain Mirror Lake Conservation Easement: $1,875,000; and

2.	Grassy Pond conservation Easement: $600,000.

On June 25, 2018, an amendment to the agreement was made to extend closing of the first transaction to September 30, 2018, from June 30, 2018. This amendment also will extend the second closing into 2020. Maine Water will make a $250,000 contribution to the Land Trust upon completion of the closing of the first easement sale. Maine Water also expects to claim a charitable deduction for the $600,000 in excess of the fair market value of the second easement over the $600,000 sale price. The first half of this easement sale, and Maine Water’s related contribution to the Land Trust, was completed in the third quarter of 2018. As a result of the transaction, CTWS recognized $435,000 in net income during the quarter and recorded a regulatory liability of $435,000 that will be refunded to customers over a one-year period, beginning January 1, 2019. In addition to the net income recorded as part of the transaction, CTWS recorded a $100,000 deferred income tax benefit due to the timing difference related to the cash refund to customers. The total net income benefit recorded by CTWS for this transaction was $535,000 presented as $625,000 in gain on real estate transactions offset by $90,000 of donation deduction.

Regulatory Matters

The rates CTWS charges its water and waste water customers in Connecticut and Maine are established under the jurisdiction of and are approved by PURA and the MPUC, respectively. It is CTWS’s policy to seek rate relief as necessary to enable it to achieve an adequate rate of return. Connecticut Water’s allowed return on equity and return on rate base, as of September 30, 2018, were 9.75% and 7.32%, respectively. HVWC’s blended water and wastewater allowed return on equity and return on rate base, as of September 30, 2018, were 10.10% and 7.19%, respectively. Avon Water’s allowed return on equity and return on rate base, as of September 30, 2018, were 10.00% and 7.79%, respectively. Maine Water’s average allowed return on equity and return on rate base, as of September 30, 2018 were 9.50% and 7.96%, respectively.

PURA establishes rates in Connecticut on a company-wide basis while the MPUC approves Maine Water’s rates on a division-by-division basis. Each of Connecticut Water, HVWC, Avon Water and Maine Water are allowed to add surcharges to customers’ bills in order to recover certain costs associated with approved capital projects in between full rate cases, as well as approved surcharges for the WRA, in Connecticut, as discussed in more detail below. HVWC has not added surcharges to customers’ bills in order to recover certain approved capital projects as of September 30, 2018. However, HVWC, as ordered by PURA, began to utilize the WRA as of March 31, 2017.

On January 3, 2018, PURA filed a motion to reopen the most recent rate case decisions for CTWS’s Connecticut Regulated Companies to determine what, if any, adjustments to rates are appropriate to account for revisions to tax laws, including corporate tax rates, contained in the Tax Act. PURA held a hearing on July 30, 2018 for regulated water companies. As discussed below, Connecticut Water has entered into a settlement agreement with the Connecticut Office of Consumer Counsel, or OCC, which was approved by PURA, that covers treatment of the Tax Act.

On January 11, 2018, the MPUC issued a notice of investigation to determine the impact of the Tax Act on Maine Water. The investigation will allow the MPUC to determine the specific impact of the Tax Act and whether any rate adjustments are warranted. Following discovery, technical conferences were held on April 19, 2018 and July 17, 2018. In addition to determining the impact of the Tax Act on the justness and reasonableness of Maine Water’s rates, the MPUC will consider whether to issue an accounting order to establish a regulatory liability which defers for future return to ratepayers the impact of the tax changes. During the three months ended September 30, 2018, the Company reversed approximately $100,000 in revenues from Maine Water in anticipation of a rate order from the MPUC that will establish lower rates as a result of the Tax Act.

Connecticut Rates

Connecticut Water’s Water Infrastructure Conservation Adjustment, or WICA, was 0.00% at September 30, 2018. Connecticut Water’s WICA was reset to zero as a result of a rate ruling on CTWS’s limited reopener and settlement agreement issued by PURA, as discussed below. As of September 30, 2018, Avon Water’s WICA surcharge was 7.51%. As of September 30, 2018, HVWC has not filed for a WICA surcharge.

On February 6, 2018, Connecticut Water filed a petition with PURA to reopen Connecticut Water’s 2010 rate case proceeding (previously reopened in 2013) for the limited purpose of approving a settlement agreement, or the settlement agreement, entered into by Connecticut Water and the OCC. The settlement agreement proposes a change in Connecticut Water’s customer rates effective for bills rendered on and after April 1, 2018 made up of the following two components: (1) the revenue requirements associated with a $36.3 million addition to rate base to reflect necessary upgrades to Connecticut Water’s Rockville Water Treatment Plant; and (2) the folding in to base rates of CTWS’s present WICA surcharges. In addition, the settlement agreement provides that:

1.

Upon implementation of new rates under the settlement agreement, until such time as new rates are adopted in a general rate case, through a temporary modification of the earnings sharing mechanism, Connecticut Water customers will receive one hundred percent of any earnings in excess of levels allowed by law rather than limiting such customer credits to 50% as contemplated by applicable law;

2.	Connecticut Water agrees it will not file for a general increase of Connecticut Water’s base rates to be effective before January 1, 2020;

3.	The pending proceeding initiated by PURA in Docket No. 09-12-11RE03, Application of The Connecticut Water Company for Amended Rates – Federal Tax Cuts and Jobs Act shall be closed; and

4.

Connecticut Water shall continue to make investments in infrastructure replacement consistent with its approved WICA plan. Connecticut Water shall be allowed to continue to pursue recovery of eligible projects through WICA and apply WRA charges as authorized.

PURA has agreed to the request to reopen the rate proceeding. PURA issued a Proposed Final Decision on July 6, 2018 that rejected the settlement agreement, due to the proposed treatment of income tax expense resulting from the Tax Act. CTWS and the OCC each filed written exceptions to the draft decision and a hearing was held on a revised settlement agreement submitted from both parties that would include an adjustment to reflect the impacts of the Tax Act but at a lower dollar amount than recommended in the PURA draft decision. On August 15, 2018, PURA issued a final decision that accepted the conditions of the revised settlement agreement. The primary facets of the revised settlement agreement were the revenue requirements associated with the Rockville Water Treatment Plant, discussed above, the folding of previously approved WICA surcharges into base rates, which reset Connecticut Water’s WICA to zero, and resolution of CTWS’s obligations related to the Tax Act. Rates were effective retroactive to April 1, 2018.

Since 2013, Connecticut law has authorized a WRA to reconcile actual water revenues with the revenues projected in the last general rate case and allows companies to adjust rates as necessary to recover the revenues approved by PURA in the last general rate case. The WRA removes the financial disincentive for water utilities to develop and implement effective water conservation programs. The WRA allows water companies to defer on the balance sheet, as a regulatory asset or liability, for later collection from or crediting to customers the amount by which actual revenues deviate from the revenues allowed in the most recent general rate proceedings, including WICA proceedings. Additionally, projects eligible for WICA surcharges were expanded to include energy conservation projects, improvements required to comply with streamflow regulations and improvements to certain acquired systems.

Connecticut Water’s and HVWC’s allowed revenues for the year ended December 31, 2017 and the nine months ended September 30, 2018, as approved by PURA during each company’s most recent general rate case and including subsequently approved WICA surcharges, were approximately $80.7 million and $64.9 million, respectively. Through normal billing for the year ended December 31, 2017 and the nine months ended September 30, 2018, revenue for Connecticut Water and HVWC would have been approximately $76.4 million and $58.7 million, respectively, had the WRA not been implemented. As a result of the implementation of the WRA, Connecticut Water and HVWC recorded $4.3 million and $6.2 million in additional revenue for the year ended December 31, 2017 and the nine months ended September 30, 2018, respectively. Avon Water does not currently have PURA approval to apply the WRA surcharge to its customers’ bills, and therefore, does not currently use the WRA mechanism.

Maine Rates

In Maine, the overall, cumulative Water Infrastructure Charge, or WISC, for all divisions was 6.80% as of September 30, 2018. The WISC rates for the Biddeford and Saco division were reset to zero with the approval of the general rate increase discussed below.

On June 29, 2017, Maine Water filed for a rate increase in its Biddeford and Saco division. The rate request was for an approximate $1.6 million, or 25.1%, increase in revenues. The rate request was designed to recover higher operating expenses, depreciation and property taxes since Biddeford and Saco’s last rate increase in 2015. Maine Water and the Maine Office of the Public Advocate reached an agreement that increases annual revenue by $1.56 million. The agreement was approved by the MPUC on December 5, 2017, with new rates effective December 1, 2017.

In 2014 and 2015, Maine Water petitioned the MPUC for approval of accounting orders that would address (1) the return to its customers a federal income tax refund stemming from the adoption of the Internal Revenue Service Revenue Procedure 2012-19, or Repair Regulations, and (2) the treatment of any benefit resulting from the elimination of deferred tax liabilities previously recorded on these qualifying fixed assets that are now deducted under the Repair Regulations.

On February 26, 2015, the MPUC approved a stipulation between Maine Water and the Office of the Public Advocate that refunds $2.9 million to the customers of the eight divisions over a two-year period starting no later than July 1, 2015, and allows the flow-through treatment of the repair deduction as of January 1, 2014. In addition, Maine Water agreed not to file a general rate case during the two-year refund period in any of the eight divisions that were allowed the refund.

On June 22, 2015, the MPUC approved a settlement agreement between Maine Water and the Office of the Public Advocate that allowed for the amortization of the deferred tax liabilities over a one to nine year period, depending on the division. Maine Water commenced amortization per the agreed upon schedule.

With the completion of these two dockets, Maine Water recorded in the quarter ended June 30, 2015 the retroactive benefit associated with the flow-through of the Repair Regulations from January 1, 2014. The 2014 benefit, reflected in the second quarter of 2015, was approximately $931,000, or $0.09 per basic share outstanding.

A water revenue adjustment mechanism law in Maine became available to regulated water utilities in Maine on October 15, 2015. Maine Water is currently precluded from seeking new rates in the Biddeford and Saco division due to provisions in the settlement agreement with the MPUC. As the stay-out periods for other divisions expire, Maine Water expects to request usage of this mechanism as Maine Water files rate cases for those divisions.

CTWS’s Water Systems

As of December 31, 2017 , CTWS’s water infrastructure consisted of 77 noncontiguous water systems in the States of Connecticut and Maine. CTWS’s system, in total, consists of approximately 2,300 miles of water main and reservoir storage capacity of 9.4 billion gallons. The safe, dependable yield from CTWS’s 249 active wells and 25 surface water supplies is approximately 185 million gallons per day. Water sources vary among the individual systems, but overall approximately 80% of the total dependable yield comes from surface water supplies and 20% from wells.

For the year ended December 31, 2017, the Regulated Companies’ 135,645 connections consumed approximately 9.7 billion gallons of water, generating $107,054,000 in operating revenues. CTWS supplies water, and in most cases, fire protection to all or portions of 80 towns throughout Connecticut and Maine.

The following table breaks down the above total figures by customer class as of December 31, 2017, 2016 and 2015:

	2017	2016	2015
Customers:
Residential	118,493	111,494	110,254
Commercial	9,386	8,626	8,569
Industrial	536	479	478
Public Authority	1,072	948	964
Fire Protection	3,178	2,876	2,815
Other (including non-metered accounts)	2,980	545	553

Total	135,645	124,968	123,633

Water Revenues (in thousands):
Residential	$62,831	$59,884	$58,439
Commercial	13,676	12,250	11,816
Industrial	3,196	3,176	3,229
Public Authority	3,845	3,510	3,193
Fire Protection	20,235	18,486	18,016
Other (including non-metered accounts)	3,271	1,361	1,348

Total	$107,054	$98,667	$96,041

Customer Water Consumption (millions of gallons):
Residential	6,408	6,583	6,551
Commercial	2,026	1,954	1,941
Industrial	711	724	777
Public Authority	575	539	503

Total	9,720	9,800	9,772

The Regulated Companies own various small, discrete parcels of land that are no longer required for water supply purposes. At December 31, 2017, this land totaled over 600 acres. Over the past several years, CTWS has been disposing of these land parcels through sales and/or donations, primarily to towns and municipalities.

Competition

The Regulated Companies face competition from a few small privately-owned water systems operating within, or adjacent to, CTWS’s franchise areas and from municipal and public authority systems whose service areas in some cases overlap portions of CTWS’s franchise areas.

Employees

As of December 31, 2017, CTWS employed a total of 294 people. CTWS’s employees are not covered by collective bargaining agreements.

DESCRIPTION OF CAPITAL STOCK

General

The following summary description of our capital stock is based on the provisions of the DGCL our certificate of incorporation, as amended, and our bylaws, as amended. This description does not purport to be complete and is qualified in its entirety by reference to the full text of the DGCL, as it may be amended from time to time, and to the terms of our certificate of incorporation and bylaws, as each may be amended from time to time. As used in this “Description of Capital Stock,” the terms “SJW,” the “Company,” “we,” “our” and “us” refer to SJW Group, a Delaware corporation, and do not, unless otherwise specified, include our subsidiaries.

Our authorized capital stock consists of 36,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share.

As of September 30, 2018, 20,631,171 shares of our common stock were outstanding. In addition, 282,818 shares of our common stock were reserved for issuance under our 2014 Employee Stock Purchase Plan as of September 30, 2018, and 881,914 shares of our common stock were available under our Long-Term Incentive Plan and an additional 143,581 shares of our common stock were issuable under outstanding restricted stock units and deferred restricted stock units as of September 30, 2018. The principal market for our common stock is the NYSE, where our common stock trades under the symbol “SJW.”

Common Stock

Each holder of record of our common stock is entitled to one vote for each share held on every matter properly submitted to our stockholders for their vote. Holders of our common stock do not have cumulative voting rights. After satisfaction of any dividend rights of holders of any outstanding preferred stock, holders of common stock are entitled ratably to any dividend declared by our board of directors out of funds legally available for this purpose.

Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available, if any, after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Our common stock is not subject to further calls or assessments by SJW, and holders of our common stock have no preemptive, subscription, redemption, conversion or exchange rights and no sinking fund provisions.

The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

All outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

Our certificate of incorporation permits us to issue up to 1,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, subject to limitations prescribed by law, with such designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of preferred stock as our board of directors may determine, including without limitation, the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

Our board of directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in our certificate of incorporation or the resolution of our board of directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Our common stock is subject to the express terms of any preferred stock. Our board of directors may issue preferred stock with voting, dividend, liquidation and other rights that could adversely affect the relative rights of the holders of our common stock.

Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Other Agreements

Some provisions of Delaware law and our certificate of incorporation and bylaws may have an anti-takeover effect and may delay, defer or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders. In particular, these provisions may frustrate or prevent any attempts by stockholders of SJW to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of management.

A description of these provisions is set forth below.

Blank Check Preferred

As described above, our board of directors is authorized to create and issue from time to time, without stockholder approval, up to an aggregate of 1,000,000 shares of preferred stock in one or more series and to establish the number of shares of any series of preferred stock and to fix the designations, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions of the shares of each series. The authority to designate preferred stock may be used to issue series of preferred stock, or rights to acquire preferred stock, that could dilute the interest of, or impair the voting power of, holders of our common stock or could also be used as a method of determining, delaying or preventing a change of control.

Meetings and Elections of Directors

Special Meetings of Stockholders. Our certificate of incorporation and bylaws limit the ability of stockholders to call a special meeting of stockholders to only stockholders holding not less than 20% of outstanding voting power. In particular, our certificate of incorporation and bylaws provide that special meetings of the stockholders may be called at any time by the chairman of the board, by the president, by resolution of our board of directors adopted by a majority of the total number of authorized directors (regardless of any vacancy), or by stockholders holding 20% or more of our voting power.

Stockholder Action by Written Consent. Our certificate of incorporation and bylaws provide that any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. However, directors may not be elected by written consent except by unanimous written consent of all shares entitled to vote for the election of directors.

Vacancies. Our certificate of incorporation and bylaws provide that vacancies occurring on our board of directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of our board of directors, although less than a quorum, or by a sole remaining director, at any meeting of our board of directors. A person so elected by our board of directors to fill a vacancy or newly created directorship shall hold office until the next succeeding annual meeting of stockholders and until his or her successor shall be duly elected and qualified or until his or her earlier resignation or removal.

From and after the closing of the CTWS Acquisition, the board of directors of SJW will be expanded by two seats with the two new vacancies to be filled by two current CTWS directors to be selected by SJW.

No Cumulative Voting

Our certificate of incorporation prohibits cumulative voting in the election of directors.

Interested Stockholder Transaction and Business Combination

The provisions of Section 203 of the DGCL govern SJW. Section 203 of DGCL prohibits, subject to certain exceptions, a Delaware corporation from engaging in a business combination with an interested stockholder (i.e., a stockholder acquiring 15% or more of the outstanding voting stock) for three years following the date that such stockholder becomes an interested stockholder without approval of our board of directors. Section 203 makes certain types of unfriendly or hostile corporate takeovers, or other non-board approved transactions involving a corporation and one or more of its significant stockholders, more difficult by prohibiting large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us for a certain period of time without the consent of our board of directors. Delaware companies may opt out of Section 203 if the original certificate of incorporation expressly elects not to be governed by Section 203. Our certificate of incorporation and bylaws do not “opt out” of Section 203.

Exclusive Delaware Forum

Our certificate of incorporation provides that unless SJW consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of SJW, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of SJW to SJW or SJW’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the State of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

Advance Notice Bylaws

Our bylaws contain an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to our board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given SJW’s corporate secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the annual meeting. Our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of SJW.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “SJW.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a summary of the U.S. federal income tax considerations generally applicable to the ownership and disposition of our common stock acquired in this offering by a Non-U.S. Holder (as defined below) as of the date hereof. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” applicable U.S. Treasury regulations, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service, or IRS, each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this summary.

For purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes, neither a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) nor any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. A holder of our common stock that is a partnership and partners in such a partnership are urged to consult their tax advisors about the U.S. federal income tax considerations applicable to them in their particular circumstances.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to particular Non-U.S. Holders in light of their individual circumstances, including Non-U.S. Holders that are subject to special rules, such as U.S. expatriates, banks or other financial institutions, insurance companies, brokers or dealers in securities or currencies, traders that elect to mark-to-market their securities, controlled foreign corporations, passive foreign investment companies, Non-U.S. Holders subject to the alternative minimum tax, Non-U.S. Holders that currently own or have owned (actually or constructively) more than 5% of our common stock, or Non-U.S. Holders who hold shares of our common stock as part of a straddle, hedge, conversion transaction or other integrated investment. Such Non-U.S. Holders should consult their tax advisors to determine the U.S. federal, state, local and non-U.S. tax considerations applicable to the ownership and disposition of our common stock that may be relevant to them.

This summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations or the Medicare tax imposed on certain net investment income. In addition, this summary applies only to Non-U.S. Holders that hold our common stock as a capital asset within the meaning of the Code (generally, property held for investment purposes).

EACH NON-U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO IT OF OWNING AND DISPOSING OF OUR COMMON STOCK.

Distributions on Common Stock

Distributions with respect to our common stock will generally be treated as dividend income to the extent such distributions are paid from our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. If a distribution exceeds our current and accumulated earnings and profits, the excess will generally be treated first as a return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in our common stock (and will reduce the Non-U.S. Holder’s basis in such common stock) and thereafter as capital gain from the sale or exchange of such common stock, subject to the tax treatment described below in “—Sale, Exchange, or Other Taxable Disposition of Common Stock.” Generally, the gross amount of dividends paid to Non-U.S. Holders will be subject to withholding of U.S. federal income tax at a rate of 30% or at a lower rate if an applicable income tax treaty so provides and we (or our agent) have received proper certification as to the application of that treaty.

Dividends that are “effectively connected” with a Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the Non-U.S. Holder) are generally subject to U.S. federal income tax on a net basis at regular graduated rates, in the same manner as if the Non-U.S. Holder were a United States person (as defined in the Code), and are exempt from the 30% withholding tax described above, provided that certain certification requirements are satisfied. Any such effectively connected dividends received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

To claim the benefits of an applicable income tax treaty or an exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States, a Non-U.S. Holder will generally be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (if the holder is claiming the benefits of an income tax treaty) or IRS Form W-8ECI (for income effectively connected with the conduct of a trade or business in the United States) or other suitable form. A Non-U.S. Holder eligible for a reduced rate of withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the specific manner of claiming the benefits of the treaty.

Sale, Exchange, or Other Taxable Disposition of Common Stock

Subject to the discussion below on Foreign Account Tax Compliance Act withholding, a Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax with respect to gain realized on the sale, exchange, or other taxable disposition of our common stock, unless:

•

in the case of a Non-U.S. Holder that is a non-resident alien individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale, exchange, or other taxable disposition, and certain other conditions are met;

•

the gain is “effectively connected” with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable treaty, the gain is attributable to a U.S. permanent establishment of such Non-U.S. Holder); or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of such sale, exchange, or other taxable disposition or the period that such Non-U.S. Holder held such common stock and either (a) our common stock was not treated as regularly traded on an established securities market during a relevant period in the calendar year in which the sale, exchange, or other taxable disposition occurs, or (b) such Non-U.S. Holder owns or owned (actually or constructively) more than 5% of our common stock at any time during the shorter of the two periods described above.

If gain realized on the sale, exchange, or other taxable disposition of our common stock is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such Non-U.S. Holder), such Non-U.S. Holder will generally be subject to U.S. federal income tax on the net gain from the disposition of our common stock at regular graduated rates in the same manner as if such Non-U.S. Holder were a United States person as defined in the Code. In the case of a Non-U.S. Holder that is a foreign corporation, such gain may also be subject to an additional branch profits tax rate of 30% (or a lower applicable treaty rate). If a Non-U.S. Holder is an individual that is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, the Non-U.S. Holder will generally be subject to U.S. federal income tax at a rate of 30% (unless otherwise provided by an applicable treaty) on any capital gain recognized on the disposition of our common stock, which may be offset by certain U.S.-source capital losses.

Foreign Account Tax Compliance Act

Withholding at a rate of 30% will generally be required in certain circumstances on dividends in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, shares of our common stock held by or through certain financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities or (iii) qualifies for an exemption. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, our common stock held by a Non-U.S. Holder that is a non-financial non-U.S. entity that does not qualify under certain exceptions generally will be subject to withholding at a rate of 30%, unless such entity either (x) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (y) provides certain information regarding the entity’s “substantial United States owners,” which information the applicable withholding agent will be required in turn to provide to the U.S. Department of Treasury. Prospective investors should consult their tax advisors regarding the possible implications of these rules on their investment in our common stock.

Information Reporting

We are required to report annually to the IRS and to each Non-U.S. Holder the amount of any dividends paid to such Non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of the information returns reporting such dividends and the amount withheld may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty. Non-U.S. Holders will generally be required to comply with certain certification procedures to establish that they are not U.S. persons in order to avoid information reporting with respect to proceeds received by such Non-U.S. Holders on the sale, exchange, or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related financial intermediaries.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of shares of our common stock by (i) employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other U.S. or non-U.S. federal, state, local or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and (iii) entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each as described in clauses (i), (ii) and (iii) referred to herein as a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (each, a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Covered Plan or the management or disposition of the assets of such a Covered Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the Covered Plan.

In considering an investment in shares of our common stock with the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available, of which there are many. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Covered Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and/or the Code. Fiduciaries of Covered Plans considering acquiring our common stock in reliance on an exemption should carefully review the exemption to assure it is applicable.

Non-U.S. plans (as described in Section 4(b)(4) of ERISA), governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA), while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of ERISA and Section 4975 of the Code, may nevertheless be subject to Similar Laws. Fiduciaries of any such plans should consult with their counsel before purchasing shares of our common stock to determine the need for, and the availability of, any exemptive relief under applicable Similar Law.

Representation

Accordingly, by acceptance of shares of our common stock, each purchaser and subsequent transferee of the shares of common stock will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire shares of our common stock constitutes assets of any Plan or (ii) the purchase of shares of our common stock by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing shares of our common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of shares of our common stock.

Purchasers of shares of common stock have the exclusive responsibility for ensuring that their purchase complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. In this regard, neither this discussion nor anything provided in this Prospectus Supplement is or is intended to be investment advice directed at any potential Plan purchasers, or at Plan purchasers generally, and such purchasers of any shares or our common stock should consult and rely on their own counsel and advisers as to whether an investment in our common stock is suitable for the Plan.

UNDERWRITING

We and the underwriters for this offering named below have entered into an underwriting agreement dated as of the date of this prospectus supplement with respect to the shares of common stock being offered under this prospectus supplement. J.P. Morgan Securities LLC, Barclays Capital Inc., RBC Capital Markets, LLC and UBS Securities LLC, are acting as the representatives of each of the underwriters of this offering. Under the terms and subject to the conditions contained in the underwriting agreement, each underwriter has severally agreed to purchase, and we have agreed to sell, the number of shares of our common stock set forth opposite the underwriter’s name:

Underwriter	Number of shares
J.P. Morgan Securities LLC	3,375,000
Barclays Capital Inc.	1,012,500
RBC Capital Markets, LLC	1,012,500
UBS Securities LLC	1,012,500
Janney Montgomery Scott LLC	202,500
Macquarie Capital (USA) Inc.	135,000

Total	6,750,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to certain conditions precedent. The underwriting agreement also provides that the underwriters are obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the underwriters’ option to purchase additional shares described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of common stock to the public initially at the public offering price on the cover page of this prospectus supplement and to certain dealers at the public offering price less a selling concession of up to $1.1550 per share. After the public offering, the representatives may change the public offering price and selling concession. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

Option to Purchase Additional Shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,012,500 additional shares of common stock from us at the public offering price less the underwriting discounts and commissions. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.

Discounts and Expenses

We estimate that we will have approximately $1.54 million of expenses, including registration, filing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, payable by us incident to the performance of our obligations under the underwriting agreement. We have also agreed to reimburse the underwriters for certain expenses of up to approximately $25,000 related to this offering.

The following table summarizes the compensation we will pay:

	Per share	Total
		Without option exercise	With full option exercise
Underwriting discounts and commissions paid by us	$1.925	$12,993,750	$14,942,813

A prospectus supplement in electronic format may be made available on the websites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering, and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

No Sales of Similar Securities

We have agreed that, subject to certain exceptions, we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with, or submit to, the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of our common stock or such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), without the prior written consent of J.P. Morgan Securities LLC, for a period of 90 days after the date of this prospectus supplement.

Our directors and executive officers have entered into lock up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with certain exceptions, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities LLC, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors and executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

Indemnification

We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

Underwriter Activities

In connection with this offering, the underwriters may engage in stabilizing transactions, which involve making bids for, purchasing and selling shares of our common stock in the open market for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These stabilizing transactions may include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares of common stock, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through their option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock, and, as a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over the counter market or otherwise.

Selling Restrictions

Notice to prospective investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to prospective investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state, no offer of shares which are the subject of the offering contemplated by this prospectus may be made to the public in that Relevant Member State other than:

•	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

•

to fewer than 150 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), as permitted under the Prospectus Directive, per Relevant Member State, subject to obtaining the prior consent of the representatives; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or a supplemental prospectus pursuant to Article 16 of the Prospectus Directive and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the underwriters and us that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will also be deemed to have represented, warranted and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to offering those to the public, other than their offer or resale in a Relevant Member State to “qualified investors” as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

We, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements. Notwithstanding the above, a person who is not a “qualified investor” and who has notified the underwriters of such fact in writing may, with the prior consent of the representatives, be permitted to acquire shares in the offer.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that member state. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in the Relevant Member State.

Notice to prospective investors in the United Kingdom

In the United Kingdom, this prospectus is being distributed only to, and is directed only at, persons who are “qualified investors” (as defined in the Prospectus Directive) who are (i) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute it, all such persons together being referred to as “Relevant Persons.” The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with Relevant Persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement or its contents. The shares are not being offered to the public in the United Kingdom.

Notice to prospective investors in France

Neither this prospectus supplement, the accompanying prospectus nor any other offering material relating to the shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement, the accompanying prospectus nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to prospective investors in Hong Kong

The shares have not been offered or sold, and will not be offered or sold in Hong Kong, by means of any document other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance, or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

WARNING—the contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in doubt about any of the contents of this document, you should obtain independent professional advice.

Notice to prospective investors in Japan

The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to prospective investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law;

•	as specified in Section 276(7) of the SFA; or

•	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to prospective investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to prospective investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Markets Rules of 2012 of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to prospective investors in Australia

This prospectus:

•	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•

does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of issue of the shares, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Certain Relationships

Certain of the underwriters and their respective affiliates have performed, and may in the future perform, various commercial and investment banking, financial advisory and other services for us, our affiliates and our officers in the ordinary course of business, for which they received, and may receive, customary fees and reimbursement of expenses. In particular, J.P. Morgan Securities LLC, one of the underwriters, is acting as financial advisor to us in connection with the CTWS Acquisition. Affiliates of J.P. Morgan Securities, LLC, Barclays Capital Inc., RBC Capital Markets, LLC and UBS Securities LLC are also lenders under the Bridge Facility. In addition, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, acts as lender to San Jose Water Company under the Credit Agreement, dated June 1, 2016.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

The validity of the shares of common stock offered by the Company in this prospectus supplement will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. Certain legal matters relating to this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements of SJW Group as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 have been incorporated by reference herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Connecticut Water Service, Inc. as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, financial statement schedule for the three-year period ending December 31, 2017 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 have been incorporated by reference herein from SJW Group’s Current Report on Form 8-K dated November 26, 2018 in reliance upon the report of Baker Tilly Virchow Krause, LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Prospectus

Common Stock

We may offer, issue and sell, from time to time, in one or more offerings, shares of our common stock. We also refer to the shares of common stock as the “securities” in this prospectus.

We will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Investing in our securities involves a number of risks. See “Risk Factors” on page 4 before you make your investment decision.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to purchasers. These securities also may be resold by selling securityholders. If required, the prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Our common stock is listed on the New York Stock Exchange under the trading symbol “SJW.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 26, 2018

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. Under this process, we may sell from time to time the securities described in this prospectus. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the additional information described under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

When used in this prospectus, the terms “SJW,” the “Company,” “we,” “our” and “us” refer to SJW Group and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our SEC filings are available to the public at the SEC’s website at www.sec.gov.

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement, any subsequently filed document deemed incorporated by reference or any free writing prospectus prepared by or on behalf of us. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K and Item 9.01 related thereto).

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 27, 2018;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 from our definitive proxy statement on Schedule 14A, filed with the SEC on March 6, 2018;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, filed with the SEC on May 8, 2018, July 27, 2018 and October 26, 2018;

•

our Current Reports on Form 8-K, filed with the SEC on January 4, 2018, March 15, 2018 (Item 1.01 and Exhibits 10.1, 10.2 and 10.3 referenced in Item 9.01 therein only), March 22, 2018, April 26, 2018 (Item 5.07 only), May 31, 2018 (other than Item 7.01), August 6, 2018 (Item 1.01 and Exhibit 2.1 referenced in Item 9.01 therein only) and November 26, 2018; and

•

the description of our common stock contained in our Registration Statement on Form 8-A/A, filed with the SEC on November 15, 2016, and any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering also shall be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 and any related Item 9.01 of Form 8-K.

If requested, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents. To obtain a copy of these filings at no cost, you may write or telephone us at the following address:

SJW Group

110 West Taylor Street

San Jose, California 95110

Attention: General Counsel and Corporate Secretary

Telephone: (408) 279-7800

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement or free writing prospectus and any documents incorporated by reference herein or therein contain statements that are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements can often be identified by the use of forward-looking language such as “may,” “should,” “believes,” “expects,” “anticipates,” “plans,” “estimates,” “intends,” “projects,” “goals,” “objectives,” or other similar expressions. Our actual results, performance or achievements could be materially different from the results expressed in, or implied by, forward-looking statements. Forward-looking statements are subject to risks and uncertainties, including but not limited to the risks described in this prospectus, any accompanying prospectus supplement or free writing prospectus and any documents incorporated by reference, including the “Risk Factors” sections of this prospectus, any accompanying prospectus supplement or free writing prospectus and our reports and other documents filed with the SEC. When considering forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference.

There can be no assurance that other factors not currently anticipated by us will not materially and adversely affect our business, financial condition and results of operations. You are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf. Please take into account that forward-looking statements speak only as of the date of this prospectus or, in the case of any accompanying prospectus supplement or free writing prospectus or documents incorporated by reference, the date of any such document. Except as required by applicable law, we do not undertake any obligation to publicly correct or update any forward-looking statement.

THE COMPANY

SJW is a holding company that conducts its business in the United States through three wholly owned subsidiaries, namely, San Jose Water Company, SJWTX, Inc. (which does business as Canyon Lake Water Service Company) and SJW Land Company. San Jose Water Company and Canyon Lake Water Service Company are public utilities regulated by the California Public Utilities Commission and Public Utilities Commission of Texas, respectively, and operate within a service area approved by the regulators.

San Jose Water Company is a public utility that provides water service to a population of approximately one million people in an area comprising approximately 138 square miles in the metropolitan San Jose, California area. SJWTX, Inc. is another public utility that provides water service to approximately 48,000 people in an area comprising approximately 246 square miles in western Comal County and southern Blanco County in the growing region between San Antonio and Austin, Texas. In addition, SJWTX, Inc. has a 25% interest in Acequia Water Supply Corporation, which has been consolidated with SJWTX, Inc. in our consolidated financial statements. The principal business of these water utility services consists of the production, purchase, storage, purification, distribution, wholesale, and retail sale of water. San Jose Water Company also provides non-tariffed services under agreements with municipalities and other utilities. These non-tariffed services include water system operations, maintenance agreements and antenna site leases.

SJW Land Company owns an undeveloped real estate property, commercial and warehouse properties in Tennessee. SJW Land Company also has a 70% limited partnership interest in 444 West Santa Clara Street, L.P., which sold all of its interests in the commercial building and land the partnership owned and operated on April 6, 2017.

The principal executive offices of SJW are located at 110 West Taylor Street, San Jose, California 95110. Its telephone number is (408) 279-7800, and its Internet address is www.sjwgroup.com. The information on, accessible from or hyperlinked to, our website (other than the SEC filings expressly incorporated herein under “Where You Can Find More Information”) is not incorporated by reference in this prospectus or any accompanying prospectus supplement, and you should not consider it a part of this prospectus or any accompanying prospectus supplement.

RISK FACTORS

Investing in the securities involves risk. See the risk factors described in our most recent Annual Report on Form 10-K (together with any material changes thereto contained in subsequently filed Quarterly Reports on Form 10-Q) and those contained in our other filings with the SEC that are incorporated by reference in this prospectus and any accompanying prospectus supplement or free writing prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any accompanying prospectus supplement or free writing prospectus. These risks could materially affect our business, financial condition or results of operations and cause the value of our securities to decline. You could lose all or part of your investment.

USE OF PROCEEDS

Except as otherwise set forth in any accompanying prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes, including the financing of our operations, the possible repayment of indebtedness, and possible business acquisitions.

Unless set forth in an accompanying prospectus supplement, we will not receive any proceeds in the event that securities are sold by a selling securityholder.

The following summary description is not meant to be a complete description of our common stock. At the time of any offering and sale, this prospectus together with the accompanying prospectus supplement will contain the material terms of the securities being offered.

DESCRIPTION OF CAPITAL STOCK

General

The following summary description of our capital stock is based on the provisions of the Delaware General Corporation Law (the “DGCL”), our certificate of incorporation, as amended, and our bylaws, as amended. This description does not purport to be complete and is qualified in its entirety by reference to the full text of the DGCL, as it may be amended from time to time, and to the terms of our certificate of incorporation and bylaws, as each may be amended from time to time, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” As used in this “Description of Capital Stock,” the terms “SJW,” the “Company,” “we,” “our” and “us” refer to SJW Group, a Delaware corporation, and do not, unless otherwise specified, include our subsidiaries.

Our authorized capital stock consists of 36,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

Each holder of record of our common stock is entitled to one vote for each share held on every matter properly submitted to our stockholders for their vote. Holders of our common stock do not have cumulative voting rights. After satisfaction of any dividend rights of holders of any outstanding preferred stock, holders of common stock are entitled ratably to any dividend declared by our board of directors out of funds legally available for this purpose.

Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available, if any, after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Our common stock is not subject to further calls or assessments by SJW, and holders of our common stock have no preemptive, subscription, redemption, conversion or exchange rights and no sinking fund provisions.

The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

All outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

Our certificate of incorporation permits us to issue up to 1,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, subject to limitations prescribed by law, with such designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of preferred stock as our board of directors may determine, including without limitation, the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

Our board of directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in our certificate of incorporation or the resolution of our board of directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Our common stock is subject to the express terms of any preferred stock. Our board of directors may issue preferred stock with voting, dividend, liquidation and other rights that could adversely affect the relative rights of the holders of our common stock.

Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Other Agreements

Some provisions of Delaware law and our certificate of incorporation and bylaws may have an anti-takeover effect and may delay, defer or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders. In particular, these provisions may frustrate or prevent any attempts by stockholders of SJW to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of management.

A description of these provisions is set forth below.

Blank Check Preferred

As described above, our board of directors is authorized to create and issue from time to time, without stockholder approval, up to an aggregate of 1,000,000 shares of preferred stock in one or more series and to establish the number of shares of any series of preferred stock and to fix the designations, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions of the shares of each series. The authority to designate preferred stock may be used to issue series of preferred stock, or rights to acquire preferred stock, that could dilute the interest of, or impair the voting power of, holders of our common stock or could also be used as a method of determining, delaying or preventing a change of control.

Meetings and Elections of Directors

Special Meetings of Stockholders. Our certificate of incorporation and bylaws limit the ability of stockholders to call a special meeting of stockholders to only stockholders holding not less than 20% of outstanding voting power. In particular, our certificate of incorporation and bylaws provide that special meetings of the stockholders may be called at any time by the chairman of the board, by the president, by resolution of our board of directors adopted by a majority of the total number of authorized directors (regardless of any vacancy), or by stockholders holding 20% or more of our voting power.

Stockholder Action by Written Consent. Our certificate of incorporation and bylaws provide that any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. However, directors may not be elected by written consent except by unanimous written consent of all shares entitled to vote for the election of directors.

Vacancies. Our certificate of incorporation and bylaws provide that vacancies occurring on our board of directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of our board of directors, although less than a quorum, or by a sole remaining director, at any meeting of our board of directors. A person so elected by our board of directors to fill a vacancy or newly created directorship shall hold office until the next succeeding annual meeting of stockholders and until his or her successor shall be duly elected and qualified or until his or her earlier resignation or removal.

No Cumulative Voting

Our certificate of incorporation prohibits cumulative voting in the election of directors.

Interested Stockholder Transaction and Business Combination

The provisions of Section 203 of the DGCL govern SJW. Section 203 of DGCL prohibits, subject to certain exceptions, a Delaware corporation from engaging in a business combination with an interested stockholder (i.e., a stockholder acquiring 15% or more of the outstanding voting stock) for three years following the date that such stockholder becomes an interested stockholder without approval of our board of directors. Section 203 makes certain types of unfriendly or hostile corporate takeovers, or other non-board approved transactions involving a corporation and one or more of its significant stockholders, more difficult by prohibiting large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us for a certain period of time without the consent of our board of directors. Delaware companies may opt out of Section 203 if the original certificate of incorporation expressly elects not to be governed by Section 203. Our certificate of incorporation and bylaws do not “opt out” of Section 203.

Exclusive Delaware Forum

Our certificate of incorporation provides that unless SJW consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of SJW, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of SJW to SJW or SJW’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the State of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

Advance Notice Bylaws

Our bylaws contain an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to our board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given SJW’s corporate secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the annual meeting. Our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of SJW.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “SJW.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act which are incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION

We and any selling securityholder may offer and sell the securities covered by this prospectus from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices, by a variety of methods, including the following:

•	through agents;

•	to or through underwriters;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) under the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	through brokers or dealers;

•	directly by us or any selling securityholders to purchasers, including through a specific bidding, auction or other process; or

•	through a combination of any of these methods of sale.

Registration of the securities covered by this prospectus does not mean that those securities necessarily will be offered or sold.

In effecting sales, brokers or dealers engaged by us may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

•	purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker-dealer solicits purchasers.

In addition, we and any selling securityholder may sell any securities covered by this prospectus in private transactions or under Rule 144 of the Securities Act rather than pursuant to this prospectus.

We may sell offered securities through agents designated by us from time to time. Any agent in the offer or sale of the securities for which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth, in the applicable prospectus supplement. Unless indicated in such prospectus supplement, the agents will have agreed to use their reasonable best efforts to solicit purchases for the period of their appointment.

In connection with the sale of securities covered by this prospectus, broker-dealers may receive commissions or other compensation from us in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the securities for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from us or from purchasers of the securities for whom they act as agents. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, broker-dealers agents or other persons acting on our behalf that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers agents or other persons may be deemed to be underwriting discounts and commissions under the Securities Act.

In connection with the distribution of the securities covered by this prospectus or otherwise, we or any selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with us or any selling stockholder. We or any selling stockholder may also sell securities short and deliver the securities offered by this prospectus to close out our short positions. We or any selling securityholder may also enter into option or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. We or any selling securityholder may also from time to time pledge our securities pursuant to the margin provisions of our customer agreements with our brokers. Upon our default, the broker may offer and sell such pledged securities from time to time pursuant to this prospectus, as supplemented or amended to reflect such transaction.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus forms a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is satisfied.

In connection with an underwritten offering, we and any selling stockholder would execute an underwriting agreement with an underwriter or underwriters. Unless otherwise indicated in the revised prospectus or applicable prospectus supplement, such underwriting agreement would provide that the obligations of the underwriter or underwriters are subject to certain conditions precedent, and that the underwriter or underwriters with respect to a sale of the covered securities will be obligated to purchase all of the covered securities, if any such securities are purchased. We or any selling securityholder may grant to the underwriter or underwriters an option to purchase additional securities at the public offering price, less any underwriting discount, as may be set forth in the revised prospectus or applicable prospectus supplement. If we or any selling securityholder grants any such option, the terms of that option will be set forth in the revised prospectus or applicable prospectus supplement.

To the extent that we make sales through one or more underwriters or agents in at the market offerings, we will do so pursuant to the terms of a sales agency financing agreement or other at the market offering arrangement between us and the underwriters or agents. If we engage in at the market sales pursuant to any such agreement, we will issue and sell our securities through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell securities on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any securities sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined as of the date of this prospectus. Pursuant to the terms of the agreement, we may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such agreement will be set forth in more detail in a prospectus supplement.

Underwriters, agents, brokers or dealers may be entitled, pursuant to relevant agreements entered into with us, to indemnification by us or any selling securityholder against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the underwriters, agents, brokers or dealers may be required to make.

LEGAL MATTERS

Unless otherwise indicated in any accompanying prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP will provide opinions regarding the authorization and validity of the securities. Skadden, Arps, Slate, Meagher & Flom LLP may also provide opinions regarding certain other matters. Any underwriters will be advised about legal matters by their own counsel, which will be named in an accompanying prospectus supplement.

EXPERTS

The consolidated financial statements of SJW Group as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 have been incorporated by reference herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Connecticut Water Service, Inc. as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, financial statement schedule for the three-year period ending December 31, 2017 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 have been incorporated by reference herein from SJW Group’s Current Report on Form 8-K dated November 26, 2018 in reliance upon the report of Baker Tilly Virchow Krause, LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

6,750,000 shares

Common stock

Prospectus supplement

Joint book-running managers

J.P. Morgan

Barclays

RBC Capital Markets

UBS Investment Bank

Co-managers

Janney Montgomery Scott

Macquarie Capital

November 28, 2018